Exhibit 99.1

The rules of the Securities and Exchange Commission (the “SEC”) require that when a registrant prepares, on or after the date a registrant reports a discontinued operation, a new registration, proxy or information statement (or amends a previously filed registration, proxy or information statement) that includes or incorporates by reference financial statements, the registrant must recast the prior period annual and relevant interim financial statements included or incorporated by reference in the registration, proxy or information statement to reflect the discontinued operation. Accordingly, we are filing this Form 8-K to recast our consolidated financial statements for each of the three years in the period ended December 31, 2005 and the three months ended March 31, 2006 and 2005, to reflect the presentation of our local communications business as discontinued operations.

The information provided in this Exhibit 99.1 does not reflect events occurring after the filing of the original Form 10-K for the year ended December 31, 2005, as amended (the “Form 10-K”), and does not modify or update the disclosures therein, other than as required to reflect the changes in discontinued operations described above and set forth below. For example, the information provided in this Exhibit 99.1 does not update the disclosures contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K, other than as required to reflect the presentation of our local communications business as discontinued operations. Significant developments with respect to those disclosures, including trends relating to subscribers and average revenue per subscriber, as well as other changes to our business, have occurred and are described in subsequent filings with the SEC, including our Form 10-Q for the period ended June 30, 2006 and Current Reports on Form 8-K filed subsequently to the Form 10-K.

Item 6. Selected Financial Data

The 2005 data presented below is not comparable to that of the prior periods as a result of our acquisitions during the year, particularly the acquisition of Nextel, which closed in August 2005. The acquired companies’ financial results subsequent to their acquisition dates are included in our consolidated financial statements.

	Year Ended December 31,
	(in millions, except per share amounts)
	2005	2004	2003	2002	2001
Results of Operations
Net operating revenues	$28,789	$21,647	$20,414	$20,889	$19,595
Depreciation	3,864	3,651	3,909	3,744	3,089
Amortization	1,336	7	1	4	382
Operating income (loss)(1)(2)	2,141	(1,999)	(729)	417	(2,582)
Income (loss) from continuing operations(1)(2)	821	(2,006)	(1,306)	(522)	(2,632)
Discontinued operations, net	980	994	2,338	1,132	1,183

Earnings (Loss) per Share and Dividends
Basic earnings (loss) per common share from continuing operations(1)(2)(3)(4)	0.40	(1.40)	(0.92)	(0.38)	(1.91)
Basic earnings per common share from discontinued operations	0.48	0.69	1.65	0.81	0.86
Basic (loss) earnings per common share from cumulative effect of change in accounting principle	(0.01)	—	0.18	—	—
Diluted earnings (loss) per common share from continuing operations(1)(2)(3)(4)	0.40	(1.40)	(0.92)	(0.38)	(1.91)
Diluted earnings per common share from discontinued operations	0.48	0.69	1.65	0.81	0.86
Diluted (loss) earnings per common share from cumulative effect of change in accounting principle	(0.01)	—	0.18	—	—
Dividends per common share(5)(6)	0.30	Note 6	Note 6	Note 6	Note 6

Financial Position
Total assets	$102,580	$41,321	$42,675	$45,113	$45,619
Property, plant and equipment, net	23,329	14,662	19,130	21,127	21,423
Intangible assets, net	49,307	7,809	7,788	9,019	9,034
Total debt and capital lease obligations (including equity unit notes)	25,014	16,425	18,243	20,853	21,266
Redeemable preferred stock	247	247	247	256	256
Shareholders’ equity	51,937	13,521	13,113	12,108	12,450

Cash Flow Data
Net cash from continuing operating activities	$8,655	$4,478	$4,141	$3,869	$2,199
Capital expenditures	5,057	3,980	3,797	4,821	8,982

The tables above set forth selected consolidated financial data for the periods or as of the dates indicated and should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing in this Exhibit 99.1 to the Form 8-K. Highlighted below are certain transactions and factors that may be significant to an understanding of our financial condition and comparability of results of operations.

(1)	In 2005, we recorded net charges reducing our operating income by $724 million and income from continuing operations by $446 million. These charges related to merger and integration costs, asset impairments, restructurings, and hurricane - related costs.

In 2004, we recorded charges reducing our operating income by $3.7 billion to an operating loss and reducing income from continuing operations by $2.3 billion to an overall loss from continuing operations. The charges related primarily to restructurings and a Long Distance network impairment, partially offset by recoveries of fully reserved MCI (now Verizon) receivables.

In 2003, we recorded net charges reducing our operating income by $1.9 billion and reducing income from continuing operations by $1.2 billion, resulting in an overall loss from continuing operations. The charges related primarily to restructurings, asset impairments, and executive separation agreements, offset by recoveries of fully reserved MCI (now Verizon) receivables.

In 2002, we recorded charges reducing our operating income by $318 million and reducing income from continuing operations by $200 million. The charges related primarily to restructurings, asset impairments and expected loss on WorldCom (now Verizon) receivables.

In 2001, we recorded charges reducing our operating income by $1.7 billion to an operating loss and increasing the loss from continuing operations by $1.1 billion. The charges related primarily to restructuring and asset impairments.

(2)	We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.
(3)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are antidilutive, both basic loss per share and diluted loss per share from continuing operations reflect the same calculation for the years ended December 31, 2004, 2003, 2002 and 2001.
(4)	All per share amounts have been restated, for all periods before 2004, to reflect the recombination of our common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.50 shares of our common stock for each share of PCS common stock). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employees stock purchase plan shares, convertible preferred stock, and restricted stock units) to determine diluted weighted average shares on a consolidated basis.
(5)	In the first and second quarter 2005, a dividend of $0.125 per share was paid. In the third and fourth quarter 2005, the dividend was $0.025 per share.
(6)	Before the recombination of our two tracking stocks, shares of PCS common stock did not receive dividends. For each of the four years ended December 31, 2004 and prior, shares of our common stock (before the conversion of shares of PCS common stock) received dividends of $0.50 per share. In the first quarter 2004, shares of our common stock (before the conversion of shares of PCS common stock) received a dividend of $0.125 per share. In the second, third and fourth quarter 2004, shares of our common stock, which included shares resulting from the conversion of shares of PCS common stock, received quarterly dividends of $0.125 per share.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

We include certain estimates, projections and other forward-looking statements in this annual report and in our quarterly and current reports, and in other publicly available material. Statements regarding expectations, including performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements.

These statements reflect management’s judgments based on available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the uncertainties related to the benefits of the Sprint-Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the impact of the spin-off of Embarq;

•	the effects of vigorous competition and the overall demand for our service offerings in the markets in which we operate and the impact of new, emerging and competing technologies on our business;

•	the costs and business risks associated with providing new services and entering new markets;

•	the impact of potential adverse change in the ratings afforded our debt securities by ratings agencies;

•	the ability of our Wireless segment to continue to grow and improve profitability;

•	the ability of our Long Distance segment to achieve expected revenues;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to our investments in networks, systems and other businesses;

•	the uncertainties related to the implementation of our business strategies;

•	unexpected results of litigation filed against us;

•	a significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our iDEN network;

•	the impact of adverse network performance, including any performance issues resulting from the reconfiguration of the 800 MHz band of our iDEN network contemplated by the Report and Order;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order and deployment of E911 services on the iDEN network;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	inability of third parties to perform to our requirements under agreements related to business operations;

•	one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced in this Exhibit 99.1 to the Form 8-K, our annual report on Form 10-K for the year ended December 31, 2005, as amended, including in Part I, Item 1A, “Risk Factors”, and from time to time in other filings of ours with the SEC

The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this report. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report, including unforeseen events.

Overview

We are a global communications company offering a comprehensive suite of wireless and wireline communications products and services that are designed to meet the needs of our targeted customer groups: individuals and business and government customers. Although our operations are divided into two lines of business, wireless and long distance, we have organized our sales and distribution efforts to focus on the needs of two distinct customer types – individuals, and businesses and government agencies, which enable us to create customer-focused communications solutions that can incorporate any of our wireless and wireline services. We are one of the three largest wireless companies in the United States based on the number of wireless subscribers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone.

Nextel Merger and Local Communications Business Spin-off

On August 12, 2005, a subsidiary of our company merged with Nextel. In connection with the Nextel merger, we changed our name to Sprint Nextel Corporation. The aggregate consideration paid for the merger was approximately $37.8 billion. At the time that we announced the merger with Nextel, we also announced that we intended to spin-off our local communications business to our shareholders on a tax-free basis. The spun-off business, which is included in discontinued operations in our financial statements, is known as Embarq Corporation, referred to herein as Embarq. To mitigate the risk that the stock we issued in the Sprint-Nextel merger would preclude the tax-free treatment of the spin-off of Embarq, and to ensure that Sprint was treated as the acquiring entity for accounting purposes, the merger agreement provided for an allocation of cash and shares of our common stock, determined as of the date of the merger, that would result in the original Sprint shareholders maintaining at least 50.1% of the outstanding voting power upon closing of the merger. Pursuant to this allocation, Nextel common shareholders received $969 million in cash and 1.452 billion shares of our voting and non-voting common stock in the aggregate, or $0.84629198 and 1.26750218 shares of our stock in exchange for each then outstanding share of Nextel stock. The common stock of Embarq trades on the NYSE and the spin-off was completed on May 17, 2006.

We merged with Nextel to secure a number of potential strategic and financial benefits including, but not limited to, the following:

•	the combination of extensive network and spectrum assets, which enables us to offer consumers, businesses and government agencies a wide array of broadband wireless and integrated communications services;

•	the combination of Nextel’s strength in business and government wireless services with our position in consumer wireless and data services, including services supported by our global IP network, which enables us to serve a broader customer base;

•	the size and scale of the combined company, which is comparable to that of our two largest competitors, is expected to enable more operating efficiencies than either company could achieve on its own; and

•	the ability to position us strategically in the fastest growing areas of the communications industry.

We expect to recognize significant synergies associated with this merger, which include:

•	revenue and subscriber synergies primarily arising out of cross-selling opportunities and the accelerated deployment of new features and services;

•	reduced capital spending due to the elimination of the need to build a data overlay network as had been planned by Nextel, reduced construction costs, expected volume discounts and benefits of increased purchasing capacity and reduced and consolidated facilities and back-office functions;

•	reduced network operating costs primarily arising out of co-location of cell sites, process efficiencies and migration of Nextel backhaul and other telecommunications traffic to our long distance network;

•	reduced selling, general and administrative expenses primarily arising out of consolidation of customer care, billing and other IT functions, increased scale and volume discounts and reduced combined sales and marketing costs and general administrative expenses; and

•	marketing, sales and fulfillment savings as a result of headcount savings, the rationalization of distribution channels, greater volume discounts on devices and other scale benefits.

We began to realize some synergies in 2005, and expect to realize additional synergies over a number of years. However, we believe that our operating results for at least the next several quarters will be negatively impacted by costs that will be incurred to achieve these synergies. Such costs are generally not expected to be recurring in nature, and will include costs associated with the spin-off of Embarq, costs associated with integrating back office systems, severance costs associated with the termination of the employment of certain employees, and lease and other contract termination costs. In addition, our results will be negatively impacted by significant additional non-cash amortization charges associated primarily with the value of the customer relationships that were acquired in the merger, as well as additional non-cash charges for stock-based compensation associated with the Nextel employees. The ability to achieve these synergies and the timing in which the benefits can be realized will depend in large part on the ability to integrate our networks, business operations, back-office functions and other support systems and infrastructure.

Business

We offer a comprehensive suite of wireless and wireline communications products and services that are designed to meet the needs of our two targeted customer groups: individuals, and businesses and government agencies. We conduct our operations through two segments referred to as: Wireless and Long Distance.

We, together with the PCS Affiliates and Nextel Partners, offer digital and wireless services in all 50 states, Puerto Rico and the U.S. Virgin Islands and provide wireless coverage to a total domestic population of about 277 million. The PCS Affiliates, through commercial arrangements with us, provide wireless services under the Sprint brand name in certain mid-sized and tertiary U.S. markets on wireless networks built and operated at their expense, in most instances using spectrum licensed to, and controlled by, us. Nextel Partners provides digital wireless communications services under the Nextel brand name in certain mid-sized and tertiary U.S. markets on wireless networks built and operated at its expense. During 2005 and the first quarter 2006, we acquired five PCS Affiliates and we expect to acquire Nextel Partners in the second quarter 2006.

We also are one of the nation’s largest providers of long distance services and are one of the largest carriers of Internet traffic.

We believe the communications industry has been and will continue to be highly competitive on the basis of price, the types of services offered and quality of service. Although competitive pricing is often an important factor in potential customers’ purchase decisions, we believe that our targeted customer base of individuals and businesses and government agencies will also base their purchase decisions on quality of service and the availability of differentiated features and services.

We operate in an industry that has been and continues to be subject to consolidation and dynamic change. To maintain our operating margins in an environment of intense competition that could put pressure on customer pricing, we continually seek ways to create or improve capital and operating efficiencies in our business. Consequently, we routinely reassess our business strategies and their implications on our operations and these assessments may continue to impact the future valuation of our long-lived assets. As part of our overall business strategy, we regularly evaluate opportunities to expand and complement our business and may at any time be discussing or negotiating a transaction that, if consummated, could have a material effect on our business, financial condition, liquidity and/or results of operations.

The FCC regulates the licensing, operation, acquisition and sale of the licensed spectrum that is essential to our business. The FCC and state PUCs also regulate the provision of telecommunications services. Future changes in regulations or legislation related to spectrum licensing or other matters related to our business could impose significant additional costs on us either in the form of direct out-of-pocket costs or additional compliance obligations.

Statements contained in this Exhibit 99.1 to the Form 8-K relating to business strategies, operating plans, planned expenditures, expected capital requirements and other forward-looking statements regarding our business generally take into account the spin-off of Embarq.

Management Overview

Wireless

Through our Wireless segment, we, together with the remaining PCS Affiliates and Nextel Partners, offer digital wireless service in all 50 states, Puerto Rico and the U.S. Virgin Islands, and provide wireless coverage in over 300 metropolitan markets, including the 125 largest U.S. metropolitan areas, to more than 277 million people. Including subscribers who purchase services from the PCS Affiliates, Nextel Partners and our MVNOs, we served more than 49.6 million subscribers at the end of 2005. We offer a wide array of wireless mobile telephone and wireless data transmission services on networks that utilize CDMA and iDEN technology. Our strategy is to utilize state-of-the-art technology to provide differentiated wireless services and applications in order to acquire and retain high-quality wireless subscribers. To enable us to offer innovative applications and services, we are deploying high-speed EV-DO technology across our CDMA network. The services supported by this technology, marketed as PowerVision, give consumer and business subscribers with EV-DO-enabled devices access to numerous sophisticated data messaging, imaging, entertainment and location-based applications. On our iDEN network, we continue to develop features and services that are designed to meet the needs of business and government customers with a particular focus on services that build upon our unique walkie-talkie features. We also seek to realize operating efficiencies in our business, largely from merger-related synergies, and optimize the performance of our network while minimizing costs.

We offer wireless mobile telephone and data transmission services and features in a variety of pricing plans, including prepaid service plans. Excluding prepaid service plans, we offer these services on a contract basis, typically for one or two year periods, with services billed on a monthly basis according to the applicable pricing plan. We market our prepaid services under the Boost Mobile brand, as a means to directly target the youth and prepaid wireless service markets. We also offer wholesale services to MVNOs, which purchase wireless services from us at wholesale rates and resell the services to their customers under their own brand names. These companies bear the costs of acquisition, billing and customer service. We also recently entered into a joint venture with several cable companies to develop converged next generation products for consumers designed to combine many of cable’s core products and interactive features with wireless technology to deliver a broad range of services, including video, wireless voice and data services, high speed Internet and cable phone service.

Our Wireless segment generates revenues from the provision of wireless services, the sale of wireless equipment and the provision of wholesale and other services. The ability of our Wireless segment to generate service revenues is primarily a function of:

•	the number of subscribers that we serve, which in turn is a function of our ability to acquire new and retain existing subscribers; and

•	the revenue generated by each subscriber, which in turn is a function of the types and amount of services utilized by each subscriber.

The ability of our Wireless segment to generate equipment revenues is primarily a function of the number of new and existing subscribers who purchase handsets and other accessories. The ability of our Wireless segment to generate wholesale revenues is primarily a function of the number and type of MVNOs that resell our wireless service and the number of subscribers to whom they provide service.

We increasingly must attract a greater proportion of our new customers from our competitors’ existing customer bases rather than from first time purchasers of wireless services. The higher market penetration also means that customers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, which generally results in both a higher churn rate due to involuntary churn and in a higher bad debt expense.

Although many of the costs relating to the operation of our wireless networks are fixed in the short-term, other costs, such as interconnection fees, fluctuate based on the utilization of the networks. Sales and marketing expenses are largely dependent on the number of subscriber additions and the nature and extent of our marketing and promotional activities. General and administrative expenses consist of corporate overhead costs and other costs to operate the Wireless segment.

In February 2005, Nextel accepted the terms and conditions of the Report and Order of the FCC, which implemented a spectrum reconfiguration plan designed to eliminate interference with public safety operators in the 800 MHz band. Under the terms of the Report and Order, prior to the August 12, 2005 merger date, Nextel surrendered certain spectrum rights and received certain other spectrum rights, and undertook to pay the costs incurred by Nextel and third parties in connection with the reconfiguration plan, which is required to be completed within a 36-month period, subject to certain exceptions particularly with respect to markets that border Mexico and Canada. If, as a result of events within our control, we fail to complete the reconfiguration plan within the 36-month period, we could be subject to actions, which could be material.

Based on the FCC’s determination of the values of the spectrum rights received and surrendered by Nextel, the minimum obligation to be incurred under the Report and Order is $2.8 billion. The Report and Order also provides that qualifying costs we incur as part of the reconfiguration plan, including costs to reconfigure our own infrastructure and spectrum positions, can be used to offset the minimum obligation of $2.8 billion; however, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed that amount.

In addition, a financial reconciliation is required to be completed in 2008 at the end of the reconfiguration implementation, at which time we are required to make a payment to the U.S. Department of the Treasury to the extent that the value of the spectrum rights received exceeds the total of (i) the value of spectrum rights that are surrendered and (ii) the qualifying costs referred to above.

As required under the terms of the Report and Order, we have delivered a $2.5 billion letter of credit to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. Although the Report and Order provides for periodic reductions in the amount of the letter of credit, no reductions had been made at December 31, 2005.

Long Distance

Through our Long Distance segment, we provide a broad suite of wireline voice and data communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice, data communications using various protocols such as next generation MPLS technologies, as well as IP, ATM and frame relay, and managed network services. We also provide services to the cable companies that resell our long distance service and/or use our back office systems and network assets in support of their telephone service provided over cable facilities. We are one of the nation’s largest providers of long distance services and operate all-digital long distance and Tier 1 IP networks.

For several years, our long distance voice services have experienced an industry-wide trend of lower revenue from lower prices and competition from other wireline and wireless communications companies, as well as cable companies and Internet service providers. In addition to increased emphasis on selling IP services, we are converting existing customers from ATM and frame relay to more advanced IP technologies through a data simplification initiative. Over time, this will result in decreasing revenue from frame relay and ATM service offset by increases in IP and other data revenues.

Critical Accounting Policies and Estimates

We consider the following accounting policies and estimates to be the most important to our financial position and results of operations, either because of the significance of the financial statement item or because they require the exercise of significant judgment and/or use of significant estimates. While management believes that the estimates used are reasonable, actual results could differ from those estimates.

Revenue Recognition and Allowance for Doubtful Accounts Policies

Operating revenues primarily consist of wireless service revenues, revenues generated from handset and accessory sales and revenues from arrangements with our wholesale operators and PCS Affiliates, as well as long distance voice, data and Internet revenues.

Revenues consist of fixed monthly recurring charges, variable usage charges, equipment charges, miscellaneous fees such as activation fees, directory assistance, operator-assisted calling, equipment protection and late payment charges, and certain regulatory fees. We recognize operating revenues as services are rendered or as products are delivered to customers in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. As a result of the cutoff times of our multiple billing cycles each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily on rate plans in effect and our historical usage and billing patterns, and represented less than 10% of our accounts receivable balance as of December 31, 2005.

Certain of our bundled-products and services, primarily plans for our Wireless segment, are considered to be revenue arrangements with multiple deliverables. Total consideration received in these arrangements is allocated and measured using units of accounting within the arrangement based on relative fair values. We classify revenue from sales of handsets as equipment revenue. We recognize revenue from handset sales when title to the handset passes to the dealer or end-user customer.

Wireless offerings include wireless phones and service contracts sold together in our company-operated stores. The activation fee revenue associated with these direct sales channels is recognized at the time the related wireless phone is sold, and is classified as equipment sales. Wireless activation fees earned prior to the 2003 adoption of EITF Issue No. 00-21 are being deferred and amortized over the estimated average life of the end user customer. Certain activation fees associated with unbundled sales in our wireless segment are deferred and amortized over the estimated average life of the end-user customer.

We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses. Because of the number of accounts that we have, it is not practical to review the collectibility of each account individually when we determine the amount of our allowance for doubtful accounts each period. Our estimate of the allowance for doubtful accounts considers a number of factors, including collection experience, current economic trends, estimates of forecasted write-offs, aging of the accounts receivable portfolios, industry norms, regulatory decisions, and other factors. If our allowance for doubtful accounts estimate at December 31, 2005 were to change by ten percent, it would represent a change in bad debt expense of $20 million for the Wireless segment and $6 million for the Long Distance segment.

The accounting estimates related to the recognition of revenue and the allowance for doubtful accounts in the results of operations require us to make assumptions about future billing adjustments for disputes with customers, unauthorized usage, future returns on asset sales and future access adjustments for disputes with CLECs and inter-exchange carriers, as well as the future economic viability of our customer base.

Management believes the allowance amounts recorded, in each instance, represents its best estimate of future outcomes, but the actual outcomes could differ from the estimate selected, and the impact that changes in actual performance versus these amounts recorded would have on the accounts receivable reported on the balance sheet and the results reported in the statements of operations could be material to our financial condition.

Valuation and Recoverability of Long-lived Assets

A significant portion of our total assets are long-lived assets, consisting primarily of property, plant and equipment and definite life intangibles. Changes in technology or in our intended use of these assets, as well as changes in economic or industry factors, may cause the estimated period of use or the value of these assets to change.

Long-lived assets consisting of property, plant and equipment represented $23 billion of our $103 billion in total assets as of December 31, 2005. We generally calculate depreciation on these assets using the straight-line method based on estimated economic useful lives as follows:

Long-lived Assets	Estimated Useful Life
Buildings and improvements	3 to 31 years
Network equipment and software	3 to 31 years
Non-network internal use software, office equipment and other	3 to 30 years

The accounting estimate related to the establishment of depreciable lives requires us to make assumptions about technology evolution and competitive uses of assets. Our assumptions about technology and its future development require significant judgment because the timing and impacts of technology advances are difficult to predict, and actual experience has varied from previous assumptions and could do so in the future. The impact of changes in these assumptions could be material to our financial position, as well as our results of operations. We continue to assess the estimated useful life of the iDEN network assets following our merger with Nextel and our future plans for this network. Changes in our estimate of the useful life of the iDEN network assets could cause depreciation charges in future periods to change in amounts that could be material.

We perform annual internal studies to confirm the appropriateness of depreciable lives for most categories of property, plant and equipment. These studies utilize models that take into account actual usage, physical wear and tear, replacement history, and assumptions about technology evolution, and in certain instances use actuarially determined probabilities to calculate the remaining life of our asset base.

If our studies had resulted in a depreciable rate that was 5% higher or lower than those used in the preparation of our consolidated financial statements for the year ended December 31, 2005, recorded depreciation expense would have been impacted by approximately $203 million.

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. A significant amount of judgment is involved in determining the occurrence of a “triggering event” that requires an evaluation of the recoverability of our long-lived assets. If the total of the expected undiscounted future cash flows is less than the carrying amount of our assets, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on our current business and technology strategy, our views of growth rates for our business, anticipated future economic and regulatory conditions and expected technological availability.

In 2005, we recorded $44 million in asset impairment charges primarily related to write-downs of various software applications. In 2004, we determined that business conditions and events impacting our Long Distance operations constituted an indicator of possible impairment requiring an evaluation of the recoverability of the Long Distance long-lived assets, which resulted in a non-cash asset impairment charge of $3.5 billion, reducing the net carrying value of Long Distance property, plant and equipment by about 60% to $2.3 billion at September 30, 2004. Additionally, we recognized a non-cash charge of $21 million in 2004 to adjust the carrying value of our wholesale Dial IP assets to fair value. These impairments represented 54% of Long Distance’s property, plant and equipment, net and 13% of the consolidated property, plant and equipment, net at December 31, 2003. In 2003, we recorded $303 million associated with the termination of our web hosting service and $349 million associated with the terminated development of a new billing platform and a software development project.

Valuation and Recoverability of Intangible Assets

Intangible assets with indefinite useful lives represented $40 billion of our $103 billion in total assets as of December 31, 2005. Goodwill and indefinite life intangibles, which primarily consist of our spectrum licenses, are reviewed annually for impairment, or more frequently if indicators of impairment exist. We test goodwill for impairment by comparing the net book value of assets of each of our reporting units, identified as our operating segments, to estimates of its respective fair values. We test indefinite life intangibles for impairment by comparing an asset’s respective carrying value to estimates of fair value. Fair value is determined using the direct value method, which requires the use of estimates, judgments and projections. We performed our annual impairment test of FCC spectrum licenses and goodwill in the fourth quarter 2005 and concluded that there was no impairment, as the estimates of fair value of these intangible assets exceeded their carrying values.

The accounting estimates related to goodwill and indefinite life intangibles require us to make assumptions about fair values. The impact of recognizing an impairment could be material to our financial position and results of operations. Our assumptions about fair values require significant judgment because economic factors, industry factors and technology considerations can result in variable and volatile fair values. In addition, a significant amount of judgment is involved in determining the occurrence of a “triggering event” that requires an evaluation of the recoverability of our goodwill or intangible assets.

In 2003, we decided to end pursuit of a residential fixed wireless strategy using certain of our BRS spectrum, which resulted in an impairment analysis in which we determined that there had been a decline in our estimate of the fair value of our BRS spectrum. As a result, we recorded a non-cash charge of $1.2 billion, which reduced the carrying value to $300 million. We continue to invest in additional 2.5 GHz spectrum rights, test new technology that could be used to provide services using this spectrum, monitor industry developments and participate in FCC proceedings in an effort to obtain favorable regulatory rulings with respect to this spectrum.

Valuation of Acquired Assets and Liabilities

In connection with the Sprint-Nextel merger in the third quarter 2005, as required by SFAS No. 141, Business Combinations, we allocated the purchase price to the assets acquired, including goodwill and spectrum licenses, and liabilities assumed from Nextel based on their respective fair values at the merger date. The approach to the estimation of the fair values of the Nextel goodwill and indefinite life intangible assets was primarily based on the income approach valuation technique.

We are in the process of finalizing internal studies of the assets acquired in the Sprint-Nextel merger and the acquisitions of US Unwired, Gulf Coast Wireless, and IWO Holdings, including investments, property, plant and equipment, intangible assets, and certain liabilities relevant to the allocation of the purchase price. The fair values recorded as of December 31, 2005, are based on preliminary valuations and are subject to adjustment as additional information is obtained. Such additional information includes, but may not be limited to, the following: valuations and physical counts of property, plant and equipment, plans relative to the disposition of certain assets acquired, exit from certain contractual arrangements and the involuntary termination of employees. When finalized, we may be required to make adjustments that could impact our results of operations and financial position, some of which could be material.

Employee Benefit Plan Assumptions

Retirement benefits are a significant cost of doing business for us, yet represent obligations that will be settled far in the future. Retirement benefit accounting is intended to reflect the recognition of the future benefit costs over the employee’s expected tenure with us based on the terms of the plans and the investment and funding decisions made by us. The accounting requires that management make assumptions regarding such variables as the discount rate, return on assets, and future health care costs. Changes in these key assumptions can have a significant impact on the projected benefit obligation and periodic benefit cost incurred by us.

In determining pension obligations, we are required to develop assumptions for the discount rate and return on plan assets. These assumptions are subject to market performance, which has fluctuated in the recent past and could have continued volatility in the future. In selecting our discount rate, our third party actuaries construct a hypothetical portfolio of bonds rated AA- or better that produces a cash flow matching the projected benefit payments of the plan. For the December 31, 2005 measurement date, this exercise produced a range of 5.67% -5.87%, and our discount rate was set at 5.75%, a 25 basis point decrease from December 31, 2004. An increase in the discount rate would reduce the reported projected benefit obligation. In contrast, if the discount rate used in 2005 in determining the projected benefit obligation was 25 basis points lower, it would generate a $179 million increase in the projected benefit obligation reported on the balance sheet, and a $27 million increase in the benefit costs.

Our return on asset assumption is 8.75% and has not changed since late 2003. To determine our assumption for the return on assets, we consider forward-looking estimates of the expected long-term returns for a portfolio invested according to our target investment policy. This assumption was initially developed from estimates provided by two investment consulting firms in late 2003 when we revised our target asset allocation policy, and is validated each year against estimates provided by our third party actuaries. If the expected return on assets assumption was 25 basis points lower, it would generate a $9 million increase in current year benefit costs. This assumption is not used in the calculation of the pension projected benefit obligation.

In determining post-retirement medical and life insurance benefit obligations, assumptions are made concerning the cost of health care, including medical inflation and discount rates. A one-percentage point increase in the assumed medical inflation rate would generate a $37 million increase in the accumulated postretirement benefit obligation reported on the balance sheet, and a $2 million increase in benefit costs. An increase in the discount rate would reduce the reported accumulated postretirement benefit obligation. In contrast, if the discount rate used in 2005 in determining the accumulated postretirement benefit obligation was 25 basis points lower, it would generate a $16 million increase in the obligation as of December 31, 2005 and an immaterial impact on benefit costs.

Most individuals employed with us prior to the Sprint-Nextel merger are participants in the pension plan. We did not extend plan participation to Nextel employees in connection with the Sprint-Nextel merger. As of December 31, 2005, the pension plan was amended to freeze benefit accruals for plan participants not designated for employment with Embarq following the spin-off. We also did not extend participation in the retiree medical plan to Nextel employees in connection with the Sprint-Nextel merger, and we amended that plan to include only employees designated for employment with Embarq following the spin-off, and those individuals employed with us prior to the Sprint-Nextel merger who were born prior to 1956. In connection with the spin-off of Embarq, accrued pension and other post-retirement benefit obligations payable to participants designated to work for Embarq were transferred to Embarq. Pension plan assets owned by us will be transferred to Embarq using an agreed-upon valuation methodology.

Tax Valuation Allowances

We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact. We record valuation allowances on deferred tax assets if we determine it is more likely than not that the asset will not be realized. Additionally, we establish reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged, and the positions may not be fully sustained. Actual income taxes could vary from these estimates due to future changes in income tax law, the spin-off of Embarq, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year’s liability by taxing authorities. These changes could have a significant impact on our financial position.

The accounting estimate related to the tax valuation allowance requires us to make assumptions regarding the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. These assumptions require significant judgment because actual performance has fluctuated in the past and may do so in the future. The impact that changes in actual performance versus these estimates could have on the realization of tax benefits as reported in our results of operations could be material.

We carried an income tax valuation allowance of $1.1 billion as of December 31, 2005. This amount includes a valuation allowance for the total tax benefits related to net operating loss carryforwards, subject to utilization restrictions, acquired in connection with certain acquisitions. The remainder of the valuation allowance relates to capital loss, state net operating loss and tax credit carryforwards. Assumption changes that result in a reduction of expected benefits from realization of capital loss, state net operating loss and tax credit carryforwards by 10% would increase our valuation allowance by $55 million.

Significant New Accounting Pronouncements

SFAS No. 123R

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R, Share-Based Payment. This statement requires an entity to recognize the cost of employee services received in share-based payment transactions, through the use of fair-value-based methods of recognizing cost. This statement is effective for us as of January 1, 2006.

We voluntarily adopted fair value accounting for share-based payments effective January 1, 2003, under SFAS No. 123 as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, using the prospective method. Upon adoption, we began expensing the fair value of stock-based compensation for all grants, modifications or settlements made on or after January 1, 2003. In connection with the conversion of the PCS common stock into our common stock in the tracking stock recombination, as required by SFAS No. 123, we accounted for the conversion of options to purchase PCS stock into options to purchase our common stock as a modification and, accordingly, applied stock option expensing to the options to acquire our common stock resulting from the conversion of PCS stock options granted before January 1, 2003. Further, in connection with the Nextel merger, we accounted for the conversion of Nextel stock options to our stock options as a modification and, accordingly, applied stock option expensing to the unvested stock options beginning on the merger date.

The revised standard will require us to begin to recognize compensation cost for unvested common stock options granted to our employees before January 1, 2003, which are outstanding as of January 1, 2006. The requirement to recognize expense on these unvested grants is expected to be immaterial to us.

SFAS No. 151

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of Accounting Research Bulletin, or ARB, No. 43, Chapter 4. This statement requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the definition of “abnormal” provided in ARB No. 43, Chapter 4, Inventory Pricing. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this standard to have a material impact on our financial statements.

Results of Operations

Consolidated

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Net operating revenues	$28,789	$21,647	$20,414
Income (loss) from continuing operations	821	(2,006)	(1,306)
Net income (loss)	1,785	(1,012)	1,290

The discussion of our results of operations for the year ended December 31, 2005 includes the financial results of Nextel for the last 141 days of the year, consistent with generally accepted accounting principles, or GAAP. The inclusion of these results renders direct comparisons with results for prior periods less meaningful. Accordingly, the discussion below addresses, where appropriate, trends we believe are significant, separate and apart from the impact of the merger with Nextel.

Net operating revenues increased 33% in 2005, reflecting growth in revenues of our Wireless segment, partially offset by declining revenues of our Long Distance segment.

Operating expenses increased 13% in 2005 primarily due to increases in the operating expenses of our Wireless segment, partially offset by a decrease in the operating expenses of our Long Distance segment.

In 2005, we recorded merger and integration costs of $580 million. Merger and integration costs are generally non-recurring in nature and primarily include charges for costs to adopt and launch a new branding strategy and logos, including costs to re-brand company-owned stores and facilities, costs to train customer-facing employees and prepare systems for the launch of the common customer interfacing systems, processes and other integration planning and execution costs, and costs related to employee retention and involuntary separations of employees. These merger and integration costs were primarily related to our merger with Nextel and the spin-off of Embarq. Merger and integration costs have primarily been reflected as unallocated corporate selling, general and administrative expenses and, therefore, are excluded from segment results.

In 2005, we recorded net restructuring and asset impairment charges of $43 million. Net restructuring and asset impairment charges primarily represent asset impairment charges principally related to the write-down of various software applications. We also incurred asset impairments arising from the hurricanes in the Gulf Coast region, but these asset impairments were substantially offset by insurance recoveries.

In 2005, we also recorded hurricane-related charges of $100 million exclusive of the asset impairment charges. Approximately $85 million and $15 million of these charges were reflected in the Wireless and Long Distance segments, respectively.

In 2005, we recorded income of $169 million related to activities associated with various equity method investments and marketable securities transactions. This income is primarily the result of our recording $137 million of equity in earnings associated with our ownership interest in Nextel Partners, the majority of which related to a release by Nextel Partners of a significant portion of its deferred tax valuation allowance in the third quarter 2005.

In 2004, we recorded net restructuring and asset impairment charges of $3.7 billion primarily related to the impairment of our Long Distance property, plant and equipment and severance costs associated with our organizational realignment initiatives and the termination of the web hosting service.

In 2003, we recorded net restructuring charges and asset impairments of $1.9 billion, which consisted of impairment charges associated with the decline in our estimates of fair value of certain of our BRS spectrum; other asset impairments, facilities and severance charges associated with the termination of our web hosting service; impairment charges associated with the termination of development of a new billing platform; impairment charges associated with the termination of software development projects; and severance costs associated with our transformation to a customer-focused organizational design; partially offset by the finalization of all 2001 and 2002 restructuring liabilities.

Segmental Results of Operations

Certain prior-period amounts have been reclassified to conform to the current period presentation. In 2005, we determined that recategorization of certain costs from costs of services and products to selling, general and administrative would be more consistent with current industry practices, and accordingly reclassified $1.1 billion of expenses in each of the years ended December 31, 2004 and 2003. These costs primarily consist of certain customer care and information technology costs for the Wireless and Long Distance segments.

Wireless

Through our Wireless segment, we, together with the remaining PCS Affiliates and Nextel Partners, offer digital wireless service in all 50 states, Puerto Rico and the U.S. Virgin Islands and provide wireless coverage in over 300 metropolitan markets, including the 125 largest U.S. metropolitan areas, to more than 277 million people. Combined with the PCS Affiliates, Nextel Partners and our MVNO wholesale resellers, we served more than 49.6 million subscribers at the end of 2005.

We provide a comprehensive suite of advanced wireless services, including digital wireless mobile telephone service, instant national and international walkie-talkie capabilities and wireless data transmission services. These services are provided using two networks, the CDMA technology-based network that was operated by us prior to the Nextel merger and the iDEN technology-based network that was operated by Nextel prior to the merger. We plan to develop handsets that are capable of operating on both of these networks, which is expected to enhance the services available to our customers. We expect to take other actions to capture capital and operating efficiencies as the network operations are combined.

We offer wireless international voice roaming around the globe. International roaming is available with a PCS tri-mode (CDMA/analog) phone in areas of more than 40 countries, including countries in the Asia-Pacific, South American and Caribbean regions, as well as Canada and Mexico. International roaming is also available with a GSM-capable phone in over 140 countries in Europe, the Middle East, Africa and the South Pacific rim. We also have roaming or interoperability agreements with iDEN-based wireless service providers that operate in Latin America and Canada.

We are continuing to execute our plans that will enable us to offer faster wireless data speeds by deploying EV-DO technology across the CDMA network. With peak rates of up to 2.4 megabits per second for downloads, EV-DO will accelerate average mobile-device data speeds up to 10 times when compared to the prior generation technology. This technology is expected to deliver superior application and service performance on EV-DO-capable handsets and laptops equipped with EV-DO-enabled Sprint PCS Connection Cards™. Our first commercial rollout of EV-DO was in the second quarter 2005 and subsequent rollouts will continue to expand our footprint to provide coverage to more people and markets.

Wireless	Year Ended December 31, 2005	% of Operating Revenues	Year Ended December 31, 2004	% of Operating Revenues	Change from Previous Year
					Dollars	Percent
	(dollars in millions)
Net operating revenues
Service	$19,289	86%	$12,529	86%	$6,760	54%
Equipment	2,147	10%	1,510	10%	637	42%
Wholesale, affiliate and other	892	4%	608	4%	284	47%

Total net operating revenues	22,328	100%	14,647	100%	7,681	52%

Operating expenses
Costs of services and products	8,604	38%	6,091	42%	2,513	41%
Selling, general and administrative	6,865	31%	4,439	30%	2,426	55%
Restructuring and asset impairment	20	—%	30	—%	(10)	(33)%
Depreciation	3,364	15%	2,571	18%	793	31%
Amortization	1,335	6%	6	—%	1,329	NM

Total operating expenses	20,188	90%	13,137	90%	7,051	54%

Operating income	$2,140	10%	$1,510	10%	$630	42%

Capital expenditures	$3,545		$2,559		$986	39%

NM:	Not Meaningful

Wireless	Year Ended December 31, 2004	% of Operating Revenues	Year Ended December 31, 2003	% of Operating Revenues	Change from Previous Year
					Dollars	Percent
	(dollars in millions)
Net operating revenues
Service	$12,529	86%	$11,217	88%	$1,312	12%
Equipment	1,510	10%	1,143	9%	367	32%
Wholesale, affiliate and other	608	4%	330	3%	278	84%

Total net operating revenues	14,647	100%	12,690	100%	1,957	15%

Operating expenses
Costs of services and products	6,091	42%	5,162	41%	929	18%
Selling, general and administrative	4,439	30%	4,101	32%	338	8%
Restructuring and asset impairment	30	—%	362	3%	(332)	(92)%
Depreciation	2,571	18%	2,468	19%	103	4%
Amortization	6	—%	—%	—%	6	NM

Total operating expenses	13,137	90%	12,093	95%	1,044	9%

Operating income	$1,510	10%	$597	5%	$913	153%

Capital expenditures	$2,559		$2,123		$436	21%

NM:	Not Meaningful

The following results are included in the results of our Wireless segment through December 31, 2005: the results of Nextel from the August 12, 2005 date of completion of the merger; the results of US Unwired from the August 12, 2005 date of the acquisition; the results of Gulf Coast Wireless from the October 3, 2005 date of acquisition; and the results of IWO Holdings from the October 20, 2005 date of acquisition.

    Net Operating Revenues

	For the Year Ended December 31,
	2005	2004	2003
Direct subscribers, end of period (millions)	39.7	17.8	15.9
Direct net subscriber additions (millions)	3.0	1.9	1.1
Customer churn rate	2.3%	2.6%	2.7%
Average monthly service revenue per user	$62	$62	$61

Net operating revenues primarily consist of direct wireless service revenues, revenues from handset and accessory sales and revenues from arrangements with wholesale operators and PCS Affiliates. Service revenues consist of fixed monthly recurring charges, variable usage charges, charges related to the use of specified features and miscellaneous fees such as directory assistance, operator-assisted calling, equipment protection, late payment charges, and certain regulatory fees. Wholesale, affiliate and other revenues consist primarily of net revenues retained from wireless subscribers residing in PCS Affiliate territories and revenues from the sale of wireless services to companies that resell those services to their subscribers.

Service revenues increased $6,760 million or 54% from 2004 to 2005 primarily due to the merger with Nextel and the increase in the number of our direct subscribers, while our average monthly service revenue per user remained flat. We had 3.0 million direct net subscriber additions in 2005, excluding Nextel or PCS Affiliate subscriber additions that occurred prior to the Sprint-Nextel merger and the acquisitions of US Unwired, Gulf Coast Wireless and IWO Holdings, and ended the year with 39.7 million direct subscribers. We believe that the growth in direct subscribers, separate from the growth attributable to subscribers gained as part of the Sprint-Nextel merger and PCS Affiliate acquisitions, is the result of a number of factors, principally:

•	our differentiating products and services, particularly data-related services such as nationwide walkie-talkie services, Sprint PowerVision, instant messaging and emails, sending and receiving pictures, playing games with full-color graphics and polyphonic sounds and browsing the Internet wirelessly;

•	the introduction of more competitive service pricing plans which are targeted at meeting more of our customers’ needs;

•	selected handset pricing promotions and improved handset choices;

•	increased brand name recognition as a result of increased advertising and marketing campaigns, including advertising and marketing related to our sponsorship of NASCAR and our agreement with the NFL that began in 2005;

•	increased market penetration as a result of opening additional retail stores and selling efforts targeted at specific vertical markets; and

•	the improvement in subscriber retention, which we believe is attributable to the impact of competitive rate plans, as well as our focus on delivering high quality and differentiated service.

Our average monthly service revenue per user remained stable at $62 in 2004 and 2005 as:

•	we integrated Nextel subscribers, who have a higher average monthly service revenue, in the third quarter 2005;

•	we saw an increase in revenues from data services, as subscribers used more short message service, or SMS, text messaging and took advantage of our wider array of premium services; and

•	we experienced a full year of increased equipment protection plan rates that were restructured in 2004; these increases were offset as

•	we continued to offer more competitive service pricing plans, including lower priced plans, plans with a higher number of bundled minutes included in the fixed monthly charge for the plan, plans that offer the ability to share minutes among a group of related customers, or a combination of these features.

Revenues from sales of handsets and accessories, generated from both new subscribers and upgrades, were approximately 10% of net operating revenues in both 2005 and 2004. These revenues increased $637 million or 42% from 2004 to 2005 primarily due to the merger with Nextel. The remainder of the increase was due to a 6% increase in the number of CDMA handsets sold in 2005, largely offset by a 4% decrease in the average sales price of the CDMA handsets. We continued to lower our handset retail prices in 2005 as costs of handsets declined, and we also changed our third party compensation plan in 2005 from one that was based on discounted handsets to one that is commissions-based. Additionally, we continued offering rebates on handsets as new promotional programs were rolled out. Consistent with industry practice, our marketing plans assume that handsets, net of rebates, will continue to be sold at prices below cost in most instances. Our retention efforts, which often include providing incentives in the form of new handsets, may cause our handset subsidies to increase as our customer base continues to grow. In addition, we may increase handset subsidies in response to the competitive environment. See “—Forward Looking Statements.”

Wholesale, affiliate and other revenues increased $284 million or 47% from 2004 to 2005, reflecting the net subscriber additions in the wholesale and PCS Affiliate bases. Wholesale operators added 1.5 million subscribers in 2005, ending the year with 5.2 million subscribers. The PCS Affiliates ended 2005 with 2.8 million subscribers, which has been adjusted for the subscriber transfers resulting from the acquisition of three PCS Affiliates during the year. We expect revenue from the remaining PCS Affiliates in 2006 to be significantly lower than 2005 because of the five PCS Affiliates that we purchased in 2005, and the first quarter 2006.

Service revenues increased $1.3 billion or 12% in 2004 compared to 2003, mainly reflecting an increase in the number of direct subscribers, increased revenue from data services and subscriber elections to add services to their base plans. These increases were partially offset by lower overage charges from usage-based plans. We had 1.9 million direct net subscriber additions in 2004, including 91,000 subscribers acquired from a PCS Affiliate, and we ended 2004 with 17.8 million direct subscribers.

Revenues from sales of handsets and accessories increased $367 million or 32% in 2004 compared to 2003 mainly due to higher subscriber additions and higher retail prices, which were partially offset by higher rebates.

Wholesale, affiliate and other service revenues represented 4% of net operating revenues in 2004 and 3% in 2003. The $278 million increase in 2004 mainly reflects the net additions in the wholesale and PCS Affiliate bases. Wholesale operators added 2.1 million subscribers in 2004, increasing their subscriber base to 3.7 million from 1.6 million in 2003, principally driven by Virgin Mobile USA and Qwest Communications. The PCS Affiliates added 374,000 subscribers in 2004, ending the year with 3.2 million subscribers.

    Costs of Services and Products

Costs of services and products consist of our cost of providing wireless service and cost of our handset and accessory revenues. Cost of providing wireless service consists primarily of:

•	costs to operate and maintain our CDMA and iDEN networks, primarily including direct switch and transmitter and receiver site costs, such as rent, utilities, property taxes and maintenance; payroll and facilities costs associated with our network engineering employees; frequency leasing costs; and roaming fees paid to other carriers;

•	fixed and variable interconnection costs, the fixed component of which consists of monthly flat-rate fees for facilities leased from local exchange carriers based on the number of transmitter and receiver sites and switches in service in a particular period and the related equipment installed at each site; and the variable component of which generally consists of per-minute use fees charged by wireline and wireless providers for calls terminating on their networks, which fluctuates in relation to the level and duration of those terminating calls; and

•	costs to activate service for new subscribers.

Cost of handset and accessory revenues consists primarily of the cost of the handsets and accessories sold, order fulfillment related expenses and write-downs of handset and related accessory inventory for shrinkage. We recognize the cost of handset revenues, including the handset costs in excess of the revenues generated from handset sales and accessory revenues when title to the handset or accessory passes to the dealer or end-user customer.

Cost of service was 58% of total costs of services and products in 2005 compared to 54% in 2004. These costs increased $1,688 million or 52% from 2004 to 2005 primarily due to the merger with Nextel as well as increased costs relating to the expansion of our network and increased minutes of use on our networks. Specifically we experienced:

•	an increase in transmitter and receiver and switch related operational costs due to the increase in transmitter and receiver sites and capacity enhancements placed into service during 2005;

•	increased long distance and roaming costs due to the increase in our direct subscriber base;

•	higher PCS Affiliate and wholesale costs as the related subscriber bases increased throughout 2005;

•	an increase in premium service fees resulting from increased subscriber data usage; and

•	an increase in EV-DO backhaul costs driven by the increased capacity required to support the launch of this service in 2005.

We expect the aggregate amount of cost of service to increase as customer usage of our networks increases and we add more sites and other equipment to expand the coverage and capacity of our CDMA and iDEN networks. See “—Forward Looking Statements”, “—Liquidity and Capital Resources” and “—Future Capital Needs and Resources — Capital Needs — Capital Expenditures.”

Handset and accessory costs were 42% of total costs of services and products in 2005 compared to 46% in 2004. These costs increased $825 million or 29% from 2004 to 2005 due to the merger with Nextel. Excluding this impact, handset and accessory costs actually decreased from 2004 to 2005. The 6% increase in volume of CDMA handsets sold during 2005 was more than offset by an 8% decrease in the average cost per handset. Additionally, equipment refurbishment costs have declined since 2004 due to operational improvements in the handset exchange and insurance programs as well as increased insurance deductibles implemented in early 2005 to offset a portion of our costs.

Costs of services and products increased 18% from 2003 to 2004, primarily due to network support of a larger subscriber base, higher minutes of use, expanded market coverage and increased handset costs. Handset and accessory costs were 46% of total costs of services and products in 2004 and 2003, and costs of services and products were 42% of net operating revenues in 2004 and 41% in 2003.

Selling, General and Administrative Expense

Selling and marketing costs primarily consist of customer acquisition costs, including commissions earned by our indirect dealers, distributors and our direct sales force for new handset activations, residual payments to our indirect dealers, payroll and facilities costs associated with our direct sales force, retail stores and marketing employees, telemarketing, advertising, media programs and sponsorships, including costs related to branding. General and administrative costs primarily consist of fees paid for billing, customer care and information technology operations, bad debt expense and back office support activities, including customer retention, collections, legal, finance, human resources, strategic planning and technology and product development, along with the related payroll and facilities costs. Selling, general and administrative expense was 31% of net operating revenues in 2005 and 30% in 2004.

Sales and marketing expense increased $1,266 million or 56% from 2004 to 2005 primarily due to the merger with Nextel including the launch of new branding initiatives and advertising campaigns in connection with the merger. The remaining increase in selling and marketing expense reflects:

•	increased sales and distribution costs to support a larger direct subscriber base, as well as a shift in the compensation of our third party dealers from a discounted handset-based plan to a commissions-based plan that was implemented in 2005; and

•	increased advertising and marketing costs, focusing on the customer experience, more corporate sponsorships including the NFL and more media advertising associated with the merger and the launch of our new “Yes You Can” brand campaign.

General and administrative costs increased $1,160 million or 53% from 2004 to 2005 primarily due to the merger with Nextel, as well as:

•	an increase in bad debt expense. The reserve for bad debt requires our judgment and is based on historical trending, industry norms and recognition of then-current market indicators about general economic conditions. Bad debt expense as a percentage of net operating revenues was 1.5% in 2005 and 1.1% in 2004. The reserve for bad debt as a percent of outstanding accounts receivable was 6% in 2005 and 7% in 2004; and

•	an increase in information technology and billing expenses to support a larger subscriber base in addition to an increase in credit card fees as more subscribers submit invoice payments through credit cards; partially offset by

•	a decrease in our customer care costs as we outsourced more of our customer care calls to less expensive service centers, which more than offset the increase in volume.

We expect the aggregate amount of selling, general and administrative expenses to continue increasing in absolute terms in the future primarily as a result of increased costs to support a growing customer base, including costs associated with billing, collection, customer retention and customer care activities. See “—Forward Looking Statements.”

Selling, general and administrative expense increased 8% from 2003 to 2004, reflecting an increase in sales and distribution costs primarily driven by higher gross additions and an increase in the number of direct retail stores. Selling and marketing costs also contributed to the increase as a significant campaign was launched to reposition the Sprint PCS brand in 2004. Selling, general and administrative expense was 30% of net operating revenues in 2004 and 32% in 2003. Bad debt expense as a percentage of net operating revenues was 1.1% in 2004 and 2.0% in 2003. The reserve for bad debt as a percent of outstanding accounts receivable was 7% in both 2004 and 2003. The stability of the 2004 percentage mainly reflects sales of previously written-off subscriber receivables and reductions in reserves because number portability churn did not occur as anticipated.

Restructuring and Asset Impairment

In 2005, asset impairment charges of $27 million were recorded primarily related to the write-down of various software applications. Restructuring credits of $7 million were the result of an analysis and finalization of original estimates related to our organizational realignment initiated in 2003. We have completed substantially all activities related to this realignment.

In 2004, we recorded a $30 million restructuring charge related to severance costs associated with our organizational realignment.

In 2003, we recorded asset impairments of $349 million primarily related to the termination of development of a new billing platform. We also recorded restructuring charges of $13 million for severance costs associated with our organizational realignment, and contractual obligations related to the termination of the development of the billing platform, partially offset by the finalization of all 2001 and 2002 restructuring activities.

Additional information regarding our asset impairments can be found in note 8 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

Depreciation and Amortization Expense

Estimates and assumptions are used both in setting depreciable lives and testing for recoverability. Assumptions are based on internal studies of use, industry data on lives, recognition of technological advancements and understanding of business strategy. Depreciation expense consists mainly of depreciation of network assets. Amortization expense consists mainly of amortization of customer relationship intangible assets.

Depreciation expense increased $793 million or 31% from 2004 to 2005 primarily due to the merger with Nextel. Excluding this impact, depreciation expense increased as a result of an increase in transmitter and receiver sites in service and the costs to modify existing switches and transmitter and receiver sites in existing markets primarily to enhance the capacity of our networks.

Amortization expense increased $1,329 million from 2004 to 2005 due primarily to amortization expense related to the customer contracts acquired with the Sprint-Nextel merger and acquisition of five PCS Affiliates.

Depreciation expense increased 4% in 2004 mainly reflecting depreciation of the network assets placed in service during that year.

Long Distance

Through our Long Distance segment, we provide a broad suite of wireline voice and data communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice, data communications using various protocols such as MPLS, IP, ATM, and frame relay and managed network services. We are one of the nation’s largest providers of long distance services and operate all-digital long distance and Tier 1 IP networks. We also provide services to the cable telephony market through arrangements with cable companies that resell our long distance service, local services such as 911, directory and basic local features, and/or use our back office systems and network assets in support of their local telephone service provided over cable facilities.

We determined that business conditions and events that occurred in 2004 and impacted our operations constituted a “triggering event” requiring an evaluation of the recoverability of our long-lived assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We reevaluated our strategy and financial forecasts in 2004 resulting in a $3.5 billion pre-tax non-cash impairment charge to the Long Distance long-lived assets. Additional information regarding our asset impairments can be found in note 8 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

Long Distance	Year Ended December 31, 2005	% of Operating Revenues	Year Ended December 31, 2004	% of Operating Revenues	Change from Previous Year
					Dollars	Percent
	(dollars in millions)
Net operating revenues
Voice	$4,213	61%	$4,560	62%	$(347)	(8)%
Data	1,632	24%	1,722	24%	(90)	(5)%
Internet	736	11%	793	11%	(57)	(7)%
Other	253	4%	252	3%	1	—

Total net operating revenues	6,834	100%	7,327	100%	(493)	(7)%

Operating expenses
Costs of services and products	4,378	64%	4,249	58%	129	3%
Selling, general and administrative	1,449	21%	1,954	27%	(505)	(26)%
Restructuring and asset impairment	15	1%	3,661	50%	(3,646)	(100)%
Depreciation	498	7%	1,080	14%	(582)	(54)%
Amortization	1	—	1	—	—	—

Total operating expenses	6,341	93%	10,945	149%	(4,604)	(42)%

Operating income (loss)	$493	7%	$(3,618)	(49)%	$4,111	114%

Capital expenditures	$384		$282		$102	36%

Long Distance	Year Ended December 31, 2004	% of Operating Revenues	Year Ended December 31, 2003	% of Operating Revenues	Change from Previous Year
					Dollars	Percent
	(dollars in millions)
Net operating revenues
Voice	$4,560	62%	$4,999	63%	$(439)	(9)%
Data	1,722	24%	1,853	23%	(131)	(7)%
Internet	793	11%	973	12%	(180)	(18)%
Other	252	3%	180	2%	72	40%

Total net operating revenues	7,327	100%	8,005	100%	(678)	(8)%

Operating expenses
Costs of services and products	4,249	58%	4,180	52%	69	2%
Selling, general and administrative	1,954	27%	2,296	29%	(342)	(15)%
Restructuring and asset impairment	3,661	50%	1,564	19%	2,097	134%
Depreciation	1,080	14%	1,441	18%	(361)	(25)%
Amortization	1	—	1	—	—	—

Total operating expenses	10,945	149%	9,482	118%	1,463	15%

Operating loss	$(3,618)	(49)%	$(1,477)	(18)%	$(2,141)	(145)%

Capital expenditures	$282		$339		$(57)	(17)%

    Net Operating Revenues

Net operating revenues decreased 7% in 2005 and 8% in 2004. Lower pricing associated with voice services, the decline in the unbundled network element platform as we exited that market, and migration from legacy data products played a large role in the declines for both years. Additionally, the termination of a large Dial IP contract during 2004 and the sale of our wholesale Dial IP business in 2004 further contributed to the decreasing revenues. Partially offsetting these declines in revenue were incremental revenues from selling services to the cable companies.

In October 2004, we completed the sale of our wholesale Dial IP business for $34 million. These assets were classified as held for sale on September 30, 2004, and an associated pre-tax non-cash charge of $21 million was included in the 2004 impairment charge.

In 2006, we expect to see continued revenue declines in Long Distance due to lower pricing on commercial contracts and continued pressures in the consumer long distance market. Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. See “—Forward Looking Statements.”

Voice Revenues

Voice revenues decreased 8% in 2005 and 9% in 2004. Intense competition from the cable industry and the major local exchange carriers for consumer and small business customers, as well as wireless, e-mail and instant messaging substitution continue to erode the retail base and drive lower prices per minute, despite an 11% increase in call volume in 2005 and a 13% increase in 2004. These declines were partially offset by an increase in lower-yielding affiliate and wholesale revenue primarily from our relationships with certain cable providers. Voice revenues generated from the provision of services to Wireless represented 14% of total voice revenues in 2005 compared to 12% in 2004.

Data Revenues

Data revenues reflect sales of current-generation data services, including ATM, managed network services, private line, and frame relay services. Data revenues decreased 5% in 2005 and 7% in 2004. In 2005, frame relay and ATM declined due to customers migrating to IP-based technologies. These declines were partially offset by growth in managed network services. In 2004, the decrease in frame relay and private line services was partially offset by an increase in ATM and managed network services.

Internet Revenues

Internet revenues decreased 7% in 2005 and 18% in 2004. The 2005 decline was primarily due to the loss of the Dial IP revenues due to the sale of our Dial IP business in October 2004. These revenues were partially replaced by an increase in dedicated IP revenue as customers migrated from ATM and frame relay technologies to next generation MPLS technologies. The decline in 2004 was the result of a decrease in Dial IP revenues and the discontinuation of our web hosting service, partially offset by an increase in dedicated IP revenue .

Other Revenues

Other revenues remained flat in 2005 after increasing 40% in 2004. The 2004 increase was primarily due to higher equipment sales.

    Costs of Services and Products

Costs of services and products include access costs paid to local phone companies, including those reflected as discontinued operations, other domestic service providers and foreign phone companies to complete calls made by our domestic customers, costs to operate and maintain our networks, and costs of equipment. Costs of services and products increased 3% in 2005 and 2% in 2004. The 2005 increase was driven by access volume and international access costs, somewhat offset by renegotiated access rate agreements and initiatives to reduce access unit costs. These costs were partially offset by the recognition of a portion of the deferred gain from the sale of the conferencing business, which was sold in June 2005. The 2004 increase was primarily attributable to higher access volume, somewhat offset by renegotiated access rate agreements and initiatives to reduce access unit costs.

Costs of services and products were 64% of net operating revenues in 2005, 58% in 2004 and 52% in 2003. These increases occurred as a result of the overall reductions in net operating revenues.

    Selling, General and Administrative Expense

Selling, general and administrative expense decreased 26% in 2005 and 15% in 2004. The 2005 decline was due primarily to continued restructuring efforts, headcount reductions, aggressive cost savings initiatives, reduced rent costs and lower bad debt expense in the wholesale markets. The 2004 decline was due to restructuring efforts and general cost controls.

Selling, general and administrative expense includes charges for estimated bad debt expense. The reserve for bad debt requires management’s judgment and is based on customer-specific indicators, as well as historical trending, industry norms and recognition of then-current market indicators about general economic conditions. Bad debt expense as a percentage of net operating revenues was less than 1% in 2005, 2% in 2004, and 1% in 2003. The reserve for bad debt as a percentage of outstanding accounts receivable was 8% in 2005, 12% in 2004 and 11% in 2003.

Total selling general and administrative expense was 21% of net operating revenues in 2005, 27% in 2004, and 29% in 2003.

Restructuring and Asset Impairments

In 2005, we recorded restructuring and asset impairment charges of $15 million, of which $9 million related to the write-off of certain internal-use software systems that are no longer being utilized. The remaining charges are costs associated with the wind down of our web hosting service. Activities related to this wind down are substantially complete; however, we continue to be obligated under facility leases that expire from 2007 through 2014.

In 2004, we recorded asset impairments of $3.5 billion related to our property, plant and equipment. We also recorded charges of $121 million related to severance costs and termination of facility leases associated with our transformation initiatives and the ongoing wind down of our web hosting service.

In 2003, we recorded asset impairments of $1.2 billion related to a decline in the fair value of our BRS spectrum. The decision to wind down the web hosting service resulted in a $316 million asset impairment charge, and associated restructuring charges of $60 million related to severance and facility lease terminations.

Additional information regarding our asset impairments can be found in note 8 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

    Depreciation Expense

Depreciation expense decreased 54% in 2005 and 25% in 2004. The decrease in both years was primarily driven by the reduction in value of assets associated with the impairment of our property, plant and equipment in 2004, as well as a decreased asset base due to the wind-down of the web hosting service in 2003. Additionally, in 2004, we extended the depreciable life of certain high-capacity transmission equipment from eight years to twelve years due to slower anticipated evolution of technology. This extension in life decreased the 2004 depreciation expense by approximately $74 million. Depreciation expense was 7% of net operating revenues in 2005, 15% in 2004, and 18% in 2003.

Nonoperating Items

	Year Ended December 31,		Change from Previous Year
	2005	2004	Dollars	Percent
	(dollars in millions)
Interest expense	$(1,294)	$(1,218)	$(76)	(6)%
Interest income	236	60	176	NM
Equity in earnings (losses) of unconsolidated subsidiaries	107	(41)	148	NM
Loss on retirement of debt	—	(60)	60	100%
Other, net	101	14	87	NM
Income tax (provision) benefit	(470)	1,238	(1,708)	NM
Discontinued operations, net	980	994	(14)	(1)%
Cumulative effect of change in accounting principles, net	(16)	—	(16)	(100)%
Income (loss) available to common shareholders	$1,778	$(1,028)	$2,806	NM

NM:	Not Meaningful

	Year Ended December 31,		Change from Previous Year
	2004	2003	Dollars	Percent
	(dollars in millions)
Interest expense	$(1,218)	$(1,356)	$138	10%
Interest income	60	47	13	28%
Equity in losses of unconsolidated subsidiaries	(41)	(79)	38	48%
Loss on retirement of debt	(60)	(16)	(44)	NM
Other, net	14	(16)	30	NM
Income tax benefit	1,238	843	395	47%
Discontinued operations, net	994	2,338	(1,344)	(57)%
Cumulative effect of change in accounting principle, net	—	258	(258)	(100)%
Income (loss) available to common shareholders	$(1,028)	$1,283	$(2,311)	NM

NM:	Not Meaningful

    Interest Expense

The effective interest rates in the following table reflect interest expense on long-term debt only. Interest costs on short-term borrowings, deferred compensation plans and amortization of debt costs have been excluded so as not to distort the effective interest rates on long-term debt. See “—Liquidity and Capital Resources” for more information on our financing activities.

	Year Ended December 31,
	2005	2004	2003
Effective interest rate on long-term debt	6.8%	7.1%	7.1%

The effective interest rate includes the effect of interest rate swap agreements. Additional information regarding our interest rate swaps can be found in note 12 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K. Although interest expense increased $76 million in 2005 compared to 2004 due to additional indebtedness assumed in connection with the Nextel merger and the PCS Affiliate acquisitions, the effective interest rate on long-term debt decreased in 2005 from 7.1% to 6.8%. The decrease is primarily due to lower effective interest rates on the assumed Nextel long-term debt. As of December 31, 2005, the average floating rate of interest on the swapped debt was 7.0%, while the weighted average coupon on the underlying debt was 7.2%. Our effective interest rate on long-term debt decreased in 2004 as compared to 2003, primarily due to fair value interest rate swaps on $1 billion of long-term debt that were entered into during 2003.

    Interest Income

Interest income for 2005, 2004 and 2003 includes dividends received from our investments in equity securities and interest earned on marketable debt securities. The $176 million increase in interest income from 2004 to 2005 is primarily due to the increase in the average cash and cash equivalents balances due to the Sprint-Nextel merger. Interest income also benefited from a 200—basis point increase in Federal funds rates during 2005.

    Equity in Earnings (Losses) of Unconsolidated Subsidiaries

Under the equity method of accounting, we record our proportional share of the losses of the company in which we have invested, up to the amount of our investment. We recorded $107 million of net equity in earnings of unconsolidated subsidiaries in 2005, primarily the result of recording $137 million of equity in earnings associated with our ownership interest in Nextel Partners, the majority of which related to a release by Nextel Partners of a significant portion of its deferred tax valuation allowance in the third quarter 2005.

We recorded $41 million and $79 million of equity in losses of unconsolidated subsidiaries during 2004 and 2003, respectively, primarily driven by our investments in Virgin Mobile. Our equity in losses of unconsolidated subsidiaries decreased from 2003 to 2004 because, during 2004, our recorded losses from Virgin Mobile reached the amount of our investment and we suspended the recognition of our equity in Virgin Mobile’s losses at that time. Additional information regarding our equity method investments can be found in note 5 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

    Loss on Retirement of Debt

We recorded charges of $60 million and $16 million in 2004 and 2003, respectively, to expense the carrying value of debt premiums due to the early retirement of debt. We did not incur any charges due to the early retirement of debt during 2005. Additional information regarding our long-term debt can be found in note 9 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

    Other, net

We recognized $71 million of gains on the sale of investments during 2005. During the year, we realized a gain of $15 million from our sale of 5 million shares of our investment in NII Holdings Inc. We also used 10.5 million shares of our investment in Earthlink, Inc. to settle certain variable prepaid forward contracts for a gain of $9 million. Additionally, during 2005, Rogers Communications, Inc. acquired Call-Net Enterprises, Inc., in which we held an equity method investment. This acquisition resulted in a gain of $18 million. In December 2005, we sold our remaining investment in Barak I.T.C. (1995) – The International Telecommunications Services Corp. Ltd. for a nominal amount, and reversed previously-recognized losses of $28 million.

We recognized $15 million of gains on the sale of investments during 2004. These gains were primarily attributable to transactions involving our investment in Earthlink. We used 5.6 million shares to settle certain variable prepaid forward contracts and sold an additional 1 million shares of this investment for gains totaling $11 million.

During 2003, we sold 10.8 million shares of our investment in Earthlink for a loss of $3 million.

Our derivative transactions are used principally for hedging purposes. However, we entered into several derivative instruments during 2005 that did not qualify for hedge accounting treatment. As a result, all changes in the fair values of these instruments were reflected in our results of operations in the period in which the change occurred. During 2005, we recognized approximately $9 million of losses due to the change in fair values of these instruments. Additional information regarding our derivative instruments and hedging activities can be found in note 12 of Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

Other increases in nonoperating income during 2005 included favorable foreign exchange rates used in foreign currency transactions and favorable terms in certain customer contracts. During 2004, we realized losses due to unfavorable foreign exchange transactions and charges of $15 million in advisory fees related to the recombination of our tracking stocks. During 2003, we recorded a $50 million charge, net of insurance settlements, to settle shareholder litigation. We also incurred losses related to foreign exchange transactions.

    Income Tax (Provision) Benefit

Our consolidated effective tax rates were 36.4% in 2005, 38.2% in 2004, and 39.2% in 2003. Information regarding the differences that caused the effective income tax rates to vary from the statutory federal rate for income taxes related to continuing operations can be found in note 13 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K.

    Discontinued Operations, net

On May 17, 2006, we completed the spin-off of Embarq. Prior to the spin-off, Embarq’s results were reported primarily as the Local segment in our financial statements. See Note 25 of the Notes to Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K for additional information.

Income from discontinued operations related to the spin-off of Embarq remained relatively stable from 2004 through 2005. Additionally in 2003, we completed the sale of our directory publishing business to R.H. Donnelley for $2.2 billion in cash. The pre-tax gain was $2.1 billion, $1.3 billion after tax.

Financial Condition

Our consolidated assets of $102.6 billion as of December 31, 2005 reflect an increase of $61.3 billion from 2004. This increase was primarily due to business combination activity, $56.4 billion of which reflects the fair value of Nextel’s assets, net of cash paid, and $555 million of which reflects the fair value of US Unwired’s assets, net of cash paid, both of which were acquired in the third quarter 2005, $93 million of which reflects the fair value of Gulf Coast Wireless’ assets, net of cash paid, and $239 million of which reflects the fair value of IWO Holding’s assets, net of cash paid, both of which were acquired in the fourth quarter 2005. Additional information regarding the impact of business combinations on consolidated assets can be found in note 2 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K. The remainder of the increase in consolidated assets is primarily driven by cash and equivalents. Excluding net cash paid of $188 million in the Sprint-Nextel merger and the acquisitions of US Unwired, Gulf Coast Wireless and IWO Holdings, cash and equivalents increased $4.9 billion. See “Liquidity and Capital Resources” for additional information on the increase in cash.

In August 2005, all three major credit rating agencies upgraded our debt ratings. Standard and Poor’s Corporate Ratings upgraded our long-term senior unsecured debt to A- from BBB- and changed our credit rating outlook to stable from positive. Moody’s Investor Service upgraded our long-term senior unsecured debt rating to Baa2 from Baa3 and changed the credit rating outlook to stable from positive. Fitch Ratings upgraded our senior unsecured debt rating to BBB+ from BBB and changed our credit rating outlook to stable from positive.

Liquidity and Capital Resources

	Year Ended December 31,		Change From Previous Year
	2005	2004
	(dollars in billions)
Cash and equivalents	$8.9	$4.2	$4.7
Marketable securities	1.8	0.4	1.4

	10.7	4.6	6.1
Undrawn bank credit facility	4.5	1.0	3.5
Undrawn and available accounts receivable asset securitization facilities	—	0.7	(0.7)

Total liquidity	$15.2	$6.3	$8.9

During December 2005, we entered into a new unsecured bank credit facility, consisting of a five year $6.0 billion revolving credit facility and a 364-day $3.2 billion term loan, for a total financing capacity of $9.2 billion. This facility replaced the existing Nextel credit agreement, which included a $4.0 billion revolving credit facility, $1.0 billion of which was drawn, and a $2.2 billion term loan, all of which was outstanding. The new $3.2 billion term loan was used to refinance the outstanding revolving credit and term loans under the existing Nextel credit agreement. The $2.5 billion letter of credit required by the FCC Report and Order that was outstanding under the Nextel credit agreement remains outstanding under the new $6.0 billion revolving credit facility and reduces the available revolving loan commitments by an equivalent amount, leaving $3.5 billion of borrowing capacity available under the new credit facility at December 31, 2005. The full revolving loan commitment under our existing $1.0 billion bank credit facility was also available as of December 31, 2005.

The credit agreements described above provide for interest rates equal to the London Interbank Offered Rate, or LIBOR, or Prime Rate plus a spread that varies depending on the applicable borrower’s or guarantor’s credit ratings. None of these facilities includes rating triggers that would allow the lenders involved to terminate the facilities in the event of a credit rating downgrade.

We had letters of credit of $124 million as of December 31, 2005, in addition to the $2.5 billion letter of credit related to the Report and Order.

As of December 31, 2005, we were in compliance with all debt covenants, including all financial ratio tests, associated with our borrowings.

Our ability to fund our capital needs is ultimately impacted by the overall capacity and terms of the bank and securities markets. Given the volatility in these markets, we continue to monitor them closely and to take steps to maintain financial flexibility and a reasonable capital structure cost.

As of December 31, 2005, we had working capital of $5.0 billion compared to $3.1 billion as of December 31, 2004. In addition to cash, cash equivalents and current marketable securities, a significant portion of our working capital consists of accounts receivable, handset inventory, prepaid expenses, deferred tax assets and other current assets, net of accounts payable, accrued expenses and the current portion of long-term debt and capital lease obligations. The increase in working capital is primarily due to the approximately $2.6 billion of working capital acquired as a result of the Nextel merger.

Discontinued Operations

On May 17, 2006, we completed the spin-off of Embarq that we had announced at the time of our merger with Nextel Communications. The separation of Embarq from us results in two separate companies that can each focus on maximizing opportunities for its distinct business. We believe this separation will present the opportunity for enhanced performance of each of the two companies, including: allowing each company separately to pursue the business and regulatory strategies that best suit its long-term interests and, by doing so, addressing the growing strategic divergence between Embarq’s local wireline-centric focus and our increasingly national wireless-centric focus; creating separate companies that have different financial characteristics, which may appeal to different investor bases; creating opportunities to more efficiently develop and finance expansion plans; and creating effective management incentives tied to the relevant company’s performance.

In the spin-off, we distributed pro rata to our shareholders one share of Embarq common stock for every 20 shares of our voting and non-voting common stock, or about 149 million shares of Embarq common stock. Cash was paid for fractional shares. The distribution of Embarq common stock is considered a tax-free transaction for us and for our shareholders, except cash payments made in lieu of fractional shares which are generally taxable.

In connection with the spin-off, Embarq transferred to our parent company $2.1 billion in cash and about $4.5 billion of Embarq senior notes in partial consideration for, and as a condition to, our transfer to Embarq of the local communications business. Embarq also retained about $665 million in debt obligations of its subsidiaries. The cash and senior notes were transferred by our parent company to our finance subsidiary, Sprint Capital Corporation, in satisfaction of indebtedness owed by our parent company to Sprint Capital. On May 19, 2006, Sprint Capital sold the Embarq senior notes to the public, receiving about $4.4 billion in net proceeds.

The separation and distribution agreement and related agreements with Embarq provide that generally each party will be responsible for its respective assets, liabilities and businesses following the spin-off and that we and Embarq will provide each other with certain transition services relating to our respective businesses for specified periods at cost-based prices. We also entered into agreements pursuant to which we and Embarq will provide each other with specified services at commercial rates. Further, the agreements provide for a settlement process surrounding the transfer of certain assets and liabilities. It is possible that adjustments will occur in future periods as these matters are settled.

If the spin-off of Embarq does not qualify as a tax-free transaction, tax could be imposed on both our shareholders and us.

Cash Flows

	Year Ended December 31,		Change from Previous Year
	2005	2004	Dollars	Percent
	(dollars in millions)
Cash provided by continuing operations	$8,655	$4,478	$4,177	93%
Cash used in investing activities	(4,724)	(4,056)	(668)	17%
Cash used in financing activities	(1,228)	(680)	(548)	81%

Operating Activities

Net cash provided by continuing operations of $8.7 billion increased $4.2 billion in 2005 from 2004. Cash received from customers increased by approximately $7.3 billion, which was partially offset by a $4.3 billion increase in cash paid to suppliers and employees. These increases were primarily the result of the operations of Nextel being included with our operations beginning on August 12, 2005, as well as continued growth in the Wireless customer base, partially offset by merger-related costs. Additionally, cash flows provided by operating activities for 2005 include the receipt of $1.2 billion in prepaid tower rentals from Global Signal in exchange for granting Global Signal the exclusive rights to lease or operate more than 6,560 communications towers owned by us.

Investing Activities

Net cash used in investing activities totaled $4.7 billion in 2005 compared to $4.1 billion in 2004. Capital expenditures, which accounted for $5.1 billion of our investing activities in 2005, increased from $4.0 billion in 2004 due primarily to higher spending related to our Wireless segment. We invested in our Wireless segment primarily to maintain and enhance network reliability and upgrade capabilities for providing new products and services, including the deployment of EV-DO technology, as well as to maintain the iDEN network reliability as we fulfill our obligations under the Report and Order. We invested in our Long Distance segment to maintain network reliability, upgrade capabilities for providing new products and services and meet capacity demands.

Investing activities also reflect $1.2 billion of net cash acquired in the merger with Nextel, offset by $968 million of net cash paid to acquire US Unwired, $211 million of net cash paid to acquire Gulf Coast Wireless and $192 million of net cash paid to acquire IWO Holdings. Additionally, investing activities include proceeds from the sale of assets, including the receipt of $376 million from the sale of shares of NII Holdings common stock in the third quarter 2005, and the receipt of $200 million from the sale of the Long Distance conferencing business in the second quarter 2005. The $200 million received from Virgin Mobile in the third quarter 2005 is reflected in the distribution from affiliates activity.

    Financing Activities

Net cash used in financing activities totaled $1.2 billion in 2005 compared to $680 million in 2004. Debt-related financing activities consisted of the retirement of almost $1.1 billion of senior notes and capital lease obligations and the retirement of a $2.2 billion term loan and a $1.0 billion revolving credit loan with a new $3.2 billion term loan. Financing activities for 2005 also include $432 million in proceeds from common stock issuances, primarily resulting from exercises of employee stock options. Proceeds from common stock issuances of $1.9 billion in 2004 were mainly from the settlement of equity unit forward contracts.

We paid cash dividends of $525 million in 2005 compared with $670 million in 2004. The decrease in cash dividends paid is due to a decrease in the dividend rate in the third quarter 2005 to 2.5 cents per share from 12.5 cents per share in prior quarters. This was partially offset by an increase in the number of shares of common stock outstanding in 2005, primarily as a result of the Nextel merger, compared to 2004.

Capital Requirements, Contractual Obligations and Funding Sources

Capital Requirements

We anticipate that future funding needs in the near term will principally relate to:

•	operating expenses relating to our networks;

•	capital expenditures, particularly with respect to the expansion of the coverage and capacity of our wireless networks and the deployment of new technologies in those networks;

•	interest and scheduled principal payments related to our debt and any purchases or redemptions of our debt or other securities;

•	dividend payments as declared by our board of directors, which we plan to continue following the spin-off of Embarq;

•	amounts required to fund pending acquisition transactions, including the purchase of all outstanding shares of common stock of Nextel Partners that we do not own for about $6.5 billion;

•	amounts required to be expended in connection with the FCC’s Report and Order, and other potential investments in new business opportunities and spectrum purchases;

•	potential costs of compliance with regulatory mandates, including E911; and

•	other general corporate expenditures.

Future Contractual Obligations

The following table sets forth our best estimates as to the amounts and timing of contractual payments for our most significant contractual obligations as of December 31, 2005. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of the relevant agreements, appropriate classification of items under GAAP currently in effect and certain assumptions, such as future interest rates. Future events, including additional purchases of our securities and refinancing of those securities, could cause actual payments to differ significantly from these amounts. See “— Forward-Looking Statements.”

Future Contractual Obligations	Total	2006	2007	2008	2009	2010	2011 and Thereafter
	(in millions)
Long-term debt(1) (2)	$41,123	$6,541	$2,966	$2,569	$1,821	$1,920	$25,306
Redeemable preferred stock(3)	266	7	7	252	—	—	—
Capital leases	207	112	12	18	6	6	53
Operating leases	16,311	1,461	1,411	1,316	1,229	1,099	9,795
Acquisitions(4)(5)	10,178	10,178	—	—	—	—	—
Purchase obligations and other	8,015	2,387	1,854	1,411	1,181	604	578

Total	$76,100	$20,686	$6,250	$5,566	$4,237	$3,629	$35,732

(1)	Includes principal maturities and estimated interest payments for the bank credit facility based on management’s expectation as to future interest rates, assume the current payment schedule and exclude any additional drawdown under the revolving loan commitment.
(2)	Includes the effect of our fourth quarter 2005 decision to defease and redeem the entire outstanding aggregate principal amount of our 9.5% senior notes.
(3)	Amounts do not reflect the impact of our February 28, 2006 notice to redeem our Seventh series preferred stock, which took place in March, 2006.
(4)	Includes amounts that we are required to pay to purchase the remaining equity interest in Nextel Partners that we do not own, including amounts payable upon conversion of debt securities and upon settlement of options; as of December 31, 2005, we held approximately 30% of the common stock equity interest in Nextel Partners. Amounts do not include any debt to be assumed as part of this transaction.
(5)	Includes obligations related to our 2006 acquisitions of Alamosa, Enterprise Communications and Velocita that we announced in the fourth quarter 2005. Amounts associated with our Alamosa acquisition do not include any debt assumed as part of the transaction.

The table above does not include the costs to be paid in connection with the Report and Order over the next approximately two and one half years. The total minimum cash obligation is approximately $2.8 billion. Costs incurred under the Report and Order associated with the reconfiguration of the 800 MHz band may be applied against the $2.8 billion obligation, subject to approval by the Transition Administrator under the Report and Order. In addition, costs associated with the reconfiguration of the 1.9 GHz spectrum are not fully approved for credit until the completion of the entire reconfiguration process. Because the final reconciliation and audit of the entire reconfiguration obligation outlined in the Report and Order will not take place until after the completion of all aspects of the reconfiguration process, there can be no assurance that we will be given full credit for the expenditures that we have incurred under the Report and Order. Additionally, since we, the Transition Administrator and the FCC have not yet reached an agreement on our methodology for calculating certain amounts of property, plant and equipment to be submitted for credit, we cannot provide assurance that we will be granted full credit for certain of these network costs. As of December 31, 2005, we had incurred, on a cash basis, approximately $338 million of costs under the Report and Order.

The above table excludes amounts that may be paid or will be paid in connection with spectrum acquisitions. We have committed, subject to certain conditions, which may not be met, to pay up to about $393 million for pending spectrum acquisitions.

In addition, we had less than $5 billion of open purchase orders for goods or services as of December 31, 2005 that are enforceable and legally binding and that specify all significant terms, but were not recorded as liabilities as of December 31, 2005 or included in the table above. We will include the open purchase orders figure in the table above beginning in the 2006 Form 10-K. We expect substantially all of these commitments to become due in the next twelve months. Included in the “Purchase obligations and other” caption are minimum amounts due under some of our service contracts, including agreements for telecommunications and customer billing services, advertising services and contracts related to information technology and customer care outsourcing arrangements. Amounts actually paid under some of these “other” agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include items such as hours contracted, subscribers, and other factors. In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the delivery of functioning software or products. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above.

Expected pension contributions are disclosed in note 18 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K and have not been included in unconditional purchase obligations.

Funding Sources

As of December 31, 2005, our cash, cash equivalents and marketable securities totaled $10.7 billion.

We have two credit agreements, each with a syndicate of banks. The first, a $9.2 billion unsecured credit agreement entered into in December 2005, is comprised of a 5-year $6.0 billion revolving credit facility and a 364-day $3.2 billion term loan. The full $3.2 billion term loan was borrowed at closing and used to refinance an existing Nextel credit facility. As of December 31, 2005, about $2.5 billion of letters of credit are outstanding under the new $6.0 billion revolving credit facility. As a result, approximately $3.5 billion is available under the new facility. The second credit agreement is a $1.0 billion unsecured facility, structured as a 364-day revolving credit facility expiring in June 2006, with a subsequent one-year, $1.0 billion term-out option, none of which has been drawn.

The credit agreements described above provide for interest rates equal to the LIBOR or the prime rate plus a spread that varies depending on the applicable borrower’s or guarantor’s credit ratings. None of these facilities includes rating triggers that would allow the lenders involved to terminate the facilities in the event of a credit rating downgrade.

We had letters of credit of $124 million as of December 31, 2005, in addition to the $2.5 billion letter of credit related to the Report and Order.

As of December 31, 2005, we were in compliance with all debt covenants, including all financial ratio tests, associated with our borrowings.

Our ability to fund our capital needs is ultimately impacted by the overall capacity and terms of the bank and securities markets. Given the volatility in these markets, we continue to monitor them closely and take steps to maintain financial flexibility and a reasonable capital structure cost.

Off-Balance Sheet Financing

We do not participate in, or secure, financings for any unconsolidated, special purpose entities. We do have bankruptcy-remote entities that are included in our accompanying consolidated financial statements.

Future Outlook

As of December 31, 2005, we expect to be able to meet our currently identified funding needs for at least the next 12 months by using

•	our anticipated cash flows from operating activities as well as our cash, cash equivalents, and marketable debt securities on hand;

•	cash received by us in connection with the spin-off of Embarq; and/or

•	cash available under our existing credit facilities.

In making this assessment, we have considered:

•	anticipated levels of capital expenditures;

•	obligations related to pending acquisition transactions, including the outstanding shares of common stock of Nextel Partners that we do not own for about $6.5 billion;

•	anticipated payments under the FCC’s Report and Order;

•	declared and anticipated dividend payments and scheduled debt service requirements;

•	costs associated with the Sprint-Nextel merger and spin-off of Embarq; and

•	other future contractual obligations.

If there are material changes in our business plans, or currently prevailing or anticipated economic conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry, or if other presently unexpected circumstances arise that have a material effect on our cash flow or profitability, anticipated cash needs could change significantly.

The conclusion that we expect to meet our funding needs for at least the next 12 months as described above does not take into account:

•	any significant acquisition transactions or the pursuit of any significant new business opportunities or spectrum other than those currently being pursued by us;

•	potential material purchases or redemptions of our outstanding debt and equity securities for cash; and

•	potential material increases in the cost of compliance with regulatory mandates, including regulations related to E911 service.

Any of these events or circumstances could involve significant additional funding needs in excess of anticipated cash flows from operating activities and the identified currently available funding sources, including existing cash on hand, borrowings available under existing credit facilities and funding received in connection with the spin-off of the local telecommunications business. If existing capital resources are not sufficient to meet these funding needs, it would be necessary to raise additional capital to meet those needs. Our ability to raise additional capital, if necessary, is subject to a variety of additional factors that cannot currently be predicted with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets;

•	the market prices of our securities; and

•	tax law restrictions related to the spin-off of Embarq that may limit our ability to raise capital from the sale of our equity securities.

We have in the past and may in the future have discussions with third parties regarding potential sources of new capital to satisfy actual or anticipated financing needs. At present, other than the existing arrangements that have been consummated or are described in this report, we have no legally binding commitments or understandings with any third parties to obtain any material amount of additional capital.

The entirety of the above discussion is subject to the risks and other cautionary and qualifying factors set forth under “—Forward-Looking Statements” and in Part I, Item 1A. “Risk Factors” to our annual report on Form 10-K for the year ended December 31, 2005, as amended.

Financial Strategies

General Risk Management Policies

We use derivative instruments only for hedging and risk management purposes. Hedging activity may be done for purposes of mitigating the risks associated with an asset, liability, committed transaction or probable forecasted transaction. We seek to minimize counterparty credit risk through stringent credit approval and review processes, the selection of only the most creditworthy counterparties, continual review and monitoring of all counterparties, and thorough legal review of contracts. We also control exposure to market risk by regularly monitoring changes in hedge positions under normal and stress conditions to ensure they do not exceed established limits.

Our board of directors has authorized us to enter into derivative transactions, and all transactions comply with our risk management policies. We do not purchase or hold any derivative financial instrument for speculative purposes.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates, foreign currencies, and equity prices. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors.

Interest Rate Risk

The communications industry is a capital intensive, technology driven business. We are subject to interest rate risk primarily associated with our borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk include: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed rate long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt.

Cash Flow Hedges

We enter into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of our floating-rate debt to a fixed-rate. As of December 31, 2005, we had no outstanding interest rate cash flow hedges.

Fair Value Hedges

We enter into interest rate swap agreements to manage exposure to interest rate movements and achieve an optimal mixture of floating and fixed-rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert our fixed-rate debt to a floating-rate by receiving fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. As of December 31, 2005, we had outstanding interest rate swap agreements that were designated as fair value hedges.

Approximately 79% of our debt as of December 31, 2005 was fixed-rate debt excluding interest rate swaps. While changes in interest rates impact the fair value of this debt, there is no impact to earnings and cash flows because we intend to hold these obligations to maturity unless market and other conditions are favorable.

As of December 31, 2005, we held fair value interest rate swaps with a notional value of $1 billion. These swaps were entered into as hedges of the fair value of a portion of our senior notes. These interest rate swaps have maturities ranging from 2008 to 2012. On a semiannual basis, we pay a floating rate of interest equal to the six-month LIBOR plus a fixed spread and receive an average interest rate equal to the coupon rates stated on the underlying senior notes. On December 31, 2005, the rate we would pay averaged 7.0% and the rate we would receive was 7.2%. Assuming a one percentage point increase in the prevailing forward yield curve, the fair value of the interest rate swaps and the underlying senior notes would change by $36 million. These interest rate swaps met all the requirements for perfect effectiveness under derivative accounting rules as all of the critical terms of the swaps perfectly matched the corresponding terms of the hedged debt; therefore, there is no impact to earnings and cash flows for any fair value fluctuations.

We perform interest rate sensitivity analyses on our variable rate debt including interest rate swaps. These analyses indicate that a one percentage point change in interest rates would have an annual pre-tax impact of $45 million on our statements of operations and cash flows as of December 31, 2005. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair values.

We also perform a sensitivity analysis on the fair market value of our outstanding debt. A 10% decline in market interest rates would cause a $961 million increase in fair market value of our debt to $28 billion. This analysis includes the hedged debt.

We entered into a series of interest rate collars associated with the issuance of debt by Embarq at the time of its spin-off on May 17, 2006. These collars were designated as cash flow hedges in Embarq’s financial statements against the variability in interest payments that would result from a change in interest rates before the debt was issued at the time of the spin-off. However, because the forecasted interest payments of debt started after the spin-off, the derivative instruments did not qualify for hedge accounting treatment in our consolidated financial statements, and so any changes in the fair value of these instruments are recognized in earnings from discontinued operations during the period of change. Based on market prices on December 31, 2005, a one percentage point change in interest rates would result in a decrease in the fair value of these instruments by about $179 million.

Foreign Currency Risk

We also enter into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Our foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. We use foreign currency derivatives to hedge our foreign currency exposure related to settlement of international telecommunications access charges and the operation of our international subsidiaries. The dollar equivalent of our net foreign currency payables from international settlements was $20 million and net foreign currency receivables from international operations was $24 million as of December 31, 2005. The potential immediate pre-tax loss to us that would result from a hypothetical 10% change in foreign currency exchange rates based on these positions would be less than $1 million.

Equity Risk

We are exposed to market risk as it relates to changes in the market value of our investments. We invest in equity instruments of public and private companies for operational and strategic business purposes. These securities are subject to significant fluctuations in fair market value due to volatility of the stock market and industries in which the companies operate. These securities, which are classified in investments and marketable securities on the accompanying consolidated balance sheets, include equity method investments, investments in private securities, available-for-sale securities and equity derivative instruments.

We entered into a series of option contracts associated with our investment in NII Holdings in order to hedge the price risk associated with this security. The first of these contracts did not qualify for hedge accounting and the changes in fair value of the derivative instrument are recognized in earnings during the period of change. Based on these contracts and market prices on December 31, 2005, a 10% increase or decrease in NII Holdings’ market price would result in a decrease or increase of approximately $7 million. Changes in the market price will also affect the fair value of our holdings in NII Holdings; however, we will not recognize such gains or losses unless the investment is sold. See note 12 of the Notes to the Consolidated Financial Statements appearing in this Exhibit 99.1 to the Form 8-K for further detail of these derivative instruments.

In certain business transactions, we are granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transaction and are not designated as hedging instruments.

During 2002 and 2003, we entered into variable prepaid forward contracts to monetize equity securities held as available for sale. The derivatives have been designated as cash flow hedges to reduce the variability in expected cash flows related to the forecasted sale of the underlying equity securities. These prepaid contracts were settled between the fourth quarter 2004 and fourth quarter 2005.

Item 8. Financial Statements and Supplementary Data

The consolidated financial statements appear on pages F-1 – F-55 of this Exhibit 99.1 to the Form 8-K. The financial statement schedule required under Regulation S-X appears on page F-56 of this Exhibit 99.1 to the Form 8-K.

SPRINT NEXTEL CORPORATION

Index to Financial Statements, Financial Statement Schedule and Exhibits

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sprint Nextel Corporation:

We have audited the accompanying consolidated balance sheets of Sprint Nextel Corporation, formerly known as Sprint Corporation, and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity, for the years ended December 31, 2005 and 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule, Schedule II – Consolidated Valuation and Qualifying Accounts for the years ended December 31, 2005 and 2004. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sprint Nextel Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule for the years ended December 31, 2005 and 2004, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Sprint Nextel Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 7, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia

March 7, 2006, except for the effects of discontinued operations,

as discussed in Note 25, which is as of September 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sprint Nextel Corporation:

We have audited the accompanying consolidated statements of operations, comprehensive income (loss), cash flows and shareholders’ equity of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003. Our audit also included the financial statement schedule at Item 8 for the year ended December 31, 2003 listed in the Index to Financial Statements, Financial Statement Schedule and Exhibits. These financial statements and the schedule are the responsibility of the management of Sprint Nextel Corporation. Our responsibility is to express an opinion on these financial statements and the schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated results of operations and cash flows of Sprint Nextel Corporation for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2003, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Kansas City, Missouri

February 3, 2004, except for

        Note 3, as to which the date is April 23, 2004, Note 23,

        as to which the date is November 2, 2004, and Note 25,

        as to which the date is September 14, 2006

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in millions, except per share amounts)
Net operating revenues	$28,789	$21,647	$20,414

Operating expenses
Costs of services and products (exclusive of depreciation included below)	12,442	9,828	8,820
Selling, general and administrative	8,963	6,469	6,487
Restructuring and asset impairments	43	3,691	1,926
Depreciation	3,864	3,651	3,909
Amortization	1,336	7	1

	26,648	23,646	21,143

Operating income (loss)	2,141	(1,999)	(729)

Other income (expense)
Interest expense	(1,294)	(1,218)	(1,356)
Interest income	236	60	47
Equity in earnings (losses) of unconsolidated subsidiaries, net	107	(41)	(79)
Loss on retirement of debt	—	(60)	(16)
Other, net	101	14	(16)

	(850)	(1,245)	(1,420)

Income (loss) from continuing operations before income taxes	1,291	(3,244)	(2,149)
Income tax (expense) benefit	(470)	1,238	843

Income (loss) from continuing operations	821	(2,006)	(1,306)
Discontinued operations, net	980	994	2,338
Cumulative effect of change in accounting principle, net	(16)	—	258

Net income (loss)	1,785	(1,012)	1,290
Earnings allocated to participating securities	—	(9)	—
Preferred stock dividends	(7)	(7)	(7)

Income (loss) available to common shareholders	$1,778	$(1,028)	$1,283

Basic earnings (loss) per common share
Continuing operations	$0.40	$(1.40)	$(0.92)
Discontinued operations	0.48	0.69	1.65
Cumulative effect of change in accounting principle	(0.01)	—	0.18

Total	$0.87	$(0.71)	$0.91

Basic weighted average common shares outstanding	2,033	1,443	1,415

Diluted earnings (loss) per common share
Continuing operations	$0.40	$(1.40)	$(0.92)
Discontinued operations	0.48	0.69	1.65
Cumulative effect of change in accounting principle	(0.01)	—	0.18

Total	$0.87	$(0.71)	$0.91

Diluted weighted average common shares outstanding	2,054	1,443	1,415

See accompanying Notes to the Consolidated Financial Statements.

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in millions)
Net income (loss)	$1,785	$(1,012)	$1,290

Other comprehensive income (loss)
Unrealized holding gains on available-for-sale securities	101	33	78
Income tax expense	(37)	(12)	(30)

Net unrealized holding gains on available-for-sale securities	64	21	48
Reclassification adjustment for realized gains on available-for-sale securities included in net income (loss)	(26)	(28)	(7)
Income tax benefit	10	10	3

Net reclassification adjustment for realized gains on available-for-sale securities included in net income (loss)	(16)	(18)	(4)
Unrealized gains (losses) on qualifying cash flow hedges	2	(11)	(60)
Income tax (expense) benefit	(2)	4	23

Net unrealized losses on qualifying cash flow hedges	—	(7)	(37)
Reclassification adjustment for losses on cash flow hedges included in net income (loss)	15	15	—
Income tax expense	(5)	(5)	—

Net reclassification adjustment for losses on cash flow hedges included in net income (loss)	10	10	—
Net foreign currency translation adjustment	(9)	20	(2)
Additional minimum pension obligation	(98)	(38)	(37)
Income tax benefit	39	17	12

Net additional minimum pension obligation	(59)	(21)	(25)

Total other comprehensive (loss) income	(10)	5	(20)

Comprehensive income (loss)	$1,775	$(1,007)	$1,270

See accompanying Notes to the Consolidated Financial Statements.

SPRINT NEXTEL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005 and 2004

	2005	2004
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$8,903	$4,176
Marketable securities	1,763	445
Accounts receivable, net	4,166	2,471
Inventories	776	492
Deferred tax asset	1,789	1,023
Prepaid expenses and other current assets	779	477
Current assets of discontinued operations	916	891

Total current assets	19,092	9,975
Investments	2,364	272
Property, plant and equipment, net	23,329	14,662
Intangible assets
Goodwill	21,288	4,374
FCC licenses	18,023	3,376
Customer relationships, net	8,651	29
Other intangible assets, net	1,345	30
Other assets	631	579
Non-current assets of discontinued operations	7,857	8,024

	$102,580	$41,321

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,562	$2,397
Accrued expenses and other	4,622	2,402
Current portion of long-term debt and capital lease obligations	5,045	1,174
Current liabilities of discontinued operations	822	929

Total current liabilities	14,051	6,902
Long-term debt and capital lease obligations	19,969	15,251
Deferred income taxes	10,405	913
Postretirement and other benefit obligations	1,385	1,445
Other liabilities	2,573	1,075
Non-current liabilities of discontinued operations	2,013	1,967

Total liabilities	50,396	27,553

Seventh series redeemable preferred stock	247	247

Shareholders’ equity
Common stock
Voting, par value $2.00 per share, 6.500 billion and 3.000 billion shares authorized, 2.923 billion and 1.475 billion shares issued and outstanding	5,846	2,950
Non-voting, par value $0.01 per share, 100 million and 0 shares authorized, 38 million and 0 shares issued and outstanding	—	—
Paid-in capital	46,136	11,873
Retained earnings (deficit)	681	(586)
Accumulated other comprehensive loss	(726)	(716)

Total shareholders’ equity	51,937	13,521

	$102,580	$41,321

See accompanying Notes to the Consolidated Financial Statements.

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
			(revised see note 14)
	(in millions)
Cash flows from operating activities
Net income (loss)	$1,785	$(1,012)	$1,290
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Discontinued operations, net	(980)	(994)	(2,338)
Cumulative effect of change in accounting principle, net	16	—	(258)
Provision for losses on accounts receivable	388	318	385
Depreciation and amortization	5,199	3,658	3,910
Equity in (earnings) losses of unconsolidated subsidiaries, net	(107)	41	79
Deferred income taxes	798	(749)	182
Gain on sale of assets, net	(43)	(12)	(4)
Losses on impairment of assets	44	3,538	1,867
Other, net	435	290	124
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(364)	(540)	(348)
Inventories and other current assets	23	(86)	205
Accounts payable and other current liabilities	380	7	(826)
Increase in communications towers lease liability	1,195	—	—
Noncurrent assets and liabilities, net	(114)	19	(127)

Net cash provided by continuing operations	8,655	4,478	4,141
Net cash provided by discontinued operations	2,024	2,155	2,388

Net cash provided by operating activities	10,679	6,633	6,529

Cash flows from investing activities
Capital expenditures	(5,057)	(3,980)	(3,797)
Cash acquired in Nextel merger, net of cash paid	1,183	—	—
Purchase of PCS Affiliates, net of cash acquired	(1,371)	—	—
Proceeds from divestiture of directory business	—	—	2,213
Purchases of marketable securities	(821)	(542)	(439)
Proceeds from maturities and sales of marketable securities	808	444	—
Proceeds from sales of assets and investments	648	77	101
Distributions from (investments in) unconsolidated subsidiaries, net	167	(20)	(32)
Other, net	(281)	(35)	—

Net cash used in investing activities	(4,724)	(4,056)	(1,954)

Cash flows from financing activities
Borrowings under bank credit facility	3,200	—	44
Repayments under bank credit facility	(3,200)	—	—
Purchase and retirements of debt securities	(1,170)	(1,884)	(2,952)
Proceeds from issuance of common stock	432	1,874	12
Dividends paid	(525)	(670)	(457)
Other, net	35	—	24

Net cash used in financing activities	(1,228)	(680)	(3,329)

Net increase in cash and cash equivalents	4,727	1,897	1,246
Cash and cash equivalents, beginning of period	4,176	2,279	1,033

Cash and cash equivalents, end of period	$8,903	$4,176	$2,279

See accompanying Notes to the Consolidated Financial Statements.

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2005, 2004 and 2003

(in millions)

	Voting Common Stock		Non-voting Common Stock		Class A FT Common Stock		PCS Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)(1)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2003	895	$1,790		$—	43	$22	1,000	$1,000	$9,931	$66	$(701)	$12,108
Net income										1,290		1,290
Common stock dividends										(450)		(450)
Preferred stock dividends									(7)			(7)
Conversion of PCS common stock underlying Class A common stock						(22)	22	22				—
Cancellation of Class A FT common stock					(43)							—
Common stock issued	9	19					13	13	160			192
Stock-based compensation expense									52			52
Additional minimum pension liability											(25)	(25)
Other, net									(52)		5	(47)

Balance, December 31, 2003	904	1,809	—	—	—	—	1,035	1,035	10,084	906	(721)	13,113
Net loss										(1,012)		(1,012)
Common stock dividends(2)									(183)	(480)		(663)
Preferred stock dividends									(7)			(7)
Common stock issued	52	104					2	2	1,855			1,961
Stock-based compensation expense									129			129
Additional minimum pension liability											(21)	(21)
Conversion of PCS common stock into FON or voting common stock	519	1,037					(1,037)	(1,037)				—
Other, net									(5)		26	21

Balance, December 31, 2004	1,475	2,950	—	—	—	—	—	—	11,873	(586)	(716)	13,521
Net income										1,785		1,785
Common stock dividends										(518)		(518)
Preferred stock dividends									(7)			(7)
Common stock issued to Nextel shareholders	1,414	2,829	38						32,816			35,645
Common stock issued	34	67							458			525
Conversion of Nextel vested stock-based awards upon merger									639			639
Stock-based compensation expense									302			302
Tax benefit from stock compensation									38			38
Additional minimum pension liability											(59)	(59)
Other, net									17	—	49	66

Balance, December 31, 2005	2,923	$5,846	38	$—	—	$—	—	$—	$46,136	$681	$(726)	$51,937

(1)	As of December 31, 2005, accumulated other comprehensive loss consists of $(818) additional minimum pension liability, offset by $80 of unrealized net gains related to investments and derivatives and $12 of foreign currency translation adjustment.
(2)	In 2004, voting common stock dividends were paid out of paid-in capital in the quarterly period in which retained earnings were in a deficit position.

See accompanying Notes to the Consolidated Financial Statements.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Operations and Significant Accounting Policies

Operations

We are a global communications company offering a comprehensive suite of wireless and wireline communications products and services that are designed to meet the needs of our targeted customer groups: individuals and business and government customers. Although our operations are divided into two lines of business: Wireless and Long Distance, we have organized our sales and distribution efforts to focus on the needs of our targeted customer groups, which enables us to create customer-focused communications solutions. We are one of the three largest wireless companies in the United States based on the number of wireless subscribers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone. Our Series 1 voting common stock trades on the New York Stock Exchange, or NYSE, under the symbol “S.”

We, together with third party affiliates, each referred to as a PCS Affiliate, and Nextel Partners, Inc., offer digital wireless service in all 50 states, Puerto Rico and the U.S. Virgin Islands. The PCS Affiliates, through commercial arrangements with us, provide wireless personal communication services, or PCS, under the Sprint® brand name in certain mid-sized and tertiary U.S. markets on wireless networks built and operated at their expense using spectrum licensed to and controlled by us. Nextel Partners provides digital wireless communications services under the Nextel brand name in certain mid-sized and tertiary U.S. markets on wireless networks built and operated at its expense.

We offer a wide array of wireless mobile telephone and wireless data transmission services on networks that utilize code division multiple access, or CDMA, and integrated Digital Enhanced Network, or iDEN®, technologies. We market wireless services provided on our CDMA network under the Sprint brand. We are deploying high-speed evolution data optimized, or EV-DO, technology across our CDMA network. We first introduced EV-DO commercially in the second quarter 2005, and we will continue to expand EV-DO into additional markets. We operate an all-digital long distance and Tier 1 Internet protocol, or IP, network, over which we provide a broad suite of wireline communications services targeted to domestic business and residential customers, multinational corporations and other communications companies.

Basis of Consolidation and Presentation

On August 12, 2005, a subsidiary of ours merged with Nextel Communications, Inc. for aggregate consideration of $37.8 billion. In connection with the Nextel merger, we changed our name to Sprint Nextel Corporation, or Sprint Nextel. On August 12, 2005, we acquired US Unwired Inc. for $968 million in cash. We also acquired Gulf Coast Wireless Limited Partnership for $211 million in cash on October 3, 2005 as well as IWO Holdings, Inc. for $192 million in cash on October 20, 2005. Each of these companies is now a wholly owned subsidiary of Sprint Nextel. Each transaction was accounted for as a purchase. See note 2 for further discussion of these transactions.

These financial statements reflect the spin-off of the local communications business that was completed on May 17, 2006. This business, which is now known as Embarq Corporation, consists primarily of the business that we had reported as the Local segment in our consolidated financial statements in prior periods. As a result of the spin-off, we have distributed to our shareholders shares of Embarq common stock. In connection with the spin-off, we received from Embarq cash and senior notes of Embarq, which we sold at the time of the spin-off. As required by Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and as required by SFAS No. 95, Statement of Cash Flows, the results of operations, balance sheets and cash flows from continuing operations of this business are presented as discontinued operations for all periods presented. See note 25 for additional information.

The accompanying consolidated financial statements include our accounts, and those of our wholly owned subsidiaries, and subsidiaries we control, as well as variable interest entities where we are the primary beneficiary. All significant intercompany transactions and balances have been eliminated in consolidation. We use the equity method to account for equity investments in unconsolidated entities in which we exercise significant influence over operating and financial policies but do not control. We recognize all changes in our proportionate share of the unconsolidated subsidiaries’ equity resulting from their equity transactions as adjustments to our investment and shareholders’ equity balances. We use the cost method to account for equity investments in all other unconsolidated entities. See note 5 for additional information.

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results could differ from those estimates.

Certain prior-period amounts have been reclassified to conform to the current period presentation. In 2005, we determined that recategorization of certain costs from costs of services and products to selling, general and administrative would be more consistent with current industry practices, and accordingly reclassified $1.1 billion of expenses in each of the years ended December 31, 2004 and 2003. These costs primarily consist of certain customer care and information technology costs for the Wireless and Long Distance segments.

Previously, our operations included a Local segment, now known as Embarq Corporation, which we spun-off to our shareholders on May 17, 2006. Except as noted, the notes accompanying these financial statements generally exclude information related to the Local segment.

Revenue Recognition

Operating revenues primarily consist of wireless service revenues, revenues generated from handset and accessory sales and revenues from wholesale operators and PCS Affiliates, as well as long distance voice, data and internet revenues.

We recognize operating revenues as services are rendered or as products are delivered to customers in accordance with Securities and Exchange Commission, or SEC, Staff Accounting Bulletin No. 104, Revenue Recognition, and the Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenues consist of fixed monthly recurring charges, variable usage charges, equipment charges and miscellaneous fees such as activation fees, directory assistance, operator-assisted calling, equipment protection, late payment charges and certain regulatory fees. We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. As a result of the cutoff times of our multiple billing cycles each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily on rate plans in effect and our historical usage and billing.

Certain of our bundled products and services, primarily in Wireless, have been determined to be revenue arrangements with multiple deliverables. Total consideration received in these arrangements is allocated and measured using units of accounting within the arrangement based on relative fair values. We recognize revenue from handset sales when title to the handset passes to the dealer or end user customer. We classify handset sales as equipment revenue.

Wireless offerings include wireless phones and service contracts sold together in our company-operated stores. The activation fee revenue associated with these direct channel sales is recognized at the time the related wireless phone is sold and is classified as equipment sales. Wireless activation fees earned prior to the 2003 adoption of EITF Issue No. 00-21 are being deferred and amortized over the estimated average life of the end user customer. Certain activation fees associated with unbundled sales in our Wireless segment are deferred and amortized over the estimated average life of the end user customer.

Advertising Expense

We recognize advertising expense as incurred. These expenses include production, media and other promotional and sponsorship costs. Advertising expenses totaled $1.4 billion in 2005, $923 million in 2004, and $903 million in 2003.

Research and Development

We recognize research and development expense as incurred. Research and development expenses totaled $47 million in 2005, $31 million in 2004, and $16 million in 2003.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of these benefits is considered to be more likely than not. See note 13 for more information.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjust basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method, and the dilutive effects of shares issuable upon the conversion of our convertible senior notes computed using the if-converted method.

Dilutive securities consisting of shares issuable under our equity plans used in calculating earnings per common share were 20.5 million shares for 2005. All 11.3 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per common share in the future but were excluded from the calculation of diluted earnings per common share for 2005 due to their antidilutive effects. Additionally, about 65.6 million shares issuable under the equity plans that could also potentially dilute earnings per common share in the future were excluded from the calculation of diluted earnings per common share in 2005 as the exercise prices exceeded the average market price during this period.

Shares issuable under our equity plans were antidilutive in 2004 because we incurred net losses from continuing operations. Although not used in the determination of earnings per common share for 2004, our dilutive securities totaled 12.3 million shares in 2004. About 88 million shares issuable under the equity plans could potentially dilute earnings per common share in the future, but were excluded from the calculation of diluted earnings per common share in 2004 as the exercise prices exceeded the average market price during this period.

Shares issuable under our equity plans were antidilutive in 2003 because we incurred net losses from continuing operations. Although not used in the determination of earnings per common share for 2003, our dilutive securities totaled 3.0 million shares in 2003. About 103 million shares issuable under the equity plans could potentially dilute earnings per common share in the future, but were excluded from the calculation of diluted earnings per common share in 2003 as the exercise prices exceeded the average market price during this period.

Stock-based Compensation

Effective January 1, 2003, we adopted Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, using the prospective method. Upon adoption we began expensing the fair value of stock-based compensation of all grants, modifications or settlements made on or after January 1, 2003 using a Black-Scholes option-pricing model. The following table illustrates the effect on net income (loss) and earnings per common share of stock-based compensation included in net income (loss) and the effect on net income (loss) and earnings (loss) per common share for grants issued on or before December 31, 2002, had we applied the fair value recognition provisions of SFAS No. 123.

Compensation costs are expensed over the vesting period of the award using the straight-line method. The amount of compensation cost recognized at any date is at least equal to the vested portion of the award.

	Year Ended December 31,
	2005	2004	2003
	(in millions, except per share data)
Net income (loss), as reported	$1,785	$(1,012)	$1,290
Add: stock-based compensation expense included in reported net income (loss), net of income tax of $111, $47 and $19	192	82	33
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of income tax of $117, $64 and $61	(204)	(111)	(106)

Pro forma net income (loss)	$1,773	$(1,041)	$1,217

Earnings (loss) per common share:
Basic – as reported	$0.87	$(0.71)	$0.91

Basic – pro forma	$0.87	$(0.73)	$0.85

Diluted – as reported	$0.87	$(0.71)	$0.91

Diluted – pro forma	$0.86	$(0.73)	$0.85

We recognized pre-tax charges of $234 million, $81 million, and $37 million in 2005, 2004 and 2003 related to stock-based grants issued after December 31, 2002; of those amounts $36 million, $27 million and $13 million were allocated to our Local segment prior to the spin-off of Embarq. We believe these amounts approximate the pre-tax expense related to participants designated to work for Embarq, and, accordingly, these amounts are included in discontinued operations in the accompanying statements of operations

In 2005, we recognized pre-tax charges of $32 million of non-cash compensation expense in connection with Sprint employee separations as a result of the Nextel merger. The charges were associated with accounting for modifications, which accelerated vesting and extended exercise periods of stock options granted in prior periods, as required by SFAS No. 123.

Prior to April 23, 2004, we had two tracking stocks. The FON tracking stock represented all of the operations and assets of our Long Distance and Local segments. The operations and assets of our Local segment are now included as discontinued operations. The PCS tracking stock represented the operations and assets of our Wireless operations. On April 23, 2004, we recombined these two tracking stocks. As a result, in 2004, we recognized pre-tax charges of $48 million of non-cash compensation expense related to the recombination of FON common stock and PCS common stock. As required by SFAS No. 123, we accounted for the conversion of PCS stock options to FON stock options as a modification and accordingly applied stock option expensing to FON stock options resulting from the conversion of PCS stock options granted before January 1, 2003. In connection with this, we recognized pre-tax charges of $37 million in 2005.

In 2003, we recognized pre-tax charges of $15 million for non-cash expense in connection with separation agreements between us and former executives. The charges were associated with accounting for modifications, which accelerated vesting and extended vesting and exercise periods of stock options granted in prior periods, as required by SFAS No. 123.

Cash and Cash Equivalents

Cash equivalents generally include highly liquid investments with original maturities of three months or less. These investments include money market funds, U.S. government and government-sponsored debt securities, corporate debt securities, municipal securities, repurchase agreements, and bank-related securities. All securities meet our investment policy guidelines and are stated at cost, which approximates market value. As of December 31, 2005, we have $93 million of restricted cash, which is included in prepaid expenses and other current assets on the consolidated balance sheets. See note 9 for more information.

Our prior year amounts for auction rate securities have been reclassified from cash and cash equivalents to marketable securities.

Supplemental Cash Flow Information from Continuing Operations

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Interest paid, net of capitalized interest	$1,232	$1,203	$1,375
Interest received	229	60	47
Income taxes paid (received)	97	(70)	38

Our non-cash activities included the following:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Common stock issued:
Acquisition of Nextel	$35,645	$—	$—
Vested stock option awards exchanged in acquisition of Nextel	639	—	—
Employee benefit stock plans	90	53	51
Settlement of shareholder suit	—	5	—
Earthlink common stock used to extinguish debt	90	48	—

Investments in Debt Securities

We classify our investments in marketable debt securities as available-for-sale and, therefore, report them at fair value, based on quoted market prices. Interest on investments in debt securities is reinvested and recorded in interest income in the accompanying consolidated statements of operations. We record unrealized holding gains and losses as other comprehensive income (loss), net of related income taxes.

Investments in Equity Securities

We classify our investments in marketable equity securities as available-for-sale and, therefore, report them at fair value, based on available market information. We record unrealized holding gains and losses as other comprehensive income (loss), net of related income taxes. Realized gains or losses are recorded in earnings and calculated using average cost. We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment. We record impairment losses on investments in equity securities in other income (expense) in the accompanying consolidated statements of operations when our investment’s market value declines below our cost basis on an other-than-temporary basis.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses. Because it is not practical to review the collectibility of each account individually when we determine the amount of our allowance for doubtful accounts receivable each period, our reserve reflects an estimate of accounts receivable that we believe to be uncollectible. We consider a number of factors in establishing the allowance for our portfolio of customers, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors.

Inventories

Inventories of handsets in Wireless are stated at the lower of cost or market. We determine cost by the first-in, first-out, or FIFO, method. Handset costs in excess of the revenues generated from handset sales, or handset subsidies, are expensed at the time of sale. We do not recognize the expected handset subsidies prior to the time of sale because the promotional discount decision is made at the point of sale and/or because we expect to recover the handset subsidies through service revenues.

Inventories in Long Distance are stated at the lower of cost or market.

Property, Plant and Equipment

We record property, plant and equipment, including improvements that extend useful lives, at cost. The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Amortization of assets recorded under capital leases is recorded in depreciation expense. We amortize leasehold improvements over the shorter of the lease terms or the estimated useful lives of the assets. We depreciate buildings and network equipment and software over estimated useful lives of up to 31 years, with approximately 70% being between 5 and 15 years, and office equipment and depreciable property, plant and equipment over estimated useful lives of up to 30 years with approximately 80% being between 3 and 5 years. Repair and maintenance costs are expensed as incurred. We calculate depreciation on certain of our assets using the group life method; accordingly, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized.

We capitalize costs for network and non-network software developed or obtained for internal use during the application development stage. These costs are included in property, plant and equipment, and when the software is placed in service, are amortized over estimated useful lives of up to 10 years. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. For those software projects that are under development, we periodically assess the probability of deployment into the business to determine if an impairment charge is required.

Since changes in technology or in our intended use of these assets, as well as changes in broad economic or industry factors, may cause the estimated period of use or the value of these assets to change, we perform annual internal studies to confirm the appropriateness of depreciable lives for most categories of property, plant and equipment. These studies utilize models, which take into account actual usage, physical wear and tear, replacement history, and assumptions about technology evolution, to calculate the remaining life of our asset base. When these factors indicate property, plant and equipment assets may not be useful for as long as originally anticipated, we depreciate the remaining book values over the remaining estimated useful lives. In 2004, we extended the depreciable life of certain high-capacity transmission equipment from eight years to twelve years due to slower anticipated evolution of technology. This extension in life decreased the 2004 depreciation expense in Long Distance by approximately $74 million.

Network equipment and software includes switching equipment and cell site towers, base transceiver stations, other radio frequency equipment, internal use software, digital fiber-optic cable, conduit, transport facilities, and transmission-related equipment. Buildings and improvements principally consists of owned general office facilities, leasehold improvements and retail stores.

Non-network internal use software, office equipment and other principally consists of furniture, information technology equipment and vehicles.

Network asset inventory and construction in progress primarily includes materials, transmission and related equipment, labor, engineering, site development, interest and other costs relating to the construction and development of our network. Assets under construction are not depreciated until placed into service.

Our gross property, plant and equipment aggregated by business segment was as follows:

	December 31,
	2005	2004
	(in millions)
Wireless	$31,203	$19,376
Long Distance	2,692	2,356
Other	2,180	2,295

Gross property, plant and equipment	$36,075	$24,027

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of our assets, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on our current business and technology strategy, our views of growth rates for our business, anticipated future economic and regulatory conditions and expected technological availability.

Asset Retirement Obligations

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, we record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets.

Adoption of SFAS No. 143 on January 1, 2003, affected the cost of removal historically recorded by the Local segment. Consistent with regulatory requirements and industry practice, our Local segment historically accrued costs of removal in its depreciation reserves. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Upon adoption of SFAS No. 143, we recorded a reduction in our historical depreciation reserves of approximately $420 million to remove the accumulated excess cost of removal, resulting in a cumulative effect of change in accounting principle credit, net of tax, in the accompanying consolidated statements of operations of $258 million.

Financial Accounting Standards Board, or FASB, Interpretation No. 47, or FIN 47, Accounting for Conditional Asset Retirement Obligations was issued in 2005, interpreting the application of SFAS No. 143. FIN 47 requires the recognition of a liability for legal obligations to perform an asset retirement activity in which the timing and (or) method of the settlement are conditional on a future event. We adopted FIN 47 in the fourth quarter 2005 resulting in the recognition of asset retirement obligations primarily related to our discontinued operations for environmental remediation requirements and contractual obligations for which estimated settlement dates can be determined. The asset retirement obligations are comprised primarily of decommissioning of leased building spaces, cell sites and removal and environmental cleanup of fuel storage tanks used in standby power supply systems. Upon adoption in the fourth quarter 2005, an asset retirement obligation of $33 million, a related asset of $6 million and a cumulative adjustment due to change in accounting principle, net of tax, of $16 million were recorded.

Capitalized Interest

Capitalized interest totaled $53 million in 2005, $56 million in 2004, and $58 million in 2003. Capitalized interest is incurred in connection with the construction of capital assets. SFAS No. 34, Capitalization of Interest Costs, requires that assets under construction be incurring interest cost through the payment of cash or incurrence of an interest-bearing liability in order to qualify for interest capitalization.

Intangible Assets

Goodwill and Other Indefinite Life Intangibles

In conformity with SFAS No. 142, Goodwill and Other Intangible Assets, we do not amortize our indefinite life intangibles, which consist of our Federal Communications Commission, or FCC, licenses, goodwill, and the Sprint and Boost Mobile trade names. We are required to test these assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We perform our annual review for impairment in the fourth quarter of each year using the direct value method.

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations accounted for as purchases. All of our goodwill is allocated to the Wireless segment. We determine impairment of goodwill by comparing the net assets of the reporting unit, identified as our operating segments, to their respective fair values. In the event a unit’s net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit’s fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

For FCC licenses and other indefinite lived intangibles, we determine impairment by comparing an asset’s respective carrying value to estimates of fair value using the direct value method, which requires the use of estimates, judgments and projections. In the event impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. In accordance with EITF Issue No. 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets, our FCC licenses are combined as a single unit of accounting for impairment testing purposes.

In 2005, we were assisted in our annual impairment review by an independent third party valuation firm and we concluded that as of December 31, 2005, no impairments existed.

Definite Life Intangibles

Definite life intangibles include the value associated with acquired Wireless subscriber bases, or customer relationships, the Nextel and Direct ConnectSM trade names and the value of our patents. We evaluate the recoverability of definite life intangible assets when events or circumstances indicate that these assets might be impaired. We determine impairment by comparing an asset’s respective carrying value to estimates of the sum of the future cash flows expected to result from our asset, undiscounted and without interest charges. If the carrying amount is more than the recoverable amount, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Customer relationships are amortized over the estimated customer lives using the sum of the years’ digits method, which we believe best reflects the estimated pattern in which the economic benefits will be consumed. All other definite life intangibles are amortized over their estimated useful lives, using the straight line method.

Derivative Instruments and Hedging Activities

We recognize derivative instruments as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting.

We use derivative instruments only for hedging and risk management purposes. Hedging activity may be done for purposes of mitigating the risks associated with an asset, liability, committed transaction or probable forecasted transaction. We are primarily exposed to the market risk associated with unfavorable movements in interest rates, equity prices and foreign currencies. We do not enter into derivative transactions for speculative or trading purposes.

At inception and on an on-going basis, we assess whether each derivative that qualifies for hedge accounting continues to be highly effective in offsetting changes in the cash flows or fair value of the hedged item. If and when a derivative instrument is no longer expected to be highly effective, hedge accounting is discontinued. Hedge ineffectiveness, if any, is included in current period earnings.

We formally document all hedging relationships between the hedging instrument and the hedged item as well as our risk management objectives and strategies for undertaking various hedge transactions.

Restructuring and Employee Severance Costs

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard provides accounting guidance on when a liability for a cost associated with an exit or disposal activity is incurred. We adopted this standard effective January 1, 2003 for restructuring activities occurring after that date.

Employee termination benefits to be paid that are not directly associated with restructuring activities are recorded in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. Liabilities for termination benefits to be provided to employees are recognized under SFAS No. 112 when such costs are probable and estimable.

Debt Financing Costs

We amortize our debt financing costs as interest expense over the terms of the underlying obligations using the effective interest method.

Note 2. Business Combinations

In 2005, we acquired Nextel Communications, US Unwired, Gulf Coast Wireless and IWO Holdings in transactions accounted for under the purchase method as required by SFAS No. 141, Business Combinations.

SFAS No. 141 requires that the total purchase price of each of the acquired entities be allocated to the assets acquired and liabilities assumed based on their fair values at the respective merger dates. The allocation process requires an analysis of customer relationships, acquired contractual rights and assumed contractual commitments and legal contingencies to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values are based on, but are not limited to: quoted market prices, where available; our intent with respect to whether the assets purchased are to be held, sold or abandoned; expected future cash flows; current replacement cost for similar capacity for certain fixed assets; market rate assumptions for contractual obligations; and appropriate discount rates and growth rates.

Nextel Communications, Inc.

On August 12, 2005, a subsidiary of Sprint Corporation merged with Nextel and, as a result, Sprint acquired 100% of the outstanding common shares of Nextel. Nextel, now a wholly owned subsidiary of Sprint Nextel, provides wireless voice and data services in the United States. This transaction was consummated as part of our overall strategy to offer the most comprehensive selection of voice, data and multimedia products and services. The results of Nextel’s operations have been included in the consolidated financial statements since the merger date.

The aggregate consideration paid for the merger is as follows:

Aggregate Consideration
(in millions)
Payment to Nextel shareholders in cash	$969
Payment to Nextel shareholders in stock	35,645
Conversion of Nextel stock-based awards
Vested stock-based awards	639
Unvested stock-based awards	485
Direct acquisition costs	78

Total	$37,816

To mitigate the risk that the Sprint Nextel stock that was issued in the merger would preclude the tax-free treatment of the spin-off of the local communications business and to ensure that Sprint Corporation would be treated as the acquiring entity for accounting purposes, the merger agreement provided for an allocation of cash and shares of Sprint Nextel common stock, determined as of the date of the merger, to ensure that former Nextel shareholders would own slightly less than 50% of the equity interests of Sprint Nextel. Pursuant to this allocation, Nextel common shareholders received $969 million in cash and 1.452 billion shares of Sprint Nextel voting and non-voting common stock in the aggregate, or $0.84629198 and 1.26750218 shares of our stock in exchange for each share of Nextel stock. In connection with the merger, we amended our articles of incorporation to increase to 6.5 billion the number of shares of common stock authorized for issuance.

The value of the newly issued shares was calculated using the average of the per share closing sales prices of Sprint Corporation Series 1 common stock on the NYSE for the period two business days before and through the two business days after the December 15, 2004 announcement of the merger.

In addition, Nextel stock-based awards were converted into Sprint Nextel stock-based awards with the shares issuable under the employee stock option plan and exercise prices of the awards adjusted based on an exchange ratio of 1.3 shares of Sprint Nextel common stock for each share of Nextel common stock, which represents approximately 104 million shares of Sprint Nextel common stock in the aggregate. The value of these awards was calculated by applying the fair value method under SFAS No. 123, as amended by SFAS No. 148, and resulted in $1.1 billion in stock-based awards. The fair value was calculated on the stock-based awards outstanding on the date of completion of the merger, which include options to purchase our shares and deferred shares.

We incurred approximately $78 million of direct acquisition costs associated with financial advisory, legal and other services, which were included in the total purchase price.

We paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets of Nextel for a number of potential strategic and financial benefits that are expected to be realized as a result of the merger, including, but not limited to, the following:

•	the combination of extensive network and spectrum assets, which enables us to offer consumers, businesses and government agencies a wide array of broadband wireless and integrated communications services;

•	the combination of Nextel’s strength in business and government wireless services with our position in consumer wireless and data services, including services supported by our global IP network, which enables us to serve a broader customer base;

•	the size and scale of the combined company, which is comparable to that of our two largest competitors, is expected to enable more operating efficiencies than either company could achieve on its own; and,

•	the ability to position us strategically in the fastest growing areas of the communications industry.

Allocation of Purchase Price

The approach to the estimation of the fair values of the Nextel intangible assets was primarily based on the income approach valuation technique and involved the following:

•	preparation of discounted cash flow analyses;

•	determination of the fair value of identified significant intangible assets;

•	reconciliation of the individual assets’ returns with the weighted average cost of capital; and

•	allocation of the excess purchase price over the fair values of the identifiable assets and liabilities acquired to goodwill.

Under the purchase method of accounting, the assets and liabilities of Nextel were recorded at their respective fair values as of the date of the merger. We are in the process of finalizing valuations of assets, including investments, property, plant and equipment, intangible assets, and certain liabilities. Given the size of the merger, the fair values set forth below are based on preliminary valuations and are subject to adjustment as additional information is obtained. Such additional information includes, but may not be limited to, the following: valuations of property, plant and equipment, plans relative to the disposition of certain assets acquired, exit from certain contractual arrangements and the expected involuntary termination of employees in connection with our integration activities and rationalization of the combined work force. When finalized, adjustments to goodwill may result. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed and related deferred income taxes as of the acquisition date. The amounts reported as of September 30, 2005 reflect the estimated fair values as of the acquisition date of August 12, 2005, plus adjustments made during the third quarter of 2005. The adjustments listed in the table below include purchase price allocation adjustments made during the fourth quarter of 2005.

	Preliminary Purchase Price Allocation
	As of September 30, 2005	Adjustments	As of December 31, 2005
	(in millions)
Current assets, including cash and cash equivalents of $2,152	$5,501	$4	$5,505
Property, plant and equipment	8,454	(80)	8,374
Goodwill	15,549	24	15,573
Spectrum licenses	14,240	—	14,240
Other indefinite life intangibles	400	—	400
Customer relationships and other definite life intangibles	10,448	—	10,448
Investments	2,680	(2)	2,678
Other assets	111	—	111
Current liabilities	(2,910)	(10)	(2,920)
Long-term debt	(8,984)	—	(8,984)
Deferred income taxes, net	(7,865)	(70)	(7,935)
Other long-term liabilities	(334)	175	(159)
Deferred compensation included in shareholders’ equity	518	(33)	485

Net assets acquired	$37,808	$8	$37,816

In the fourth quarter 2005, a net increase was made to goodwill in the amount of $24 million primarily due to adjustments to liabilities in connection with the merger, which includes the recognition of involuntary termination benefits, costs associated with the termination of contracts and exit activities, the rationalization of property plant and equipment, and identification of loss contingencies that were in existence prior to consummation of the merger. Prior to the end of the purchase price allocation period, if information becomes available with respect to any material pre-merger contingencies where the related asset, liability or impairment is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

Management continues to finalize its plans for rationalizing certain redundant assets and activities, such as facilities, software and infrastructure assets, and to integrate the combined companies. These plans affect many areas of the combined company, including sales and marketing, network, information technology, customer care and general and administrative functions. In connection with these activities, we expect to incur significant costs over the next several years associated with dispositions and integration activities. Management is in the process of finalizing these plans and expects to execute these plans over the next few years. We expect that the finalization of certain integration plans will result in adjustments to the purchase price allocation for the acquired assets and assumed liabilities of Nextel and may also result in the need to adjust the useful lives of certain network and other property, plant and equipment.

In 2005, we recorded $197 million of costs recognized under EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, as well as other purchase accounting guidance, as liabilities assumed in the purchase business combination. These costs are primarily associated with Nextel employee retention bonuses earned on the date of the merger and severance benefits for involuntary separations of Nextel employees. Additional liabilities for termination benefits to be provided to involuntarily separated Nextel employees are expected to be recognized as liabilities assumed in the purchase business combination.

Property, Plant and Equipment Acquired

The fair values preliminarily allocated to property, plant and equipment acquired in the merger are as follows:

Preliminary Fair Value
(in millions)
Network equipment and software	$7,370
Buildings and improvements	239
Non-network internal use software, office equipment and other	765

Total	$8,374

The weighted average remaining useful lives are 6 years for network assets, 3 years for building and improvements and 2 years for non-network internal use software, office equipment and other assets.

Goodwill and Intangibles Acquired

Goodwill resulting from the merger with Nextel is allocated to the Wireless segment. Goodwill includes a portion of value for assembled workforce, which is not separately classified from goodwill in accordance with SFAS No. 141. Goodwill, spectrum licenses and the Boost Mobile trademark are considered to have indefinite lives. They are not amortized, but rather are reviewed annually for impairment, or more frequently if indicators of impairment exist.

Definite life intangibles include $9.5 billion associated with Nextel’s customer relationships, which will be amortized over five years using the sum of the years’ digits method, which we believe approximately reflects the estimated pattern in which the economic benefits will be consumed. Other definite life intangibles primarily include the Nextel and Direct ConnectSM trademarks, which will be amortized over 10 years on a straight-line basis. See note 7 for information regarding the amortization expense of these assets.

In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred income tax liability was not recorded on the goodwill since it is not tax deductible. Deferred income tax liabilities were recorded on the net assets acquired and will reverse as a tax benefit in the accompanying consolidated statements of operations in proportion to and over the amortization period of the related intangibles or upon their write-off or disposition, if any.

Long-term Debt Assumed

The fair value of long-term debt assumed as of the merger date is as follows:

Preliminary Fair Value
(in millions)
5.25% convertible senior notes due 2010, principal amount of $607 including a deferred premium of $3	$610
9.5% senior serial redeemable notes due 2011, principal amount of $85 including a deferred premium of $5	90
6.875% senior serial redeemable notes due 2013, principal amount of $1,473 including a deferred premium of $96	1,569
5.95% senior serial redeemable notes due 2014, principal amount of $1,170 including a deferred premium of $38	1,208
7.375% senior serial redeemable notes due 2015, principal amount of $2,137 including a deferred premium of $158	2,295
Bank credit facility, including a deferred premium of $6	3,206
Other	6

Total	$8,984

Pro Forma Financial Information

The following pro forma consolidated results of operations assume that the merger with Nextel was completed as of January 1, 2005 and 2004 for the years ended December 31, 2005 and 2004, respectively.

	Year Ended December 31,
	2005	2004
	(in millions except per share data)
Net operating revenues	$38,177	$35,120

Income (loss) from continuing operations	$629	$(2,398)

Diluted earnings (loss) per common share from continuing operations	$0.21	$(0.84)

The pro forma amounts represent the historical operating results of Sprint and Nextel with adjustments for purchase accounting and to conform accounting policies that affect net operating revenues, costs of services and products, selling, general and administrative expenses, depreciation and amortization, interest expense, other income (expense), income taxes, and the elimination of intercompany activity.

Affiliate Acquisitions

During 2005, we acquired three PCS Affiliates. We believe that the acquisitions of Nextel Partners and the PCS Affiliates we have acquired to date will give us control of the distribution of services under our Sprint and Nextel brands, and provide us with the strategic and financial benefits associated with a larger customer base and expanded network coverage, which include a number of markets with favorable growth and competitive characteristics.

US Unwired Inc.

On August 12, 2005, we acquired US Unwired, a PCS Affiliate, for a purchase price of $968 million in cash. As of December 31, 2005, the majority of the purchase price has been preliminarily allocated to goodwill in the amount of $872 million and customer relationships in the amount of $276 million. See note 7 for information regarding amortization expense for customer relationships. We are in the process of completing our valuation of US Unwired’s assets and liabilities, as well as internal studies of assets, property, plant and equipment, intangible assets, certain liabilities, and commercial contracts, which when final, may result in additional adjustments to the purchase price allocation for the acquired assets and assumed liabilities of US Unwired.

Gulf Coast Wireless, Limited Partnership

On October 3, 2005, we acquired Gulf Coast Wireless, a PCS Affiliate, for $211 million in cash, net of the 13.4% ownership interest held by US Unwired, Inc. As of December 31, 2005, the majority of the purchase price has been preliminarily allocated to intangible assets including goodwill in the amount of $220 million and customer relationships of $48 million. See note 7 for information regarding the amortization expense for customer relationships. We are in the process of completing our valuation of Gulf Coast Wireless’ assets and liabilities, as well as internal studies of assets, property, plant and equipment, intangible assets, certain liabilities, and commercial contracts, which when final, may result in additional adjustments to the purchase price allocation for the acquired assets and assumed liabilities of Gulf Coast Wireless.

IWO Holdings, Inc.

On October 20, 2005, we acquired IWO Holdings, a PCS Affiliate, for $192 million in cash. As of December 31, 2005, the excess purchase price over the fair value of the net assets acquired has been preliminarily allocated to intangible assets including goodwill in the amount of $249 million and customer relationships of $94 million. See note 7 for information regarding the amortization expense for customer relationships. We are in the process of completing our valuation of IWO Holdings’ assets and liabilities, as well as internal studies of assets, property, plant and equipment, intangible assets, certain liabilities, and commercial contracts, which when final, may result in additional adjustments to the purchase price allocation for the acquired assets and assumed liabilities of IWO Holdings.

The results of operations of these 2005 affiliate purchase acquisitions are included in our consolidated financial statements from the respective dates of acquisition. Pro forma information has not been provided for any of the 2005 affiliate acquisitions, as the impact to prior periods would have been immaterial.

First Quarter 2006 Acquisitions

On January 31, 2006, we completed the acquisition of Enterprise Communications Partnership, a PCS Affiliate, for $77 million in cash.

On February 1, 2006, we completed the acquisition of Alamosa Holdings Inc., the largest PCS Affiliate, for $3.4 billion in cash.

On February 21, 2006, we acquired 94% of the voting stock of Velocita Wireless Holding Corporation for $157 million in cash. We expect to acquire the remaining 6% of Velocita Wireless in May 2006 for an additional $7 million in cash. Velocita Wireless owns and operates a nationwide digital packet-switched wireless data network in the 900 MHz frequency band.

Note 3. Recombination of Tracking Stock

On April 23, 2004, we recombined our two tracking stocks. Each share of PCS common stock automatically converted into 0.50 shares of FON common stock. The conversion of PCS common stock into FON common stock resulted in an increase in FON common stock outstanding of 518.5 million shares as of April 23, 2004. As of April 23, 2004, the FON Group and the PCS Group ceased to exist. Our common stock now represents all of our operations and assets, including wireless and wireline operations. The financial statements are shown as if the recombination had occurred as of the earliest period presented.

Earnings Per Common Share

For 2003, all per share amounts have been restated to reflect the recombination of the FON common stock and PCS common stock at an identical conversion ratio of 0.50. The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employee stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

Following is previously reported earnings per common share information for the FON Group and the PCS Group, adjusted for the spin-off of Embarq:

	2003
	FON Group	PCS Group
	(in millions, except earnings and dividends per common share)
Income (loss) from continuing operations	$(616)	$(690)
Discontinued operations, net	2,338	—
Cumulative effect of change in accounting principle, net	258	—

Net income (loss)	1,980	(690)
Preferred stock dividends received (paid)	8	(15)

Income (loss) available to common shareholders	$1,988	$(705)

Basic earnings (loss) per common share(2)
Continuing operations	$(0.68)	$(0.68)
Discontinued operations, net	2.60	—
Cumulative effect of change in accounting principle, net	0.29	—

Total	$2.21	$(0.68)

Basic weighted average common shares	901	1,029

Diluted earnings (loss) per common share(1)(2)
Continuing operations	$(0.68)	$(0.68)
Discontinued operations, net	2.60	—
Cumulative effect of change in accounting principle, net	0.29	—

Total	$2.21	$(0.68)

Diluted weighted average common shares	901	1,029

Dividends per common share
FON common stock	$0.50	$—

(1)	As the effects of including potentially dilutive PCS securities were antidilutive, they were not included in the diluted weighted average common shares outstanding for the PCS Group, nor were they included in the calculation of diluted earnings per common share.

(2)	Earnings per common share amounts may not add due to rounding.

Note 4. Supplemental Balance Sheet Information

	December 31,
	2005	2004
	(in millions)
Accounts receivable, net
Trade	$4,356	$2,683
Other	69	18
Less allowance for doubtful accounts	(259)	(230)

	$4,166	$2,471

Prepaid expenses and other current assets
Prepaid expenses	$479	$296
Deferred charges	48	46
Other	252	135

	$779	$477

Property, plant and equipment, net
Land	$282	$283
Network equipment and software	23,200	14,557
Buildings and improvements	5,998	5,321
Non-network internal use software, office equipment and other	3,188	2,359
Less accumulated depreciation and amortization	(12,746)	(9,365)

	19,922	13,155
Network asset inventory and construction in progress	3,407	1,507

	$23,329	$14,662

Accounts payable
Trade	$2,329	$1,270
Accrued interconnection costs	449	410
Construction obligations	407	361
Other	377	356

	$3,562	$2,397

Accrued expenses and other
Deferred revenues	$1,223	$523
Payroll and related	696	310
Accrued taxes	584	283
Accrued interest	427	311
Other	1,692	975

	$4,622	$2,402

Other liabilities
Deferred rental income-communication towers	$1,097	$—
Deferred revenue	77	32
Other	1,399	1,043

	$2,573	$1,075

Note 5. Investments

Specific investment types and the related carrying amounts include:

	December 31,
	2005	2004
	(in millions)
Investments in debt securities	$1,172	$536
Investments in equity securities	734	157
Equity method investments
Nextel Partners	2,346	—
Virgin Mobile USA, LLC	(180)	20
Other investments	55	4

	4,127	$717
Less amounts included as marketable securities	(1,763)	(445)

	$2,364	$272

Investments in Debt Securities

Our investments in debt securities, including auction rate securities, with original or remaining maturities at purchase of greater than 90 days but less than one year, are classified in current assets as marketable securities on the accompanying consolidated balance sheets. We also invested in debt securities with original or remaining maturities at purchase of 90 days or less. These securities were included in cash and cash equivalents on the accompanying consolidated balance sheets.

Interest on debt securities is reinvested and recognized in interest income in the accompanying consolidated statements of operations. We recognized approximately $96 million of interest income on these investments in 2005 compared to $11 million in 2004. Accumulated unrealized holding gains and losses were immaterial in both 2005 and 2004.

Investments in Equity Securities

As of December 31, 2005, $617 million of our marketable equity securities relates to our investment in NII Holdings Inc. common stock and is reflected in current assets as marketable securities on the accompanying consolidated balance sheets. We acquired this investment as part of the merger with Nextel in the third quarter 2005 at a fair value of $892 million. In 2005, we received approximately $376 million in cash and recognized a $15 million gain on the sale of a portion of our holdings in NII Holdings common stock. We continue to hold 14.7 million shares, following a two-for-one stock split in November 2005, or less than 10% of the outstanding common stock of NII Holdings. We have entered into a series of option contracts associated with the planned sale of our remaining investment in NII Holdings, which will mature during the fourth quarter 2006. See note 12 for additional information.

In 2005, in connection with the maturity of the remaining EarthLink variable prepaid forward contracts, 10.5 million shares of EarthLink common stock were used to settle approximately $90 million of the forward contracts recorded in outstanding long-term debt. We recognized a $9 million gain on these transactions. In 2004, in connection with the maturity of certain EarthLink variable prepaid forward contracts, 5.6 million shares were used to settle approximately $48 million of the forward contracts recorded in outstanding long-term debt. We sold an additional 1.0 million shares in the open market upon settlement of the contracts. We recognized an $11 million gain on these transactions. As of December 31, 2005, we held 1.8 million shares of EarthLink common stock, valued at $20 million. See note 12 for additional information.

We hold approximately $97 million in other investments at December 31, 2005 which are included in investments on the accompanying consolidated balance sheets.

Accumulated unrealized holding gains, net of tax, resulting from our investments in equity securities of $90 million as of December 31, 2005 and $42 million as of December 31, 2004 were included in accumulated other comprehensive loss on the accompanying consolidated balance sheets.

Equity Method Investments

As of December 31, 2005, investments accounted for using the equity method consisted primarily of our investments in Nextel Partners and Virgin Mobile USA, LLC. These investments were reflected in investments on the accompanying consolidated balance sheets.

Nextel Partners, Inc.

We owned approximately 30% of the outstanding common stock of Nextel Partners with a carrying value of $2.3 billion as of December 31, 2005. In 2005, we recorded $137 million of equity in earnings associated with our ownership interest in Nextel Partners, the majority of which related to a release by Nextel Partners of a significant portion of its deferred tax valuation allowance.

As a result of the merger with Nextel, the shareholders of Nextel Partners in October 2005, exercised their right to require us to purchase, at fair market value, the 70% of the outstanding shares of Nextel Partners stock that we do not already own. In December 2005, we and Nextel Partners announced that the purchase price for each share of Nextel Partners stock under this right had been determined to be $28.50. As a result, the aggregate amount payable to shareholders of Nextel Partners at closing will be about $6.5 billion including amounts payable upon conversion of debt securities and settlement of options. The purchase is subject to customary regulatory approvals and is currently expected to be completed by the end of the second quarter 2006.

Virgin Mobile USA, LLC

As of December 31, 2005, we held a 49% ownership interest in Virgin Mobile USA. Since Virgin Mobile USA’s inception, we have contributed approximately $180 million to the venture in the form of cash and discounted network services, thereby satisfying 100% of our original commitments. In 2004, we advanced $10 million to Virgin Mobile USA in the form of a loan to be repaid in 2005. An additional $10 million was advanced in the form of a loan in January 2005. Applying equity method accounting, we have recognized losses to the extent of our investment, except that under the terms of the joint venture agreement, we were guaranteed a $20 million distribution in the event of liquidation.

In July 2005, we received approximately $200 million from Virgin Mobile USA representing a loan repayment of $20 million and a return of capital of $180 million resulting in a negative investment balance of $180 million as of December 31, 2005. Virgin Mobile USA funded the distribution with proceeds from a loan. Although we have no obligation to provide future funding to the joint venture or to return the distribution, we have accounted for the return of capital as a negative investment. As a result of this repayment, under the terms of the joint venture agreement, we no longer hold any right to a guaranteed distribution in liquidation. Our investment in Virgin Mobile USA was $20 million as of December 31, 2004.

Rogers Communications, Inc.

In July 2005, Rogers Communications, Inc., or RCI, acquired Call-Net Enterprises, Inc. in a stock for stock transaction, including the common shares and Class B shares of Call-Net owned by us. Prior to Call-Net’s acquisition by RCI, we accounted for our investment in Call-Net as an equity method investment carried at a zero basis with previously recognized carry-over losses. The RCI stock received in exchange was recorded at fair value as an equity security investment and a gain of $18 million was recognized. Subsequent changes in the value of this investment have been recorded in other comprehensive income.

Combined, unaudited, summarized financial information as reported by the investees accounted for using the equity method was as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Results of operations
Net operating revenues	$3,238	$1,244	$831
Operating income (loss)	349	(181)	(279)
Net income (loss)	502	(206)	(255)

Equity in earnings (losses) of unconsolidated subsidiaries	$107	$(41)	$(79)
Financial position
Current assets	$845	$239	$260
Other assets	1,712	465	480

Total assets	$2,557	$704	$740

Current liabilities	$568	$448	$294
Other liabilities	1,742	267	337

Total liabilities	$2,310	$715	$631

The carrying amount of our investment in Nextel Partners exceeds the amount of the underlying equity in net assets by $2.1 billion due to purchase price accounting applied at the time of the Sprint-Nextel merger. This difference is principally related to customer relationships, spectrum licenses and goodwill. The customer relationship portion is being amortized over seven years, using the sum of the years digits’ method. The portion related to spectrum licenses and goodwill is not being amortized.

Note 6. Fair Value of Financial Instruments

We have determined the estimated fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop fair value estimates. As a result, the estimates presented below are not necessarily indicative of the amounts that we could realize or be required to pay in a current market exchange. The use of different market assumptions, as well as estimation methodologies, may have a material effect on the estimated fair value amounts.

The carrying amounts and estimated fair values of our financial instruments at year-end were as follows:

	December 31,
	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Cash and cash equivalents	$8,903	$8,903	$4,176	$4,176
Investments in securities	1,906	1,906	693	693
Restricted cash and deposits	174	174	148	148
Total debt, including current portion	25,014	27,214	16,425	18,645
Redeemable preferred stock	247	261	247	284

Cash and Cash Equivalents, Marketable Securities, Restricted Cash, Accounts Receivable, Deposits, Accounts Payable and Accrued Expenses

Due to the short term nature of these items, the carrying amounts are reasonable estimates of fair value.

Marketable Debt and Equity Securities

We estimate the fair value of these securities based on quoted market prices. As of December 31, 2005 and 2004, marketable debt and equity securities included within marketable securities and investments consist of the following:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(in millions)
2005
Available-for-sale marketable debt and equity securities	$1,763	$143	$—	$1,906
2004
Available-for-sale marketable debt and equity securities	$627	$67	$1	$693

Long-Term Debt

The fair value of our long-term debt, including the current portion, is estimated based on available market prices of our senior notes and loans under our bank credit facility.

Derivative Instruments

The fair value of these instruments is based on estimates using available market information and appropriate valuation methodologies. See note 12 for additional information.

Redeemable Preferred Stock

We estimate the fair value of these securities by using available market data to value a debt instrument with embedded optionality.

Letters of Credit

Outstanding letters of credit totaled $2.6 billion as of December 31, 2005 and $118 million as of December 31, 2004. Pursuant to the terms of the Report and Order described in note 15 below, we were required to establish a letter of credit in the amount of $2.5 billion to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum in connection with the band reconfiguration process. We obtained the letter of credit using borrowing capacity under Nextel’s then existing revolving credit facility and it continues to be supported by the new credit facility entered into in December 2005. The letter of credit reflects fair value as a condition of its underlying purpose and is subject to fees competitively determined in the market place. We also use letters of credit to provide credit support for various financial obligations.

Concentrations of Risk

Our accounts receivable are not subject to any concentration of credit risk. We are exposed to the risk of loss that would occur if a counterparty defaults on a derivative transaction used for hedging and risk management purposes. This exposure is controlled through credit approvals, continual review and monitoring of all counterparties and legal review of contracts. In the event of nonperformance by the counterparties, our accounting loss would be limited to the net amount we would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, we do not anticipate nonperformance by any of the counterparties to these contracts.

We rely on Motorola, Inc. to provide us with technology improvements designed to expand our iDEN-based wireless voice capacity and improve our services. Motorola provides all of the iDEN infrastructure equipment used in the iDEN network, and substantially all iDEN handset devices. Motorola is and is expected to continue to be our sole source supplier of iDEN infrastructure and iDEN handsets, except BlackBerry® devices, which are manufactured by Research in Motion, or RIM. Further, our ability to timely and efficiently implement the spectrum reconfiguration plan in connection with the FCC’s Report and Order is dependent, in part, on Motorola.

Note 7. Intangible Assets

		December 31, 2005			December 31, 2004
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Indefinite life intangible assets
Goodwill	Indefinite	$21,288	$—	$21,288	$4,374	$—	$4,374
FCC licenses	Indefinite	18,023	—	18,023	3,376	—	3,376
Trademarks	Indefinite	416	—	416	16	—	16

		39,727	—	39,727	7,766	—	7,766

Definite life intangible assets
Customer relationships	3 to 5 years	$9,953	$(1,302)	$8,651	$35	$(6)	$29
Trademarks	10 years	900	(34)	866	—	—	—
Other	Up to 5 years	73	(10)	63	19	(5)	14

		10,926	(1,346)	9,580	54	(11)	43

Total intangible assets		$50,653	$(1,346)	$49,307	$7,820	$(11)	$7,809

Indefinite Life Intangibles

We have identified goodwill, spectrum licenses and our Sprint and Boost Mobile trademarks as indefinite life intangibles after considering the expected use of the assets, the regulatory and economic environment within which they are being used, and the effects of obsolescence on their use.

Substantially all of the goodwill is allocated to the wireless segment. Goodwill includes a portion of value for assembled workforce, which is not separately classified from goodwill in accordance with SFAS No. 141.

The changes in the carrying value of goodwill are as follows:

(in millions )
Balance, December 31, 2004	$4,374
Goodwill acquired through Nextel merger	15,573
Goodwill acquired through PCS Affiliate acquisitions	1,341

Balance, December 31, 2005	$21,288

We hold several kinds of licenses to deploy our services: 1.9 gigahertz, or GHz, PCS licenses utilized in our CDMA network, 800 megahertz, or MHz, and 900 MHz licenses utilized in our iDEN network, and 2.5 GHz licenses that we use for first generation wireless internet access services. We also hold 2.5 GHz, 1.9 GHz and other FCC licenses that we currently do not utilize in our networks or operations. As long as we act within the requirements and constraints of the regulatory authorities, the renewal and extension of our licenses is reasonably certain at minimal cost. Spectrum licenses authorize wireless carriers to use radio frequency spectrum. That spectrum is a renewable, reusable resource that does not deplete or exhaust over time. At present there is no competing technology on the horizon that would render spectrum obsolete. Currently, there are no changes in the competitive or legislative environments that would put in question the future need for spectrum licenses.

The Sprint and Boost Mobile trademarks are highly respected brands with positive connotations. We have no legal, regulatory or contractual limitations associated with our trademarks. We cultivate and protect the use of our brands.

Definite Life Intangibles

Definite life intangibles consist primarily of customer relationships of which $9.5 billion was acquired through our merger with Nextel. Customer relationships are amortized over three to five years using the sum of the years’ digits method, which we believe best reflects the estimated pattern in which the economic benefits will be consumed. Other definite life intangibles primarily include the Nextel and Direct ConnectSM trade names, which will be amortized over 10 years on a straight-line basis. Based on the definite life intangibles as of December 31, 2005, amortization expense will be $3.2 billion in 2006, $2.5 billion in 2007, $1.8 billion in 2008, $1.1 billion in 2009 and $0.5 billion in 2010.

Spectrum Reconfiguration Obligations

On February 7, 2005, Nextel accepted the terms and conditions of the Report and Order of the FCC, which implemented a spectrum reconfiguration plan designed to eliminate interference with public safety operators in the 800 MHz band. Under the terms of the Report and Order, prior to the August 12, 2005 merger date, Nextel surrendered its spectrum rights in the 700 MHz spectrum band and certain portions of its spectrum rights in the 800 MHz band, and received spectrum rights in the 1.9 GHz band and spectrum rights in a different part of the 800 MHz band and undertook to pay the costs incurred by Nextel and third parties in connection with the reconfiguration plan. Based on the FCC’s determination of the values of the spectrum rights received and relinquished by Nextel, the minimum obligation incurred under the Report and Order is $2.8 billion. The Report and Order also provides that qualifying costs we incur as part of the reconfiguration plan, including costs to reconfigure our own infrastructure and spectrum positions, can be used to offset the minimum obligation of $2.8 billion; however, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed that amount.

The Report and Order requires us to complete the reconfiguration plan within a 36-month period, subject to certain exceptions particularly with respect to markets that border Mexico and Canada. If, as a result of events within our control we fail to complete the reconfiguration plan within the 36-month period, we could be subject to actions, which could be material. In addition, a financial reconciliation is required to be completed in 2008 at the end of the reconfiguration implementation, at which time we are required to make a payment to the U.S. Department of the Treasury to the extent that the value of the spectrum rights received exceeds the total of (i) the value of spectrum rights that are surrendered and (ii) the qualifying costs referred to above.

At August 12, 2005, we had recorded a liability of $403 million associated with the then-estimated portion of the reconfiguration costs that represented our best estimate of amounts to be paid under the Report and Order that would not benefit our infrastructure or spectrum positions. As of December 31, 2005, we reduced that estimate by $137 million, through a reduction in goodwill, to reflect updated estimates of these costs. All other costs incurred pursuant to the Report and Order that relate to the spectrum and infrastructure, when expended, are accounted for either as property, plant and equipment or as additions to the spectrum license intangible asset, consistent with our accounting and capitalization policy.

Certain of our reconfiguration costs which we will submit to an FCC appointed Transition Administrator seeking credit against our $2.8 billion obligation are based on estimated allocations between reconfiguration activity and our normal network growth. These estimated allocations may vary depending on key assumptions including subscribers, call volumes and other factors over the life of the reconfiguration program. As a result, the amount allocated to reconfiguration activity is subject to change based on final assessments made at the conclusion of the reconfiguration program process. Since we, the Transition Administrator and the FCC have not yet reached an agreement on our methodology for calculating the amount to be submitted for credit, we cannot provide assurance that we will be granted full credit for certain of these network costs.

Note 8. Restructuring and Asset Impairments

Organizational Realignment

In late 2003, we initiated a company-wide effort to create a more efficient cost structure by realigning internal resources to enhance our focus on the needs and preferences of two distinct consumer types–businesses and individuals. In conjunction with the market-facing realignment, we also undertook initiatives to improve productivity.

We recognized related pre-tax charges of $42 million in 2003 and $113 million in 2004 primarily associated with severance benefits associated with the involuntary employee separation of approximately 4,300 employees. We have completed substantially all activities related to this realignment, and in the fourth quarter 2005, we completed an analysis to finalize original estimates. This analysis resulted in an $11 million reduction in liabilities. The remaining $4 million commitment has been reclassified as other current liabilities.

Web Hosting Wind-down

In 2003, we announced the wind-down of web hosting services offered by Long Distance. This decision resulted in a $316 million pre-tax charge for asset impairments. This wind-down, along with related restructurings in other Long Distance operations, also resulted in pre-tax charges of $60 million in 2003, $63 million in 2004 and $9 million in 2005, primarily related to facility lease terminations. As of December 31, 2005, substantially all activities associated with this wind-down have been completed; however, we continue to be obligated under facility leases that expire from 2007 through 2014.

Wireless Billing Platform Termination

In 2003, we announced the termination of the development of a new billing platform in Wireless. This decision resulted in pre-tax charges of $351 million, consisting of $339 million for asset impairments and $12 million for other contractual obligations. In 2004, we recorded an expense reduction of $2 million as a result of finalizing the contractual obligations associated with this action.

The 2005, 2004 and 2003 restructuring activity is summarized as follows:

	2005 Activity
	December 31, 2004 Liability Balance	Total Restructuring Charge	Cash Payments	Reclasses to Other Liabilities	December 31, 2005 Liability Balance
	(in millions)
Restructuring Events
Organizational Realignment
Severance	$55	$(8)	$(44)	$(3)	$—
Other exit costs	7	(3)	(3)	(1)	—
Web Hosting Wind-down
Other exit costs	93	9	(24)	—	78

Total	$155	$(2)	$(71)	$(4)	$78

	2004 Activity
	December 31, 2003 Liability Balance	Total Restructuring Charge	Cash Payments	December 31, 2004 Liability Balance
	(in millions)
Restructuring Events
Organizational Realignment
Severance	$37	$106	$(88)	$55
Other exit costs	—	7	—	7
Web Hosting Wind-down
Severance	6	(2)	(4)	—
Other exit costs	45	65	(17)	93
Wireless Billing Platform Termination
Other exit costs	12	(2)	(10)	—

Total	$100	$174	$(119)	$155

	2003 Activity
	December 31, 2002 Liability Balance	Total Restructuring Charge	Cash Payments	December 31, 2003 Liability Balance
	(in millions)
Restructuring Events
Organizational Realignment
Severance	$—	$42	$(5)	$37
Web Hosting Wind-down
Severance	—	15	(9)	6
Other exit costs	—	45	—	45
Wireless Billing Platform Termination
Other exit costs	—	12	—	12

Total	$—	$114	$(14)	$100

Restructuring charges in the tables above include a credit of $1 million in 2005, an expense of $23 million in 2004 and an expense of $3 million in 2003, which were allocated to our Local segment prior to the spin-off of Embarq. We believe these amounts approximate the expense related to participants designated to work for Embarq, and, accordingly, these amounts are included in discontinued operations in the accompanying statements of operations. The responsibility to pay the corresponding liability remained with us.

During 2003, we finalized estimates related to prior years’ restructuring activities, resulting in a $46 million reduction in liabilities, and reclassification of remaining liabilities to other current liabilities.

Other Asset Impairments

In 2005, we incurred $19 million in asset impairments related to hurricane damage, which were substantially recovered from insurance carriers. Also in 2005, we recorded $44 million in asset impairments related to the write-down of various software applications.

In 2004, we determined that business conditions and events occurring in 2004 and impacting our Long Distance operations constituted a “triggering event” requiring an evaluation of the recoverability of the Long Distance long-lived assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

The industry-wide business conditions and events included the continuing impacts of the highly-competitive Long Distance market, the related aggressive pricing, recent changes in the regulatory climate negatively impacting the long-term ability of Long Distance to bridge the last mile in the consumer and small business market segments, product substitution and customers’ accelerated demands for cost-effective, advanced, IP-driven telecommunications solutions requiring transparent wireline and wireless connectivity. In light of these industry-wide business conditions and events, we reevaluated our strategy and financial forecasts in 2004.

Evaluations of asset recoverability are performed at the lowest asset or asset group level for which identifiable cash flows are largely independent of the cash flows of other assets or asset groups. Due to the integrated nature of the long distance network, we conducted our testing of the asset group at the Long Distance entity level (excluding assets held for sale), as this is the lowest level for which identifiable cash flows are available. Further, it was concluded that the fiber-optic backbone constituted the primary asset of the Long Distance asset group. Accordingly, cash flows were projected over the remaining useful life of the fiber-optic backbone. These cash flow projections reflect estimated future operating results, considering all relevant circumstances and events, and estimated capital expenditures required to maintain, but not to increase, the service potential of the asset group. The resulting undiscounted future cash flows were less than the carrying value of the Long Distance asset group, requiring that the asset group be reduced to fair value.

The fair value of the asset group was determined by discounting the cash flow projections at a 10% discount rate, reflecting a risk-adjusted weighted average cost of capital. The resulting fair value of the asset group required a $3.52 billion pre-tax non-cash impairment charge, reducing the net carrying value of Long Distance property, plant and equipment by about 60%, to $2.29 billion at September 30, 2004.

Also in 2004, we completed the sale of our wholesale Dial IP business for $34 million, resulting in a pre-tax non-cash charge of $21 million.

In 2003, we recorded a pre-tax, non-cash charge of $1.2 billion related to the write-down in the carrying value of our BRS spectrum. Our evaluation of our business use for this asset resulted in a decision to end pursuit of a residential fixed wireless strategy. This decision required an impairment analysis of the asset. As a result of our merger, we have increased our BRS spectrum holdings, and intend to use this spectrum in combination with other spectrum holdings to offer wireless interactive multimedia services.

Note 9. Long-term Debt and Capital Lease Obligations

Our long-term debt and capital lease obligations at year-end were as follows:

	December 31, 2004	Acquired Debt and Borrowings	Retirements and Repayments of Principal and Other	December 31, 2005
	(in millions)
Senior notes due 2007 to 2032
4.78% to 9.50%, including fair value hedge adjustments of $19 and $(17), and deferred premiums of $0 and $332 net of unamortized discounts of $31 and $65	$15,919	$6,559	$(1,039)	$21,439
Bank credit facilities due 2006 and 2010
4.775%, including deferred premium of $0 and $15 net of an unamortized discount of $0 and $9	—	6,406	(3,200)	3,206
Debentures due 2022
9.25%	200	—	—	200

Capital lease obligations
4.11% to 11.174%	215	43	(95)	163
Other	91	6	(91)	6

	16,425	$13,014	$(4,425)	25,014

Current maturities of long-term debt	(1,174)			(5,045)

Long-term debt and capital lease obligations	$15,251			$19,969

Senior Notes

As of December 31, 2005, we have $21.4 billion in principal amount of convertible and senior serial redeemable notes. This balance primarily consists of newly acquired debt from the merger with Nextel of $5.8 billion, the acquisition of PCS Affiliates of $659 million and the existing debt of one of our subsidiaries of $14.9 billion. Cash interest on these notes is payable semiannually in arrears. We may choose to redeem some or all of these notes at the then applicable redemption price, plus accrued and unpaid interest. The $607 million in aggregate principal amount of our 5.25% notes are convertible at any time prior to redemption, repurchase or maturity at the option of the holders into our Series 1 common stock at an effective conversion price of $53.65 per share, plus $11.37 in cash for each $1,000 principal amount. As of December 31, 2005, senior notes also included $130 million of debt associated with a consolidated variable interest entity.

Our weighted average effective interest rate related to these borrowings was 7.0% for the year-ended December 31, 2005 and 7.1% for the year-ended 2004. The effective interest rate includes the effect of interest rate swap agreements accounted for as fair value hedges. See note 12 for more details regarding interest rate swaps.

In February 2006, we completed the redemption of all of our outstanding 9.5% senior redeemable notes due 2011, of which $85 million in aggregate principal amount was outstanding as of December 31, 2005. As of December 31, 2005, we have recorded $93 million of restricted cash in prepaid expenses and other current assets to satisfy this obligation.

Bank Credit Facilities

As of December 31, 2005, our bank credit facilities provide for total unsecured financing capacity of $10.2 billion, of which we have borrowed $3.2 billion and have $2.5 billion of outstanding letters of credit, resulting in $4.5 billion of available revolving credit.

On December 19, 2005, we entered into a new bank credit facility, consisting of a five year $6.0 billion revolving credit facility and a 364 day $3.2 billion term loan, for a total unsecured financing capacity of $9.2 billion. Under the terms of this new loan, the interest rate equates to the London Interbank Offered Rate, or LIBOR, or the prime rate plus a spread that varies depending on the applicable borrower’s or guarantor’s credit ratings. The $6.0 billion revolving credit facility is also subject to a facility fee on the total facility which is payable quarterly. Facility fees can vary between 4 to 15 basis points based upon our credit ratings. This facility replaces the existing Nextel credit agreement, which included a $4.0 billion revolving credit facility and a $2.2 billion term loan. In connection with the execution of the new credit agreement, the $3.2 billion term loan was used to refinance the outstanding term loan and revolving credit loans under the existing Nextel credit agreement, which was terminated in connection with entering into the new credit agreement.

The transaction related to the term loan was accounted for as a modification of debt in accordance with EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, because the terms of the new loan were not substantially different from the terms of the original loan. Thus, the $15 million unamortized premium associated with the original $2.2 billion loan will be amortized over the remaining life of the new loan.

The refinancing of the revolving credit facility was accounted for in accordance with EITF Issue No. 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements. Because the borrowing capacity of the new facility is greater than the borrowing capacity of the original facility, any unamortized discount plus any debt issue costs are deferred and amortized over the remaining term of the new facility. Thus, $9 million of unamortized discount and $4 million of debt issue costs will be amortized over the remaining life of the new facility.

The $2.5 billion of letters of credit that were outstanding under the Nextel credit agreement remain outstanding under the new $6.0 billion revolving credit facility. We also have an additional $124 million of outstanding letters of credit as of December 31, 2005 used for various financial obligations.

Our credit facility requires compliance with a financial ratio test as defined under the credit agreement. The maturity dates of the loans may accelerate if we do not comply with the financial ratio test. As of December 31, 2005, we were in compliance with the financial ratio test under our credit facility. We are also obligated to repay the loans if certain change of control events occur. Borrowings under the facility are unsecured.

Our ability to borrow additional amounts under the credit facility may be restricted by provisions included in some of our public notes that limit the incurrence of additional indebtedness in certain circumstances. The availability of borrowings under this facility also is subject to the satisfaction or waiver of specified borrowing conditions. As of December 31, 2005, we have satisfied the conditions under this facility.

The credit facility also contains covenants which limit our ability and the ability of some of our subsidiaries to incur additional indebtedness, including guaranteeing obligations of other entities, creating liens, consolidating, merging or selling all or substantially all of our and their assets and entering into transactions with affiliates. Although these covenants are similar to those contained in our previous credit facility, they have been revised under the new credit facility to provide us with greater operating flexibility.

In June 2005, we entered into a revolving credit facility of $1.0 billion. This facility is unsecured and is structured as a 364-day credit line with a subsequent one-year, $1.0 billion term-out option. In connection with the execution of the new credit agreement, on December 16, 2005, we amended this facility to allow Nextel to participate in the new facility. We had no outstanding borrowings against this facility as of December 31, 2005.

Debentures

As of December 31, 2005, we have $200 million in principal amount of debentures. This balance is comprised of the principal amount of our 9.25% debentures due 2022. Cash interest on these debentures is payable semiannually in arrears and the debentures are not redeemable prior to maturity.

Capital Lease Obligations

As of December 31, 2005, we have $163 million in capital lease obligations primarily for the use of communication switches, which are secured by $415 million of gross property, plant and equipment.

Other

In December 2005, we terminated two accounts receivable asset securitization facilities that provided us with up to $1.2 billion of additional liquidity. Neither facility had an outstanding balance when it was terminated, and both were scheduled to expire during 2006.

We are currently in compliance with all restrictive and financial covenants associated with the borrowings discussed above. There is no provision under any of our indebtedness that requires repayment in the event of a downgrade by any ratings service.

Sprint Nextel, the parent corporation, has about $200 million of debt outstanding. In addition, about $24.7 billion of our long-term debt and capital lease obligations have been issued by wholly-owned subsidiaries and have been fully and unconditionally guaranteed by Sprint Nextel. In addition, the indentures and financing arrangements of certain of our subsidiaries contain provisions that limit cash dividend payments on subsidiary common stock held by Sprint Nextel. The transfer of cash in the form of advances from the subsidiaries to us is generally not restricted.

2004 Retirements

In 2004, we purchased and retired a total of $1.4 billion of our senior notes before their scheduled maturities in exchange for cash. As a result, we recorded a loss due to the premium paid of $60 million and wrote-off $12 million of unamortized debt costs associated with this repayment. We also paid $13 million in cash to complete an early buy out on certain capital lease obligations.

2003 Retirements

In 2003, we purchased and retired $1.5 billion of our long-term debt before scheduled maturities. The prepayments consisted of current maturities of a $300 million Export Development Canada loan with an interest rate of 2.8% and $34 million of our senior notes with interest rates ranging from 5.7% to 5.9%. We recorded a gain of $3 million associated with these early retirements. We also completed a tender offer to purchase $1.1 billion principal amount of our senior notes before their scheduled maturities. The notes had interest rates ranging from 5.7% to 5.9% and maturity dates ranging from 2003 to 2004. A loss was recorded due to a premium paid of $19 million associated with these prepayments.

Future Maturities of Long-term Debt and Capital Lease Obligations

For the years subsequent to December 31, 2005, scheduled annual principal payments of long-term debt, including our bank credit facility and capital lease obligations outstanding, as of December 31, 2005 are as follows:

(in millions)
2006	$5,025
2007	1,613
2008	1,269
2009	606
2010	746
Thereafter	15,482

24,741
Add net deferred premium	273

$25,014

Included in the above schedule are payments to be made in connection with various capital lease obligations. A substantial portion of the capital lease payments will be in Japanese yen and we already satisfied this obligation by depositing the present value of the future yen payment obligations at various banks. These amounts are included on the accompanying consolidated balance sheet in other assets.

Note 10. Equity Unit Notes

In 2001, we completed a registered offering of 69 million equity units, each with a stated amount of $25. Each equity unit initially consisted of a corporate unit. Each corporate unit consisted of a forward purchase contract and $25 principal amount of senior notes, or Notes, of our wholly-owned subsidiary, Sprint Capital Corporation. The corporate unit could be converted by the holder into a treasury unit consisting of the forward purchase contract and a treasury portfolio of zero-coupon U.S. treasury securities by substituting the treasury securities for the Notes. The underlying Notes, or treasury portfolio, were pledged to us to secure the holder’s obligations under the forward purchase contract.

Forward Purchase Contract

As a component of the equity units, the forward purchase contracts originally obligated the holders to purchase, and obligated us to sell, on August 17, 2004, a variable number of newly issued shares of PCS common stock, which became FON common stock as a result of the recombination. These forward purchase contracts included a provision permitting the equity unit holders to benefit from or “participate” in any dividends declared on the common stock during the contract period. On August 17, 2004 the forward purchase contracts were settled by the issuance of approximately 35 million shares of FON common stock in exchange for $1.7 billion in cash.

Notes

The Notes were originally issued as part of the equity units and had an interest rate of 6.0% for a notional amount of $1.7 billion. In May 2004, we purchased $750 million principal amount of the Notes before their scheduled maturity. As a result, we recognized a $29 million loss in other income due to the premium paid and the write-off of unamortized debt issuance costs.

The interest rate on the Notes was reset to 4.8% on May 24, 2004, after a successful remarketing, and after the remarketing the Notes were no longer pledged to secure the obligations under the original forward purchase contracts.

As of December 31, 2005, $880 million of the remarketed Notes, which are due in August 2006, are included in current portion of long-term debt and capital lease obligations on the accompanying consolidated balance sheets.

Note 11. Seventh Series Redeemable Preferred Stock

The redeemable preferred stock outstanding at year-end is as follows:

	December 31,
	2005	2004
	(in millions)
Seventh series preferred stock – stated value $1,000 per share, 300,000 shares authorized, 246,766 shares outstanding, voting, cumulative $6.73 quarterly dividend rate	$247	$247

At December 31, 2005, the Seventh series preferred stock was convertible into approximately 32.5 shares of voting common stock for each Seventh series share. The Seventh series preferred stock is mandatorily redeemable in November 2008 at the stated value plus any accrued but unpaid dividends. On February 28, 2006, notices were sent out to holders of our Seventh series preferred stock with our intent to redeem the preferred stock. We completed the redemption in March 2006 for a price of $1,000 per outstanding share plus accumulated unpaid dividends.

Note 12. Derivative Instruments and Hedging Activities

Risk Management Policies

Our derivative instruments typically include interest rate swaps, stock warrants, option contracts, and foreign currency forward and option contracts. We primarily use our derivative transactions to hedge our exposure to the market risks associated with unfavorable movements in interest rates, equity prices, and foreign currencies. Our board of directors has authorized us to enter into derivative transactions, and all transactions comply with our risk management policies.

Interest rate risk is the risk that changes in interest rates could adversely affect earnings or cash flows. Specific interest rate risks include the risk of increasing interest rates on short-term debt, the risk of increasing interest rates for planned new fixed rate long-term financing and the risk of increasing interest rates for planned refinancings using long-term fixed rate debt.

Exposure to strategic investments in other companies includes the risk that unfavorable changes in market prices could adversely affect earnings and cash flows. We may also obtain equity rights in other companies, usually in the form of warrants to purchase common stock of the companies. These equity rights are typically obtained in connection with commercial agreements or strategic investments.

Our foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. We enter into forward and option contracts in foreign currencies to reduce the impact of changes in foreign exchange rates. Our primary transaction exposure results from net payments made to and received from overseas telecommunications companies for completing international calls made by our domestic customers and the operations of our international subsidiaries.

Interest Rate Swaps

As of December 31, 2005, we held fair value interest rate swaps with a notional value of $1 billion. These swaps were entered into as hedges of the fair value of a portion of our senior notes. These interest rate swaps have maturities ranging from 2008 to 2012. On a semiannual basis, we pay a floating rate of interest equal to the six-month LIBOR plus a fixed spread and receive an average interest rate equal to the coupon rates stated on the underlying senior notes. On December 31, 2005, the rate we would pay averaged 7.0% and the rate we would receive was 7.2%.

Our interest rate swaps meet all the required criteria under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, in order to apply the shortcut method in accounting for these instruments. Under the shortcut method we can assume that our interest rate swaps are perfectly effective in hedging our interest rate risk. We recognize all changes in the fair values of these instruments currently as a gain or loss within other income (expense) on the Consolidated Statements of Operations. Under the shortcut method, these changes in the fair value of the hedging instrument are offset by an equal change in the underlying debt, with no impact on earnings. We held only fair-value hedges during 2005 and 2004.

Our interest rate swap activity generated a net liability of $18 million at December 31, 2005 compared to a net asset of $19 million as of December 31, 2004, resulting from changes in the fair value of the interest rate swaps. As the swaps have been deemed perfectly effective, an offset was recorded to the underlying long-term debt.

During the fourth quarter 2005, we entered into a series of interest rate collars associated with the issuance of debt by Embarq at the time of its spin-off on May 17, 2006. These collars were designated as cash flow hedges in Embarq’s financial statements against the variability in interest payments that would result from a change in interest rates before the debt was issued at the time of the spin-off. However, because the forecasted interest payments of debt started after the spin-off, the derivative instruments did not qualify for hedge accounting treatment in our consolidated financial statements, and so any changes in the fair value of these instruments are recognized in earnings from discontinued operations during the period of change. During the fourth quarter 2005, the fair value of these derivatives decreased, resulting in a pre-tax loss of $18 million as of December 31, 2005.

Stock Warrants

The stock warrants are not designated as hedging instruments and changes in the fair value of these derivative instruments are recognized in earnings during the period of change. Our net derivative gains on stock warrants were immaterial in all periods presented.

Equity Options

We have also entered into a series of option contracts associated with our investment in NII Holdings, Inc. The first of these contracts was not designated as a hedging instrument, and changes in the fair value of the derivative instrument are recognized in earnings during the period of change. The change in fair value of this instrument resulted in a pre-tax loss of $9 million as of December 31, 2005. The remaining instruments are designated as cash flow hedges and meet all the required criteria under SFAS No. 133 and the Derivative Implementation Group Issue No. G-20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge, in order to assume that these option contracts are perfectly effective in hedging the market risk associated with our investment in NII Holdings. As a result, we recognize all changes in the fair values of these remaining instruments in accumulated other comprehensive loss on the Consolidated Balance Sheets, with no impact on earnings during the life of the hedging relationship. Changes in fair value of these instruments resulted in an unrealized loss of $16 million at December 31, 2005. These unrealized losses were included in accumulated other comprehensive loss on the Consolidated Balance Sheets. These derivative instruments will be settled by December 31, 2006.

The net purchased equity options embedded in variable prepaid forward contracts are designated as cash flow hedges. During 2005, we used 10.5 million shares of EarthLink common stock to settle the prepaid forward contracts, which resulted in a $9 million pre-tax gain. There are no variable prepaid forward contracts outstanding at December 31, 2005.

Foreign Currency Forward and Option Contracts

Foreign currency forward and option contracts held during 2005 and 2004 were not designated as hedges as defined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and changes in the fair value of these derivative instruments are recognized in earnings during the period of change. The activity associated with these contracts was immaterial in all periods presented.

Note 13. Income Taxes

Income tax expense (benefit) allocated to continuing operations consists of the following:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Current income tax expense (benefit)
Federal	$(395)	$(353)	$(982)
State	67	(136)	(43)

Total current	(328)	(489)	(1,025)

Deferred income tax expense (benefit)
Federal	835	(717)	265
State	(37)	(32)	(83)

Total deferred	798	(749)	182

Foreign income tax expense	—	—	—

Total	$470	$(1,238)	$(843)

The differences that caused our effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Income tax expense (benefit) at the federal statutory rate	$452	$(1,135)	$(752)
Effect of:
State income taxes, net of federal income tax effect	20	(109)	(82)
Other, net	(2)	6	(9)

Income tax expense (benefit)	$470	$(1,238)	$(843)

Effective income tax rate	36.4%	38.2%	39.2%

Income tax expense (benefit) allocated to other items was as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Discontinued operations	$635	$647	$1,451
Cumulative effect of change in accounting principle	(10)	—	162
Additional minimum pension liability (1)	(39)	(17)	(12)
Gains on securities (1)	27	2	27
Gains (losses) on qualifying cash flow hedges (1)	7	1	(23)
Stock ownership, purchase and option arrangements (2)	(38)	(25)	(4)

(1)	These amounts have been recorded directly to shareholders’ equity—accumulated other comprehensive income (loss) on the accompanying consolidated balance sheets.
(2)	These amounts have been recorded directly to shareholders’ equity—paid-in capital on the accompanying consolidated balance sheets.

We recognize deferred income taxes for the temporary differences between the carrying amounts of our assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 2005 and 2004, along with the income tax effect of each, were as follows:

	December 31, 2005		December 31, 2004
	Current	Long-Term	Current	Long-Term
	(in millions)
Deferred tax assets
Net operating loss carryforwards	$1,835	$1,182	$1,050	$1,266
Capital loss carryforwards	354	77	—	—
Accruals and other liabilities	451	267	193	93
Tax credit carryforwards	—	556	—	397
Postretirement and other benefits	—	675	—	605

	2,640	2,757	1,243	2,361
Valuation allowance	(556)	(514)	(220)	(449)

	2,084	2,243	1,023	1,912

Deferred tax liabilities
Property, plant and equipment	—	2,220	—	2,176
Intangibles	—	9,594	—	649
Investments	225	834	—	—
Other	70	—	—	—

	295	12,648	—	2,825

Current deferred tax asset	$1,789		$1,023

Long-term deferred tax liability		$10,405		$913

The foreign income (loss) included in income (loss) from continuing operations totaled $27 million in 2005, $(203) million in 2004 and $(141) million in 2003. We have no material un-remitted earnings of foreign subsidiaries.

In 2005, we acquired approximately $2.8 billion of potential income tax benefits related to net operating loss carryforwards, capital loss carryforwards and tax credit carryforwards in the Nextel and PCS Affiliates acquisitions. In 1999 we acquired approximately $193 million of potential tax benefits related to net operating loss carryforwards in the acquisitions of broadband fixed wireless companies. In 1998, we acquired approximately $229 million of potential tax benefits related to net operating loss carryforwards in the controlling interest acquisition of our wireless joint venture, which we call the PCS Restructuring. The benefits from these acquisitions are subject to certain realization restrictions under various tax laws. As of December 31, 2005, a valuation allowance of $820 million remains on these deferred tax benefits. If the benefits for which a valuation allowance has been provided are subsequently recognized, they will first reduce goodwill or intangibles resulting from the application of the purchase method of accounting for these transactions. If goodwill and intangibles related to the acquisition are reduced to zero, any additional tax benefits recognized would reduce tax expense.

In connection with the PCS Restructuring, we are required to reimburse the former cable company partners of the joint venture for net operating loss and tax credit carryforward benefits generated before the PCS Restructuring if realization by us produces a cash benefit that would not otherwise have been realized. The reimbursement will equal 60% of the net cash benefit received by us and will be made to the former cable company partners in shares of our stock. The unexpired carryforward benefits subject to this requirement total $202 million.

As of December 31, 2005, we had federal operating loss carryforwards of approximately $7.0 billion and state operating loss carryforwards of approximately $12.6 billion. Related to these loss carryforwards are federal tax benefits of $2.5 billion and state tax benefits of $866 million. In addition, we had available, for income tax purposes, federal alternative minimum tax net operating loss carryforwards of $5.5 billion and state alternative minimum tax net operating loss carryforwards of $1.1 billion. The loss carryforwards expire in varying amounts through 2025. We also had available capital loss carryforwards of approximately $1.2 billion. Related to these capital loss carryforwards are tax benefits of $431 million. Included in the capital loss carryforward amount is $966 million which expires in 2006. The remaining capital loss carryforward expires in varying amounts through 2009.

We also had available $556 million of federal and state income tax credit carryforwards as of December 31, 2005. Included in this amount are $350 million of income tax credits which expire in varying amounts through 2025. The remaining $206 million do not expire.

The valuation allowance related to deferred income tax assets increased $401 million in 2005 and increased $49 million in 2004. The 2005 increase is primarily related to the Nextel and PCS Affiliate acquisitions.

Management believes it is more likely than not that these deferred income tax assets, net of the valuation allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets. When we evaluated these and other qualitative factors and uncertainties concerning our industry, we found that they provide continuing evidence requiring the valuation allowance which we currently recognize related to the realization of the tax benefit of our net operating loss and tax credit carryforwards as of December 31, 2005. Additionally, we establish reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged, and the positions may not be fully sustained.

Note 14. Discontinued Operations – Sale of Directory Publishing Business

In 2002, we reached a definitive agreement to sell our directory publishing business, held in the Local segment, to R.H. Donnelley for $2.2 billion in cash. The sale closed on January 3, 2003. The pretax gain recognized in 2003 was $2.1 billion, $1.3 billion after tax. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and as required by SFAS No. 95, Statement of Cash Flows, we have presented the results of operations of the directory publishing business as a discontinued operation in the accompanying consolidated financial statements. Summary financial information is as follows:

Year Ended December 31, 2003
(in millions)
Net operating revenues	$5
Income before income taxes	5

In prior years, we reported the cash flows attributable to these discontinued operations on a combined basis as a single amount. In 2005, these cash flows are no longer reported as a single amount, and have been combined with the cash flows of our continuing operations.

See note 25 for additional discontinued operations of Embarq.

Note 15. Commitments and Contingencies

Litigation, Claims and Assessments

In 2005, several PCS Affiliates filed lawsuits in various courts, alleging that the merger between Sprint and Nextel would result in breaches of exclusivity provisions in their management agreements with our subsidiaries. Suits were brought by UbiquiTel and UbiquiTel Operating Company, iPCS Wireless, Inc., Horizon Personal Communications Inc. and Bright Personal Communications Services LLC, which are both subsidiaries of iPCS Wireless and Northern PCS Services, LLC. The lawsuits seek, among other things, to enjoin us from engaging in certain post-merger business conduct in the respective service areas of the PCS Affiliates, and unspecified damages caused by the alleged breach. UbiquiTel, Horizon Personal Communications and Bright Personal Communications Services have all entered into forbearance agreements with us governing certain business practices addressed by the litigation until a decision is rendered by the trial court in the lawsuits. We and our subsidiaries intend to defend all of these lawsuits vigorously.

In March 2004, eight purported class action lawsuits relating to the recombination of the tracking stocks were filed against us and our directors by holders of PCS common stock. Seven of the lawsuits were consolidated in the District Court of Johnson County, Kansas. The eighth, pending in New York, has been voluntarily stayed. The consolidated lawsuit alleges breach of fiduciary duty in connection with allocations between the wireline operations and the wireless operations before the recombination of the tracking stocks and breach of fiduciary duty in the recombination. The lawsuit seeks to rescind the recombination and monetary damages. In early 2005, the court denied defendants’ motion to dismiss the complaint and discovery is proceeding. All defendants have denied plaintiffs’ allegations and intend to defend this matter vigorously.

In 2003, certain participants in the Sprint Nextel Retirement Savings Plan and the Sprint Nextel and Centel Retirement Savings Plans for Bargaining Unit Employees filed suit in the U.S. District Court for the District of Kansas against us, the committees that administer the plans, the plan trustee, and various current and former directors and officers. The consolidated lawsuit alleges that defendants breached their fiduciary duties to the plans and violated the Employee Retirement Income Security Act of 1974, or ERISA, statutes by making the company matching contribution in company stock and by including company stock among the thirty investment options offered to plan participants. The lawsuit seeks to recover any decline in the value of our tracking stocks during the class period. A settlement agreement has been filed with the court and is subject to final court approval. The settlement calls for us to make certain changes to the savings plans, to allow for vesting of certain Sprint Nextel stock in the accounts of certain former employees, and to distribute $4 million in cash to former employees who no longer have accounts in the savings plans. We have insurance coverage for the cash component of this settlement.

In September 2004, the U.S. District Court for the District of Kansas denied a motion to dismiss a shareholder lawsuit alleging that our 2001 and 2002 proxy statements were false and misleading in violation of federal securities laws to the extent they described new employment agreements with certain senior executives without disclosing that, according to the allegations, replacement of those executives was inevitable. These allegations, made in an amended complaint in a lawsuit originally filed in 2003, are asserted against us and certain current and former officers and directors, and seek to recover any decline in the value of our tracking stocks during the class period. The parties have stipulated that the case can proceed as a class action. All defendants have denied plaintiffs’ allegations and intend to defend this matter vigorously. Allegations in the original complaint, which asserted claims against the same defendants and our former independent auditor, were dismissed by the court in April 2004.

A number of putative class action cases that allege Sprint Communications Company LP failed to obtain easements from property owners during the installation of its fiber optic network in the 1980’s have been filed in various courts. Several of these cases sought certification of nationwide classes, and in one case, a nationwide class has been certified. In 2002, a nationwide settlement of these claims was approved by the U.S. District Court for the Northern District of Illinois, but objectors appealed the preliminary approval order to the Seventh Circuit Court of Appeals, which overturned the settlement and remanded the case to the trial court for further proceedings. The parties now are proceeding with litigation and/or settlement negotiations on a state by state basis. In 2001, we accrued an expense reflecting the estimated settlement costs of these suits.

Various other suits, proceedings and claims, including purported class actions, typical for a business enterprise, are pending against us or our subsidiaries. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with our beliefs, we expect that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial condition or results of operations or our business segments.

Spectrum Reconfiguration Obligations

On February 7, 2005, Nextel accepted the terms and conditions of the Report and Order of the FCC which implemented a spectrum reconfiguration plan designed to eliminate interference with public safety operators in the 800 MHz band. Under the terms of the Report and Order, prior to the August 12, 2005 merger date, Nextel surrendered its spectrum rights in the 700 MHz spectrum band and certain portions of its spectrum rights in the 800 MHz band, and received spectrum rights in the 1.9 GHz band and spectrum rights in a different part of the 800 MHz band and undertook to pay the costs incurred by Nextel and third parties in connection with the reconfiguration plan. Based on the FCC’s determination of the values of the spectrum rights received and relinquished by Nextel, the minimum obligation incurred under the Report and Order will be $2.8 billion. The Report and Order also provides that qualifying costs we incur as part of the reconfiguration plan, including costs to reconfigure our own infrastructure and spectrum positions, can be used to offset the minimum obligation of $2.8 billion; however, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed that amount. See note 7 for further information.

Operating Leases

We lease various equipment, office facilities, retail outlets and kiosks, switching facilities, transmitter and receiver sites and spectrum under operating leases. The non-cancelable portion of these leases ranges from monthly up to 25 years. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Our lease term for most leases includes the initial non-cancelable term plus at least one renewal period, as the exercise of the related renewal option or options is reasonably assured. Our cell site leases generally provide for an initial non-cancelable term of 5 to 7 years with up to 5 renewal options for 5 years each.

As of December 31, 2005, our rental commitments for operating leases, including lease renewals that are reasonably assured, consisted mainly of leases for cell and switch sites, real estate, data processing equipment and office space were as follows (in millions):

2006	$1,461
2007	1,411
2008	1,316
2009	1,229
2010	1,099
Thereafter	9,795

Total rental expense was $1.4 billion in 2005, $1.0 billion in 2004, and $1.1 billion in 2003.

Leasehold improvements are depreciated over the lesser of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured.

Commitments

We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under some of the more significant agreements are $2,386 million in 2006, $1,853 million in 2007, $1,410 million in 2008, $1,180 million in 2009, $603 million in 2010 and $577 million thereafter. Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product.

We had less than $5 billion of open purchase orders for goods or services as of December 31, 2005 that are enforceable and legally binding and that specify all significant terms, but were not recorded as liabilities as of December 31, 2005. These outstanding commitments consist primarily of network equipment and maintenance, access commitments, advertising and marketing, information technology services and customer support provided by third parties, handset purchases and other expenses related to normal business operations. We expect substantially all of these commitments to become due in the next twelve months as services are rendered or goods are received. Certain of these service and other contracts are in the process of being re-negotiated as a result of our merger with Nextel, and could result in changes to these minimum commitments, which could be material.

Environmental Compliance

We have identified seven sites, not currently owned or operated by us, that formerly contained manufactured gas plants that may have been owned or operated by entities acquired by one of our subsidiaries before we acquired it. We and the current land owner of the site in Columbus, Nebraska are working with the Environmental Protection Agency, or EPA, pursuant to an administrative consent order. Amounts expended pursuant to the order are not expected to be material. We are negotiating with the EPA as to whether clean up is required at two additional sites. In addition, our subsidiary has entered into agreements with another potentially responsible party to share costs in connection with four of the sites, including two of those where the EPA is involved. We are working to assess the scope and nature of these sites and our potential responsibility. Other environmental compliance and remediation expenditures result mainly from the operation of standby power generators for our telecommunications equipment. These expenditures arise in connection with standards compliance, permits or occasional remediation, which are usually related to generators, batteries or fuel storage. Although we cannot assess with certainty the impact of any future compliance and remediation obligations, we do not believe that future environmental compliance and remediation expenditures will have a material adverse effect on our financial condition or results of operations.

Note 16. Capital Stock and Stock Rights

We have the authority to issue 6,620,000,000 shares of capital stock as follows:

•	6,000,000,000 shares of Series 1 voting common stock, par value $2.00 per share;

•	500,000,000 shares of Series 2 voting common stock, par value $2.00 per share;

•	100,000,000 shares of non-voting common stock, par value $0.01 per share; and

•	20,000,000 shares of preferred stock, no par value per share

Classes of Common Stock

Series 1 Common Stock

The holders of our Series 1 common stock are entitled to one vote per share on all matters submitted for action by the shareholders.

Series 2 Common stock

The holders of our Series 2 common stock are entitled to 10% of one vote per share, but otherwise have rights that are substantially identical to those of the Series 1 common stock.

We paid a dividend of $0.025 per share on the common stock, Series 1, the common stock, Series 2, and the non-voting common stock in the third and fourth quarters 2005. The non-voting common stock was issued in the Sprint-Nextel merger in August 2005. We paid a dividend of $0.125 per share on the common stock, Series 1 in the first two quarters of 2005 and in each of the quarters of 2004 and 2003 and a dividend of $0.125 per share on the common stock, Series 2 in the first two quarters of 2005 and in each of the last three quarters of 2004. The common stock, Series 2 was issued at the time of the recombination of the PCS common stock and the FON common stock in April 2004.

Common Stock Reserved for Future Grants

As of December 31, 2005, Series 1 common stock reserved for future grants under plans providing for the grant of stock options and other equity-based awards, future grants under the employees stock purchase plan or future issuances under various other arrangements included:

Shares
(in millions)
Employee stock purchase plan	25.6
Employee savings plans	22.4
Automatic dividend reinvestment plan	2.3
Officer and key employees’ and directors’ stock options and other equity-based awards	109.5
Conversion of mandatorily redeemable preferred stock	8.0
5.25% convertible debt conversion rights	10.3
Conversion of non-voting common stock	37.6
Other	0.1

215.8

Note 17. Stock Plans

The tables and disclosures in this note have not been adjusted for discontinued operations since we did not know as of December 31, 2005 and prior which employees would transfer to Embarq and it was not practical to make assumptions on their status at the date of the spin-off.

Management Incentive Stock Option Plan

Under the Management Incentive Stock Option Plan, or MISOP, before 2003 we granted stock options to employees eligible to receive annual incentive compensation. Eligible employees could elect to receive stock options in lieu of a portion of their target incentive under our annual incentive compensation plans. The options generally became exercisable on December 31 of the year granted and have a maximum term of 10 years. Under the MISOP, we also granted stock options to executives in lieu of long-term incentive compensation, or LTIP-MISOP options. The LTIP-MISOP options generally became exercisable on the third December 31 following the grant date and have a maximum term of 10 years. MISOP options were granted with exercise prices equal to the market price of the underlying common stock on the grant date. No new options may be granted under this plan after April 2005. As of December 31, 2005, options to buy approximately 40.0 million common shares were outstanding.

Long-Term Stock Incentive Program

Under the 1997 Long-Term Stock Incentive Program, or the 1997 Program, we can grant stock options, restricted stock and restricted stock units and other equity based awards to directors and employees. In the 1997 Program the number of shares available for grant increases each year until 2007. No awards may be granted under the plan after April 2007. On January 1, 2006, the number of shares authorized by the 1997 Program increased by approximately 43.8 million shares. As of December 31, 2005, this plan authorized equity-based awards for approximately 146.0 million common shares, and 61.0 million common shares remained available.

Employees and directors who are granted restricted stock units are not required to pay for the shares but must remain employed with us, or continue to serve as a member of our board of directors, until the restrictions on the shares lapse. In addition, beginning with the 2005 awards, the number of restricted stock units granted is based on performance criteria as well. The 2005 awards vest 100% three years from the date of grant.

The 2005 stock option awards for executives holding titles of Senior Vice President or above, including our Chief Executive Officer, have a strike price equal to 110% of the market value of the underlying stock on the grant date. All other executives received stock options with a strike price equal to 100% of fair market value on the grant date. The 2005 stock option award for all participants will vest 25% per year on each of the anniversaries of the date of grant and will have a maximum term of 10 years.

Under our Restricted Stock Plan, we granted restricted stock to officers and key employees. Employees granted restricted stock are not required to pay for the shares but must remain employed with us until the restrictions on the shares lapse. The restricted stock vests at a rate of 33.3% per year on each of the first three anniversaries of the grant date. No restricted stock was granted in 2005.

Under the Sprint Retention Program, if the employment of a holder of an equity award is involuntarily terminated other than for cause within one year of the Nextel merger, then unvested equity awards held by that holder for at least one year at the end of the holders’ severance period will fully vest at that time.

Nextel Incentive Equity Plan

As a result of the Sprint-Nextel merger, outstanding Nextel deferred shares, which constitute an agreement to transfer shares upon the performance of service over a defined period of time, and grants of options to purchase shares of Nextel common stock were converted into Sprint Nextel Series 1 deferred shares or options to purchase a number of shares of Sprint Nextel Series 1 common stock equal to the number of shares of Nextel common stock subject to the corresponding Nextel options or deferred shares multiplied by 1.3, with a corresponding adjustment to the option strike price.

The Nextel Incentive Equity Plan, or Nextel Equity Plan, was approved by Nextel’s shareholders before the Nextel merger. This plan provides for the issuance to directors, officers, employees and consultants of our common stock (giving effect to the conversion ratio in the merger) upon the exercise or issuance of a variety of forms of equity rights, including grants of options to purchase stock and deferred shares. As of December 31, 2005, this plan authorized equity-based awards for approximately 132.9 million common shares and 48.5 million common shares remained available. Typically, nonqualified stock options to purchase stock were granted under the Nextel Equity Plan, and such options that currently are outstanding generally:

•	have been granted at prices equal to or exceeding the market value of the stock on the grant date;

•	vest on a monthly basis over periods up to four years; and

•	expire ten years from date of grant.

If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel, or, in the case of specified executives, if the employee terminates their employment for “good reason” as defined in the plan, then that holder’s unvested options immediately vest or otherwise become payable, subject to some limits. A change of control was deemed to have occurred as a result of the Sprint-Nextel merger.

The Nextel Equity Plan also provides for the grant of deferred shares at no cost to selected employees generally in consideration of future services. These deferred shares generally vest over a service period ranging from several months to four years. An accelerated vesting schedule may be triggered in the event of a change in control. Accelerated vesting was triggered with respect to certain deferred shares granted prior to the Sprint-Nextel merger as a result of the Sprint-Nextel merger.

Employee Stock Purchase Plan

Under our Employees Stock Purchase Plan, or ESPP, eligible employees may subscribe quarterly to purchase shares of Series 1 common stock through payroll deductions of up to 20% of eligible compensation. The purchase price is equal to 90% of market value on the last trading day of each quarter. The aggregate number of shares purchased by an employee may not exceed 9,000 shares or $25,000 of fair market value in any calendar year, subject to limitations imposed by Section 423 of the Internal Revenue Code.

As of December 31, 2005, this plan authorized for purchase approximately 25.6 million shares, net of elections made in 2005 by employees participating in the fourth quarter 2005 offering under the ESPP to purchase approximately 720,000 common shares in the first quarter 2006. Employees purchased these shares for $21.11.

Fair Value Disclosures

In connection with the Nextel merger, Nextel stock options were converted into Sprint Nextel stock options with the shares issuable and exercise prices of the options adjusted based on an exchange ratio of 1.3 shares of Sprint Nextel common stock for each share of Nextel common stock. The value of these awards was calculated by applying the fair value method under SFAS No. 123, as amended by SFAS No. 148. The fair value was calculated on the stock options outstanding on the date of completion of the merger.

The following table reflects the weighted average fair value per option granted, as well as the significant weighted average assumptions used in determining those fair values using the Black-Scholes pricing model for the converted Nextel stock options, as well as the stock options issued under the 1997 Program. The following information related to PCS common stock has not been adjusted to reflect the recombination of our tracking stocks.

	Year Ended December 31,
	2005		2004		2003
	Issued in Nextel Merger	Other	FON Common Stock	PCS Common Stock	FON Common Stock	PCS Common Stock
Fair value on grant date	$12.60	$9.28	$6.43	$6.56	$3.58	$3.16
Risk-free interest rate	4.07%	3.70%	3.13%	3.13%	2.93%	2.93%
Expected volatility	44.8%	44.9%	45.1%	83.30%	45.0%	87.20%
Expected dividend yield	0.40%	2.06%	2.78%	—	4.23%	—
Expected life (years)	3.4	6	6	6	6	6
Options granted (millions)	102.8	7.1	5.1	5.1	10.5	10.5

Restricted Stock Units

We granted 3.5 million restricted stock units in 2005, which vest after three years, and 1.1 million of these restricted stock units are performance based. The weighted average fair value per unit was $24.76.

Employees Stock Purchase Plan

Prior to the Sprint-Nextel merger, Nextel employees elected, under the Nextel Associate Stock Purchase Plan, to purchase approximately 244,000 shares of common stock. As a result of the Sprint-Nextel merger, we issued these shares to the former Nextel employees. Using the Black-Scholes pricing model, the weighted average fair value was $3.42 per share.

During the 2004 ESPP offering that ended in June 2005, employees elected to purchase approximately 3.6 million common shares. Using the Black-Scholes pricing model, the weighted average fair value was $3.19 per share.

During the 2003 ESPP offering that ended in June 2004, employees elected to purchase approximately 1.8 million FON and 7.2 million PCS shares. Using the Black-Scholes pricing model, the weighted average fair value was $4.11 per share for each FON election and $2.52 per share for each PCS election. Because of the recombination of the tracking stocks, the elections to purchase PCS shares were converted into elections to purchase FON shares.

Stock Options

Activity under our stock option plans was as follows:

	Shares Under Option	Weighted Average per Share Exercise Price
	(in millions)
Outstanding December 31, 2002	135.2	$28.04
Granted	15.8	10.73
Exercised	(1.2)	12.38
Forfeited/expired	(9.2)	27.84

Outstanding December 31,2003	140.6	26.25
Granted	7.7	18.08
Exercised	(10.9)	14.43
Forfeited/expired	(10.0)	31.39

Outstanding December 31,2004	127.4	26.35
Nextel option exchange	102.8	21.08
Granted	7.1	25.30
Exercised	(28.6)	15.32
Forfeited/expired	(9.5)	34.74

Outstanding December 31, 2005	199.2	24.75

The following is a summary of the status of employees’ stock options outstanding and exercisable as of December 31, 2005:

	Option Outstanding			Option Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(in millions)	(years)		(in millions)
$2.00 - $9.99	20.2	5.98	$6.79	14.4	$6.41
10.00 - 19.99	58.3	6.36	15.47	36.3	15.20
20.00 - 29.99	74.0	6.17	22.98	48.3	23.02
30.00 - 39.99	15.4	3.08	36.84	15.3	36.84
40.00 - 49.99	24.9	4.22	47.93	24.9	47.93
50.00 - 79.99	5.3	3.70	58.92	5.3	58.92
80.00 - 139.99	1.1	2.99	107.22	1.1	107.22

The number of shares exercisable and their weighted average exercise prices were 145.6 million shares at $27.10 in 2005, 101.4 million shares at $29.04 in 2004, and 103.3 million shares at $29.36 in 2003.

Note 18. Employee Benefit Plans

In connection with the spin-off of Embarq, accrued pension and other post-retirement benefit obligations payable to participants designated to work for Embarq were transferred to Embarq. Pension plan assets owned by us will be transferred to Embarq using an agreed-upon valuation methodology. Since our employee benefit plans do not distinguish between employees of our different segments, we have not bifurcated our pension assets, employee benefit obligations, contributions or distributions between continuing and discontinuing operations for any period presented.

Defined Benefit Pension Plan

Most of our legacy Sprint employees are participants in a noncontributory defined benefit pension plan. Benefits for plan participants belonging to unions are based on negotiated schedules. For non-union participants, pension benefits are based on years of service and the participants’ compensation.

At the time of the merger with Nextel, we did not extend plan participation to former Nextel employees. Additionally, as of December 31, 2005, the pension plan was amended to freeze benefit accruals for plan participants not designated to work for

Embarq. This amendment was treated as a curtailment under SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. We recognized a $4 million curtailment loss. This amendment also resulted in a $233 million reduction in the projected benefit obligation, which is offset against existing unrecognized losses.

We use a December 31 measurement date for our pension plan.

The following table shows the changes in the projected benefit obligation:

	Year Ended December 31,
	2005	2004
	(in millions)
Benefit obligation at beginning of year	$4,466	$4,038
Service cost	134	133
Interest cost	264	250
Amendments	8	12
Curtailment	(233)	—
Actuarial loss	252	223
Benefits paid	(208)	(190)

Benefit obligation at end of year	$4,683	$4,466

The plan’s accumulated benefit obligation was $4.6 billion as of December 31, 2005 and $4.1 billion as of December 31, 2004.

The following table shows the changes in plan assets:

	Year Ended December 31,
	2005	2004
	(in millions)
Beginning balance	$3,678	$3,176
Employer contributions	300	300
Investment return	363	392
Benefits paid	(208)	(190)

Ending balance	$4,133	$3,678

The funded status and amounts recognized on the accompanying consolidated balance sheets for the plan were as follows:

	As of December 31,
	2005	2004
	(in millions)
Projected benefit obligation in excess of plan assets	$(550)	$(788)
Unrecognized net losses	1,424	1,551
Unrecognized prior service cost	80	92
Unamortized transition asset	(1)	(2)

Net amount recognized	$953	$853

Amounts recognized on the accompanying consolidated balance sheets consist of:

	As of December 31,
	2005	2004
	(in millions)
Pension benefit obligations	$(435)	$(451)
Intangible asset	80	92
Accumulated other comprehensive loss	1,308	1,212

Net amount recognized	$953	$853

In accordance with SFAS No. 87, Employers’ Accounting for Pensions, as of December 31, 2005 and 2004 we recorded an additional minimum pension liability representing the excess of the unfunded accumulated benefit obligation over plan assets and accrued pension costs. Recognition of the additional pension liability also resulted in an intangible asset equal to the unrecognized prior service costs and a charge to equity through other comprehensive income (loss).

The following table sets forth these amounts:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Additional minimum liability	$1,388	$1,304	$1,289
Intangible asset	80	92	95

Accumulated other comprehensive loss	$1,308	$1,212	$1,194

The tax effect for the charge to accumulated other comprehensive income (loss) was $38 million for 2005, $10 million for 2004, and $12 million for 2003.

This resulted in a net charge to accumulated other comprehensive income (loss) of $58 million for 2005, $8 million for 2004, and $25 million for 2003.

We also maintain a nonqualified defined benefit plan to provide supplemental retirement benefits for certain executives in addition to the benefits provided under the qualified pension plan.

For 2005, an additional minimum pension liability of $2 million was recognized for the nonqualified defined benefit plan with a charge to accumulated other comprehensive income (loss) of $1 million, net of taxes.

For 2004, an additional minimum pension liability of $20 million was recognized for the nonqualified defined benefit plan with a charge to accumulated other comprehensive income (loss) of $13 million, net of taxes.

The net pension expense consisted of the following:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Service cost - benefits earned during the year	$134	$133	$119
Interest on projected benefit obligation	264	250	234
Expected return on plan assets	(328)	(303)	(290)
Amortization of unrecognized transition asset	—	(2)	(3)
Recognition of prior service cost	16	16	15
Recognition of actuarial losses	110	89	33
Curtailment loss – partial freeze of benefit accruals	4	—	—

Net pension expense	$200	$183	$108

Net pension benefit expense includes $63 million in 2005, $57 million in 2004 and a credit of $10 million in 2003 that had been allocated to our Local segment prior to the spin-off of Embarq. We believe these amounts approximate the expense related to participants designated to work for Embarq, and, accordingly, these amounts are included in discontinued operations in the accompanying statements of operations.

Weighted-average assumptions used to determine net periodic pension costs:

	Year Ended December 31,
	2005	2004	2003
Discount rate	6.00%	6.25%	6.75%
Expected long-term rate of return on plan assets	8.75%	8.75%	9.00%
Expected blended rate of future pay raises	4.25%	4.25%	4.25%

Weighted average assumptions used to determine benefit obligations:

	As of December 31,
	2005	2004
Discount rate	5.75%	6.00%
Expected blended rate of future pay raises	4.25%	4.25%

In choosing the discount rate, our actuaries construct a hypothetical portfolio of bonds rated AA- or better that produces a cash flow matching the projected benefit payments of the plan. The average yield of this portfolio is used as the discount rate benchmark. For the December 31, 2005 measurement date, this exercise produced a range of yields between 5.67% and 5.87%, and our discount rate was set at 5.75%. For the December 31, 2004 measurement date, the bond matching described above produced a range of yields between 5.86% and 6.04%, guiding us to set the discount rate at 6.0%.

During 2005, the assumption regarding the expected long-term return on plan assets was 8.75%, unchanged from the prior year. After revising the target asset allocation policy in the second half of 2003 to reduce the pension trust’s exposure to equities, we obtained from two investment consulting firms forward-looking estimates of the expected long-term returns for a portfolio invested according to the revised target policy. The average of the two firms’ estimates was 8.77%, guiding a reduction in the assumed long-term return from the prior year’s 9.0% to 8.75%. We validate this assumption each year against estimates provided by our third party actuaries.

The plan’s asset allocations by asset category, are as follows:

	As of December 31,
	2005	2004
Equity securities	65%	66%
Debt securities	14%	17%
Real estate	11%	9%
Alternatives	10%	8%

Total	100%	100%

The pension trust is invested in a well-diversified portfolio of securities. The Employee Benefits Committee has established an investment policy that specifies asset allocation targets and ranges for the trust of: Equities 65% (+/-10%), Debt 15% (+/-5%), Real Estate 10% (+/-5%), and Alternatives 10% (+/-5%). The pension trust holds no Sprint Nextel securities.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

2006	$190
2007	194
2008	199
2009	206
2010	214
2011 – 2015	1,223

The plan was split into two plans in connection with the spin-off of Embarq. No contributions were made after December 31, 2005 and prior to the spin-off. Preliminary estimates of these contributions are $100 million for Sprint Nextel. Pension trust asset performance and changes in interest rates in the period leading to the plan spin-off could significantly affect these estimates.

Defined Contribution Plans

We sponsor defined contribution savings plans covering most employees. Participants may contribute portions of their pay to the plans. For union employees, we match contributions based on negotiated amounts. Through December 31, 2005, we matched contributions of non-union pre-merger Sprint employees in shares of company stock. The matching contribution was equal to 30% of participants’ contributions up to 6% of their pay for 2005 and 25% of participants’ contributions during 2004 and the second half of 2003. The matching contribution for the first half of 2003 was 75%. From the merger date through December 31, 2005, we matched contributions of pre-merger Nextel employees up to 4% of their pay. Our total matching contributions were $56 million in 2005, $29 million in 2004, and $72 million in 2003. In 2006, the pre-merger Nextel plan will be terminated and participants covered by that plan will be eligible to enroll in the amended Sprint Nextel plan. The amended plan will no longer match contributions with company stock, but we will match participants’ contributions up to 5% of their pay.

Postretirement Benefits

We provide postretirement medical benefits to certain employees. We also provide postretirement life insurance to employees who retired before certain dates. Employees who retired before certain dates were eligible for medical benefits at no cost, or at a reduced cost. Employees who retire after certain dates are eligible for medical benefits on a shared-cost basis. We fund the accrued costs as benefits are paid. We use a December 31 measurement date for our postretirement benefit plans.

Because prescription drug coverage is available through Medicare beginning in 2006, we amended the retiree medical plans in the third quarter 2005 to largely eliminate prescription drug coverage for Medicare-eligible retirees. This amendment precipitated a remeasurement of retiree medical expense, using a 5.25% discount rate as of the July 1, 2005 remeasurement date. The amendment decreased the accumulated postretirement benefit obligation, or APBO, by $250 million, and decreased 2005 benefit expense by $13 million.

At the time of the Nextel merger, we did not extend plan participation in the retiree medical plan to former Nextel employees and we amended the plan to only include employees designated to work for Embarq and legacy Sprint employees born prior to 1956. Because the attribution period used to accrue retiree medical benefits begins at age 50, this amendment had no immediate impact on the APBO or expense.

In 2004, we amended certain retiree medical plans to standardize the plan design effective January 1, 2005, eliminating differences in benefit levels. These amendments decreased the accumulated postretirement benefit obligation, or APBO, related to other postretirement benefits by approximately $35 million, and decreased the 2004 net benefit expense by $5 million.

As a result of these amendments, we also recognized the then-anticipated effects of the 2003 Medicare Prescription Drug, Improvement and Modernization Act, or the Act. The Act contains a subsidy to employers who provide prescription drug coverage to retirees that is actuarially equivalent to Medicare Part D. In 2004, we planned to provide such coverage. Analysis of our retiree prescription drug claims data determined that our retiree prescription drug benefit was actuarially equivalent. In estimating the effects of the Act, estimates of participation rates and per capita claims costs were not changed. The effect of recognizing the federal subsidy related to the Act in 2004 was a $67 million reduction in the APBO, and an $11 million reduction in the 2004 net benefit cost. We have accounted for our retiree medical benefit plan in accordance with FASB Staff Position No. 106-2.

The following table shows the changes in the accumulated postretirement benefit obligation:

	Year Ended December 31,
	2005	2004
	(in millions)
Beginning balance	$967	$1,116
Service cost	13	13
Interest cost	48	56
Plan amendments	(250)	(35)
Actuarial losses (gains)	3	(125)
Benefits paid	(62)	(58)

Ending balance	$719	$967

Amounts included on the accompanying consolidated balance sheets were as follows:

	As of December 31,
	2005	2004
	(in millions)
Accumulated postretirement benefit obligation	$719	$967
Plan assets	(42)	(43)
Unrecognized transition obligation	7	8
Unrecognized prior service benefit	397	204
Unrecognized net loss	(243)	(264)

Accrued postretirement benefits cost	$838	$872

Discount rate	5.75%	6.0%

The net postretirement benefits cost consisted of the following:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Service cost — benefits earned during the year	$13	$13	$14
Interest on accumulated postretirement benefit obligation	48	56	62
Expected return on assets	(3)	(3)	(3)
Recognition of transition obligation	(1)	(1)	(1)
Recognition of prior service cost	(57)	(49)	(45)
Recognition of actuarial losses	28	28	27

Net periodic postretirement benefits cost	$28	$44	$54

Net periodic postretirement benefits cost includes $16 million in 2005, $33 million in 2004 and $43 million in 2003 that had been allocated to our Local segment prior to the spin-off of Embarq. We believe these amounts approximate the expense related to participants designated to work for Embarq, and, accordingly, these amounts are included in discontinued operations in the accompanying statements of operations.

Weighted-average assumptions used to determine net periodic postretirement benefit costs:

	Year Ended December 31,
	2005	2004	2003
Discount rate	6.00%	6.25%	6.75%
Assumed return on assets	8.75%	8.75%	9.00%

Assumed health care cost trend rates:

	As of December 31,
	2005	2004
Health care cost increases assumed for next year	9.3%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2012	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

	One-percentage-point Increase	One-percentage-point Decrease
Effect on total of service and interest cost	$2	$(2)
Effect on postretirement benefit obligation	37	(32)

Plan assets totaled $42 million and $43 million as of December 31, 2005 and 2004. We target a 60% allocation to equities and a 40% allocation to debt. The plans hold no Sprint Nextel securities.

We plan to contribute to the postretirement benefit plan an amount equal to the value of benefits and premiums paid.

The expected benefit payments, which reflect expected future service, as appropriate are as follows (in millions):

2006	$66
2007	63
2008	63
2009	64
2010	65
2011 – 2015	323

Note 19. Communication Towers Lease Transaction

In May 2005, we closed a transaction with Global Signal, Inc. under which Global Signal acquired exclusive rights to lease or operate approximately 6,560 communications towers owned by us for a negotiated lease term, which is the greater of the remaining terms of the underlying ground leases, approximately 17 years at present, or up to 32 years, assuming successful renegotiation of the underlying ground leases at the end of their current lease terms.

We have subleased space on approximately 6,350 of the towers from Global Signal. This sublease arrangement is accounted for as an operating lease. See note 15 for additional information. We will maintain ownership of the towers, and we will continue to reflect the towers on our accompanying consolidated balance sheet.

At closing, we received proceeds of approximately $1.2 billion, which we recorded in other liabilities on our accompanying consolidated balance sheet. The deferred rental income is being recognized as a reduction of lease expense related to our subleasing arrangement on a straight-line basis over the remaining terms of the underlying ground leases.

Note 20. Segment Footnote

We are divided into two main lines of business: Wireless and Long Distance.

We generally manage our segments to the operating income (loss) level of reporting. Items below operating income (loss) are managed at a corporate level. The reconciliation from operating income to net income is shown on the face of the accompanying consolidated statements of operations.

We generally account for transactions between segments based on fully distributed costs, which we believe approximate fair value. In certain transactions, pricing is set using market rates.

Segment financial information was as follows:

	Wireless	Long Distance	Corporate and Eliminations(1)	Consolidated
2005
Net operating revenues	$22,328	$6,834	$(373)	$28,789
Inter-company revenues	6	641	(647)	—
Restructuring and asset impairments(2)	20	15	8	43
Depreciation	3,364	498	2	3,864
Amortization	1,335	1	—	1,336
Operating expenses	20,188	6,341	119 (3)	26,648
Operating income	2,140	493	(492)	2,141
Operating margin	9.6%	7.2%	NM	7.4%
Capital expenditures	3,545	384	1,128	5,057
Total assets	67,090	3,437	32,053 (4)	102,580

2004
Net operating revenues	$14,647	$7,327	$(327)	$21,647
Inter-company revenues	8	600	(608)	—
Restructuring and asset impairments(2)	30	3,661	—	3,691
Depreciation	2,571	1,080	—	3,651
Amortization	6	1	—	7
Operating expenses	13,137	10,945	(436)	23,646
Operating income (loss)	1,510	(3,618)	109	(1,999)
Operating margin	10.3%	NM	NM	NM
Capital expenditures	2,559	282	1,139	3,980
Total assets	21,417	3,695	16,209 (4)	41,321

2003
Net operating revenues	$12,690	$8,005	$(281)	$20,414
Inter-company revenues	—	606	(606)	—
Restructuring and asset impairments(2)	362	1,564	—	1,926
Depreciation	2,468	1,441	—	3,909
Amortization	—	1	—	1
Operating expenses	12,093	9,482	(432)	21,143
Operating income (loss)	597	(1,477)	151	(729)
Operating margin	4.7%	NM	NM	NM
Capital expenditures	2,123	339	1,335	3,797
Total assets	21,671	8,232	12,771 (4)	42,674

NM = Not meaningful

(1)	Revenues eliminated in consolidation consist primarily of Long Distance services provided to Wireless for resale to Wireless customers, handset purchases from Wireless and access to the Wireless network.

Included in the corporate results are the historical net revenues and related operating costs of certain consumer long distance customers transferred to Embarq in connection with the spin-off. These operating results were previously reported in our Local segment and reflect activity through the date of the spin-off. These operating results have not been reflected as discontinued operations due to our continuing involvement with these consumer long distance customers under a wholesale long distance agreement with Embarq. This agreement became effective as of the date of the spin-off.

Corporate assets are not allocated to the operating segments, and consist primarily of cash and cash equivalents, the operational headquarters campus, other assets managed at a corporate level and the assets of the discontinued operations related to Embarq. Corporate capital expenditures were incurred mainly for various administrative assets and improvements at our operational headquarters campus. Operating expenses related to corporate assets are allocated to each segment.

(2)	See note 8 for additional information.

(3)	Operating expenses include $580 million of merger and integration costs primarily associated with the Nextel merger and PCS Affiliate acquisitions and have been reflected as unallocated corporate selling, general and administrative expense.

(4)	Includes assets of discontinued operations related to Embarq.

In 2005, 2004 and 2003, more than 95% of our revenues were from services and equipment provided within the United States.

More than 99% of our property, plant, and equipment are in the United States.

Net operating revenues by services and products were as follows:

	Wireless	Long Distance	Corporate and Eliminations(1)	Consolidated
	(in millions)
2005
Wireless services	$19,289	$—	$(6)	$19,283
Wireless equipment	2,147	—	—	2,147
Voice	—	4,213	(262)	3,951
Data	—	1,632	(42)	1,590
Internet	—	736	(3)	733
Other	892	253	(60)	1,085

Total net operating revenues	$22,328	$6,834	$(373)	$28,789

2004
Wireless services	$12,529	$—	$(8)	$12,521
Wireless equipment	1,510	—	—	1,510
Voice	—	4,560	(211)	4,349
Data	—	1,722	(42)	1,680
Internet	—	793	(4)	789
Other	608	252	(62)	798

Total net operating revenues	$14,647	$7,327	$(327)	$21,647

2003
Wireless services	$11,217	$—	$—	$11,217
Wireless equipment	1,143	—	—	1,143
Voice	—	4,999	(156)	4,843
Data	—	1,853	(42)	1,811
Internet	—	973	(24)	949
Other	330	180	(59)	451

Total net operating revenues	$12,690	$8,005	$(281)	$20,414

(1)	Revenues eliminated in consolidation consist primarily of Long Distance services provided to Wireless for resale to Wireless customers, handset purchases from Wireless and access to the Wireless network.

Note 21. Recently Issued Accounting Pronouncements

SFAS No. 123R

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. This statement requires an entity to recognize the cost of employee services received in share-based payment transactions, through the use of fair-value-based methods of recognizing cost. This statement is effective for us as of January 1, 2006.

We voluntarily adopted fair value accounting for share-based payments effective January 1, 2003, under SFAS No. 123 as amended by SFAS No. 148, using the prospective method. Upon adoption, we began expensing the fair value of stock-based compensation for all grants, modifications or settlements made on or after January 1, 2003. In connection with the tracking stock recombination, as required by SFAS No. 123, we accounted for the conversion of PCS stock options to FON stock options as a modification and accordingly applied stock option expensing to FON stock options resulting from the conversion of PCS stock options granted before January 1, 2003. Further, in connection with the Nextel merger, we accounted for the conversion of Nextel stock options to Sprint Nextel stock options as a modification and accordingly applied stock option expensing to the unvested stock options beginning on the merger date.

The revised standard will require us to begin to recognize compensation cost for unvested common stock options granted to our employees before January 1, 2003, which are outstanding as of January 1, 2006. This requirement to recognize expense on these unvested grants is expected to be immaterial to us.

SFAS No. 151

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This statement requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the definition of abnormal provided in ARB No. 43, Chapter 4, Inventory Pricing. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this standard to have a material impact on our financial statements.

Note 22. Quarterly Financial Data (Unaudited)

	Quarter
	1st	2nd	3rd	4th
	(in millions, except per share data)
2005
Net operating revenues	$5,495	$5,677	$7,825	$9,792
Operating income	610	746	488	297
Income from continuing operations	219	334	263	5
Net income	472	600	516	197
Basic earnings per common share from continuing operations	0.15	0.22	0.12	—
Diluted earnings per common share from continuing operations	0.15	0.22	0.12	—

	Quarter
	1st	2nd	3rd	4th
	(in millions, except per share data)
2004
Net operating revenues	$5,277	$5,407	$5,487	$5,476
Operating income (loss)	304	287	(3,111)	521
Income (loss) from continuing operations	(19)	(24)	(2,146)	183
Net income (loss)	225	236	(1,910)	437
Basic earnings (loss) per common share from continuing operations (1)	(0.01)	(0.02)	(1.48)	0.12
Diluted earnings (loss) per common share from continuing operations (1)(2)	(0.01)	(0.02)	(1.48)	0.12

(1)	On April 23, 2004, we recombined our two tracking stocks. Each share of PCS common stock automatically converted into 0.5 shares of FON common stock. All per share amounts had been restated to reflect the recombination of the FON common stock and the PCS common stock as of the earliest period presented at an identical conversion ratio (0.5). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employee stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.
(2)	As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, both basic earnings per common share and diluted earnings per common share reflect the same calculation for the first, second and third quarters 2004.

Note 23. Restatements of Previously Issued Financial Statements

In November 2004, we restated previously issued financial statements to correct an error related to the calculation of interest capitalized during construction. The financial statements were also restated to apply an adjustment previously recorded and disclosed in the 2003 fourth quarter related to the liability for medical coverage for participants in our long-term disability plan to the appropriate pre-2003 periods.

Note 24. Subsequent Event

In February 2006, our board of directors declared dividends of 2.5 cents on our common stock to shareholders of record at the close of business on March 10, 2006. The dividends are payable March 31, 2006.

Note 25. Discontinued Operations – Spin-off of Local Communications Business

On May 1, 2006, we entered into a separation and distribution agreement with Embarq, which at the time was a wholly-owned subsidiary of ours, and, on May 17, 2006, we completed the spin-off of Embarq. Embarq offers regulated local communications services as an incumbent local exchange carrier. Embarq provides a suite of communications services, consisting of local and long distance voice and data services, including high-speed Internet access.

In the spin-off, we distributed pro rata to our shareholders one share of Embarq common stock for every 20 shares of our voting and non-voting common stock, or about 149 million shares of Embarq common stock. Cash was paid for fractional shares. The distribution of Embarq common stock is considered a tax free transaction for us and for our shareholders, except cash payments made in lieu of fractional shares which are generally taxable.

At the time of the spin-off, all outstanding options to purchase our common stock held by employees of Embarq were cancelled and replaced with options to purchase Embarq common stock. Outstanding options to purchase our common stock held by our directors and employees who remained with us were adjusted by multiplying the number of shares subject to the options by 1.0955 and dividing the exercise price by the same number in order to account for the impact of the spin-off on the value of our shares at the time the spin-off was completed.

Generally, restricted stock units awarded pursuant to our equity incentive plans and held by our employees at the time of the spin-off (including those held by those of our employees who became employees of Embarq) were treated in a manner similar to the treatment of outstanding shares of our common stock in the spin-off. Holders of these restricted stock units received one Embarq restricted stock unit for every twenty restricted stock units held. Outstanding deferred shares granted under the Nextel Incentive Equity Plan, which represent the right to receive shares of our common stock, were adjusted by multiplying the number of deferred shares by 1.0955. Cash was paid to the holders of deferred shares in lieu of fractional shares.

In connection with the spin-off, Embarq transferred to our parent company $2.1 billion in cash and about $4.5 billion of Embarq senior notes in partial consideration for, and as a condition to, our transfer to Embarq of the local communications business. Embarq also retained about $665 million in debt obligations of its subsidiaries. The cash and senior notes were transferred by our parent company to our finance subsidiary, Sprint Capital Corporation, in satisfaction of indebtedness owed by our parent company to Sprint Capital. On May 19, 2006, Sprint Capital sold the Embarq senior notes to the public, receiving about $4.4 billion in net proceeds.

The separation and distribution agreement and related agreements with Embarq provide that generally each party will be responsible for its respective assets, liabilities and businesses following the spin-off and that we and Embarq will provide each other with certain transition services relating to our respective businesses for specified periods at cost-based prices. We also entered into agreements pursuant to which we and Embarq will provide each other with specified services at commercial rates. Further, the agreements provide for a settlement process surrounding the transfer of certain assets and liabilities. It is possible that adjustments will occur in future periods as these matters are settled.

The results of operations of the local communications business were as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Net operating revenue	6,253	6,140	6,161
Income before income taxes	1,615	1,641	1,645
Income tax expense	635	647	631
Income from discontinued operations	980	994	1,014

The discontinued operations’ assets and liabilities reported as of December 31, 2005 and 2004 were as follows:

	December 31, 2005	December 31, 2004

	(in millions)
Current assets	$916	$891

Investments	6	5
Property, plant and equipment, net	7,804	7,966
Intangible assets, net	27	27
Other assets	20	26

Total non-current assets	7,857	8,024

Current liabilities	822	929

Long-term debt and capital lease obligations	663	665
Deferred income taxes	1,282	1,263
Postretirement and other benefit obligations	—	—
Other liabilities	68	39

Total non-current liabilities	2,013	1,967

SPRINT NEXTEL CORPORATION

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2005, 2004, and 2003

	Balance Beginning of Year	Additions (Deductions)			Other Deductions		Balance End of Year
		Charged to Income (Loss)	Charged to Other Accounts
	(in millions)
2005
Allowance for doubtful accounts	$230	$388	$160	(1)	$(519	)(2)	$259

Valuation allowance - deferred income tax assets	$669	$15	$386	(3)	$—		$1,070

2004
Allowance for doubtful accounts	$217	$318	$124	(1)	$(429	)(2)	$230

Valuation allowance - deferred income tax assets	$620	$49	$—		$—		$669

2003
Allowance for doubtful accounts	$307	$385	$137	(1)	$(612	)(2)	$217

Valuation allowance - deferred income tax assets	$573	$47	$—		$—		$620

The schedule above only reflects continuing operations.

(1)	Amounts charged to other accounts consist of receivable reserves for billing and collection services we provide for certain PCS Affiliates. Uncollectible accounts are recovered from affiliates. In 2005, the amount includes the allowance recorded in the merger of Nextel and the PCS Affiliate acquisitions.
(2)	Accounts written off, net of recoveries.
(3)	Amount represents increases in valuation allowance for deferred income tax assets related primarily to the purchase price allocations for the Nextel merger and PCS Affiliate acquisitions.